Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Essentialis, Inc.,

Capnia, Inc.,

Company E Merger Sub, Inc.

and

Neil Cowen, solely in

his capacity as the Stockholders Representative

December 22, 2016

(continued)

-ii-

(continued)

-iii-

(continued)

INDEX OF EXHIBITS

Exhibit A	Form of Company Stockholder Written Consent

Exhibit B	Form of Joinder Agreement

Exhibit C	Form of Employment Agreement

Exhibit D	Form of Parent Voting Agreement

Exhibit E	Form of Certificate of Merger

Exhibit F	Form of Letter of Transmittal

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 22, 2016, is made by and among Essentialis, Inc., a Delaware corporation (the “Company”), Capnia, Inc., a Delaware corporation (“Parent”), Company E Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Neil Cowen (the “Stockholders Representative”), solely in his capacity as the representative for the Company Stockholders and only for the purposes expressly provided herein. Parent, Merger Sub and the Company, and, solely in his capacity as and solely to the extent applicable, the Stockholders Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, the Company Board, acting upon the recommendation of the Company Special Committee, (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; (b) has determined that the Merger is fair, advisable and in the best interests of the Company and its stockholders; and (c) has determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, the Parent Special Committee (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; (b) has determined advisable that the Merger is fair, advisable and in the best interests of Parent and its stockholders; and (c) has determined to recommend to its stockholders the approval of the Parent Voting Proposal.

WHEREAS, the Merger Sub Board (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; (b) has determined advisable that the Merger is fair, advisable and in the best interests of Merger Sub and its stockholder; and (c) has determined to recommend to its stockholder the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Company Stockholders constituting the requisite Company Stockholder Approval have executed and delivered (a) stockholder written consents, in the form attached hereto as Exhibit A (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”) and (b) joinder agreements in the form attached hereto as Exhibit B (the “Joinder Agreements”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Key Employee shall have entered into and delivered an employment agreement in the form attached hereto as Exhibit C (the “Employment Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain Parent stockholders shall have executed and delivered voting agreements in the form attached hereto as Exhibit D (the “Parent Voting Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01    The Merger.

(a)    Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

(b)    At the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit E hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

(c)    From and after the Effective Time, the Surviving Corporation shall succeed to all the property, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

1.02    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304 at 10:00 a.m. local time on the first (1st) Business Day following the full satisfaction or due waiver of all of the closing conditions set forth in Article VI hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreeable to Parent, the Company and the Stockholders Representative. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

1.03    Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and the DGCL, subject to Section 5.01; provided, however, that at the Effective Time, ARTICLE I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Essentialis, Inc.” and (b) the bylaws of the Surviving Corporation shall be amended and restated in its entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and the DGCL.

1.04    Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub at the

Effective Time shall be the officers of the Surviving Corporation, each such initial directors and initial officers to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation as in effect from and after the Effective Time.

1.05    Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing:

(a)    Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be cancelled and extinguished and automatically converted into a right to receive the Per Share Series B Consideration. The term “Per Share Series B Preferred Consideration” means, collectively, the following consideration:

(i)     a fraction, calculated to seven decimals, of a number of Merger Shares equal to (A) (1) the aggregate number of Closing Merger Shares, less (2) the aggregate number of (A) Carve-Out Plan Closing Merger Shares and (B) Service Provider Closing Merger Shares, divided by (B) the number of shares of Company Series B Preferred Stock that are issued and outstanding on a fully converted basis as of immediately prior to the Effective Time;

(ii)    a fraction, calculated to seven decimals, of a number of Merger Shares equal to (A) (1) the aggregate number of Holdback Shares, less (2) the aggregate number of (A) Carve-Out Plan Holdback Shares and (B) Service Provider Holdback Shares, in each case, if, as, and when released and issued by Parent pursuant to Section 7.07 below, divided by (B) the number of shares of Company Series B Preferred Stock that are issued and outstanding on a fully converted basis as of immediately prior to the Effective Time;

(iii)    a fraction, calculated to seven decimals, of a number of Merger Shares equal to (A) (1) the aggregate number of Milestone Shares, less (2) the aggregate number of (A) Carve-Out Plan Milestone Shares and (B) Service Provider Milestone Shares, in each case, if, as and when released and issued by Parent pursuant to Section 1.10 below, divided by (B) the number of shares of Company Series B Preferred Stock that are issued and outstanding on a fully converted basis as of immediately prior to the Effective Time; and

(iv)    an amount, rounded to the nearest whole cent, in cash equal to (A) (1) the Commercial Milestone Cash Payments, less (2) the aggregate amount of (x) Carve-Out Plan Commercial Milestone Cash Consideration and (y) Service Provider Commercial Milestone Cash Consideration applicable to such Commercial Milestone Cash Payment, in each case, if, as and when paid by Parent pursuant to Section 1.10 below, divided by (B) the number of shares of Company Series B Preferred Stock that are issued and outstanding on a fully converted basis as of immediately prior to the Effective Time.

(b)    Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be cancelled and extinguished for no consideration.

(c)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be cancelled and extinguished for no consideration.

(d)    Each share of Company Common Stock and each share of Company Preferred Stock, if any, held immediately prior to the Effective Time by Parent, Merger Sub or the Company (including shares held in treasury) shall be canceled and extinguished and no payment shall be made with respect thereto (collectively, the “Cancelled Shares”).

(e)    Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(f)    Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock will be issued, and no certificates for any such fractional shares shall be issued hereunder. In lieu thereof, each Company Stockholder (or Other Consideration Recipient) which would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Parent Stock Value.

(g)    Notwithstanding anything contained herein to the contrary, any Company Stockholder (or Other Consideration Recipient) that is unable to deliver an Investor Questionnaire with its Letter of Transmittal (as defined below) certifying such Company Stockholder’s (or Other Consideration Recipient’s) status as an Accredited Investor may receive, at Parent’s election, its portion of the Merger Consideration otherwise payable hereunder in shares of Parent Common Stock in cash (with the cash payment equal to (i) the number of shares of Parent Common Stock that such Company Stockholder (or Other Consideration Recipient) is otherwise entitled to receive hereunder, multiplied by (ii) the Parent Stock Value).

1.06    Treatment of Company Options and Company Warrants.

(a)    No outstanding Company Options shall be assumed by Parent. Any outstanding Company Options that are not exercised prior to the Effective Time shall terminate as of the Effective Time without the receipt of any consideration and the Company shall take all actions necessary to effect the foregoing.

(b)    No outstanding Company Warrants shall be assumed by Parent, and the Company shall cause each such Company Warrant to be either (i) exercised by the holder of such Company Warrant in full or (ii) to the extent not exercised in full, terminated, cancelled or automatically converted into shares of Company Common Stock or Company Preferred Stock as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof.

1.07    Holdback Shares. Notwithstanding anything contained herein to the contrary, the number of Closing Merger Shares issuable hereunder shall be reduced by the Holdback Shares, which shall serve as partial security for the indemnification obligations of the Company Stockholders hereunder and shall be issued, if at all, in accordance with the terms of Section 7.09.

1.08    Surrender of Certificates.

(a)    American Stock Transfer & Trust Company, LLC shall act as exchange agent (the “Exchange Agent”) for the Merger. Parent shall be responsible for all fees and expenses of the Exchange Agent.

(b)    On the Closing Date, Parent shall deliver a number of shares of Parent Common Stock equal to the Closing Merger Shares to the Exchange Agent for exchange and issuance in accordance with this Article I shares (which shall be in non-certificated book-entry form), in accordance with the provisions of an exchange agent agreement to be executed at the Effective Time in form reasonably acceptable to the Stockholders Representative. Parent shall cause the Exchange Agent to issue such shares of Parent Common Stock to the Company Stockholders in accordance with the terms of this Article I.

(c)    At the Effective Time, (i) all shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, (ii) no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of the Company Stock (a “Certificate”) shall have any rights as a stockholder of the Company and (iii) each Certificate (x) representing any outstanding shares of Company Stock shall thereafter represent only the right to receive the Merger Consideration issuable and/or payable in respect of such shares as set forth in this Agreement and (y) representing any Dissenting Shares shall thereafter represent only the right to receive the payments described in Section 1.11.

(d)    Promptly after the Effective Time (and in any event within four (4) Business Days after the Closing Date), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate immediately prior to the Effective Time (i) a letter of transmittal in the form of Exhibit F attached hereto (the “Letter of Transmittal”) specifying that delivery shall be deemed to have occurred, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in form and substance satisfactory to Parent, the “Affidavit of Lost Certificate”)) to the Exchange Agent, (ii) an Investor Questionnaire (to the extent a completed and executed Investor Questionnaire has not been received by the Company prior to the Closing), and (iii) instructions for use in effecting the surrender of the Certificates (or Affidavit of Lost Certificate in lieu thereof) in exchange for issuance and payment of the Merger Consideration to which such holder may be entitled pursuant to Section 1.05 hereof.

(e)    Upon surrender of a Certificate (or Affidavit of Lost Certificate) for cancellation to the Exchange Agent, together with such Letter of Transmittal and Investor Questionnaire, each duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an issuance and/or payment of the applicable amount of Merger Consideration provided in Section 1.05 with respect to such Certificate and the Certificate so surrendered shall forthwith be cancelled; provided, however, that in any instance where an Investor Questionnaire of a holder of a Certificate reflects that such holder is not an Accredited Investor, such holder shall not be entitled to any Merger Shares, unless otherwise determined by Parent.

(f)    Parent shall, as promptly as practicable after receipt of each properly surrendered Certificate (or Affidavit of Lost Certificate), together with such Letter of Transmittal and Investor Questionnaire, each duly executed and completed in accordance with the instructions thereto, cause the Exchange Agent to issue to such Company Stockholder the Closing Merger Shares to which such Company Stockholder is entitled pursuant to the Consideration Spreadsheet. In addition, for each such Company Stockholder that properly surrendered such Certificate, at the time and in the manner set forth in this

Agreement, Parent shall cause the Exchange Agent to (i) issue to such Company Stockholder any Holdback Shares representing that portion of the Holdback Shares to which such Company Stockholder is entitled pursuant to this Agreement, (ii) issue to such Company Stockholder any Milestone Shares representing that portion of the Milestone Shares to which such Company Stockholder is entitled pursuant to this Agreement, and (iii) pay the applicable amount of the Commercial Milestone Cash Payment provided in this Agreement to such holder, in cash, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate.

(g)    If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent, it shall be cancelled and exchanged as provided in this Section 1.08. No interest shall be paid or accrued after the Effective Time on any amount payable upon due surrender of the Certificates. If payment or issuance of any Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment or issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such Tax was paid or is not applicable.

(h)    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. After the Effective Time, no transfer of Company Stock shall thereafter be made on the stock transfer books of the Surviving Corporation or otherwise. From and after the Effective Time, the holders of Certificates representing such shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable Laws. If, after the Effective Time, Certificates are presented to the Exchange Agent, Parent or the Surviving Corporation, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration.

(i)    Any portion of the funds received by the Exchange Agent (including the proceeds of any investments thereof) which remains unclaimed by the Company Stockholders for one (1) year after the date of payment to the Exchange Agent shall be delivered to the Surviving Corporation. Any Company Stockholder that has not theretofore surrendered any Certificate and submitted a Letter of Transmittal and Investor Questionnaire and, as applicable, in accordance with the requirements set forth therein and in this Article I, or otherwise received any portion of the Merger Consideration due and payable to such Company Stockholder pursuant to this Agreement, shall thereafter look only to Parent and the Surviving Corporation for issuance and/or payment of the applicable portion of the Merger Consideration upon due surrender of any applicable Certificate (or Affidavit of Lost Certificate).

1.09    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the receipt of an Affidavit of Lost Certificate by Parent and the Exchange Agent from such record holder, together with the Letter of Transmittal and Investor Questionnaire for such record holder in accordance with Section 1.08, Parent shall cause the Exchange Agent to pay to the record holder of such Certificate the applicable issuance and/or payment of the applicable amounts of the Merger Consideration provided in Section 1.05 to be paid in respect of the shares of Company Stock represented thereby.

1.10    Milestone Consideration.

(a)    Definitions. The following defined terms used in this Section 1.10 shall have the following meanings:

(i)    “Commercially Reasonable Efforts” means the expenditure of efforts and resources, consistent with the exercise of reasonable business judgment and comparable with that of the internal programs of Parent and its Affiliates (taken as a whole) for biopharmaceutical products at a similar stage of development or product life and with similar commercial and market potential taking into account all relevant circumstances at the time and taking into account: efficacy, safety, and stage of development or product life; the expected and actual competitiveness of alternative products sold by third parties in the marketplace; the expected and actual Product profile (including expected and actual labeling); the expected and actual Patent and other proprietary position of the Product; the nature and extent of market exclusivity, including regulatory or data exclusivity; the expected and actual reimbursability and pricing; the likelihood and cost of obtaining marketing approval of the Product given the regulatory structure involved; and the expected and actual profitability of the Product; and other relevant technical, scientific, medical and commercial conditions then prevailing.

(ii)    “Cumulative Net Sales” means the cumulative Net Sales of Products sold by Parent, its Affiliates and/or its Product Transferees.

(iii)    “Compound” means that certain compound referred to internally at the Company as of the date hereof as diazoxide choline, the structure of which is referenced in Section 1.10 of the Company Disclosure Schedules and the composition of which is covered by a Valid Claim of an issued patent or patent application listed in Section 2.10 of the Company Disclosure Schedules, as such patent or patent application exists on the date hereof or thereafter.

(iv)    “Efforts Period” means the period from the Closing Date until the earlier to occur of (A) the achievement of all Milestones or (B) the Milestone Expiration Date.

(v)    “Field” means the treatment of Prader-Willi syndrome.

(vi)    “Initiated” or “Initiation” means the administration of the first dose to the first patient in a particular clinical trial that is permitted by the FDA or other applicable Regulatory Authority.

(vii)    “Milestone Expiration Date” means December 31, 2030.

(viii)    “Net Sales” means the gross amounts received from the sale of Products by Parent, its Affiliates and/or Product Transferees, less deductions for the following items incurred, allowed, paid or accrued, as determined in accordance with GAAP, applied on a consistent basis by Parent or its Affiliate or Product Transferee, as the case may be: (A) credits or allowances, if any, on account of price adjustments, billing errors, recalls, rejection, damaged, defective or short-dated goods, or return of items previously sold; (B) import taxes, export taxes, excises, sales taxes, value added taxes, consumption taxes, duties or other taxes or governmental charges imposed upon and paid with respect to sales of Products (excluding income taxes); (C) freight, insurance, packing costs and other transportation costs incurred in shipping such Product; (D) customary, trade, quantity, cash and ordinary course discounts; (E) chargeback payments, fees, rebates, credits and discounts mandated by or granted to (i) managed healthcare organizations, (ii) federal, state or provincial or local governments or other agencies, (iii) purchasers or reimbursers or (iv) trade customers, including wholesalers, buying groups, pharmacy benefit managers or other institutions; and (F) any other substantially similar allowances which effectively reduce the selling price which would be permitted by GAAP to be accounted for in the calculation of net sales prevailing at the time and as customary in the bio-pharmaceutical industry at the time. Net Sales shall not include sales, transfers or dispositions of Products for use in research and/or development, in clinical trials, in compassionate use or expanded access programs or for named patient use, as donations to non-profit institutions or government agencies, as promotional fee samples or the like. Net Sales shall not include sales, transfers or dispositions of Product between or among Parent, its Affiliates and/or Product Transferees, nor between a Product Transferee, its Affiliates and any subsequent Product Transferee.

(ix)    “Phase II/III Clinical Trial” means a human clinical trial that (i) (A) is designed to provide a preliminary determination of efficacy of the Product in a target patient population or (B) is designed to establish appropriate dosage ranges for use in Phase III trials of the Product, and (ii) may constitute a pivotal trial of the Product based on discussions with the FDA by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and prior to the Initiation of such clinical trial.

(x)     “Product” means any pharmaceutical product containing the Compound as an active pharmaceutical ingredient and that is formulated for oral dosage.

(xi)    “Product Transferee” means any successor of Parent or any of its Affiliates, and/or any other Person who obtains from Parent or an Affiliate of Parent, any rights to develop and/or commercialize the Product in a particular field or territory, whether by assignment, license, sublicense or any other grant or transfer of rights.

(xii)    “Valid Claim” shall mean a claim of an issued patent or pending patent application which: (A) has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can or has been taken; and (B) which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise. Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of a patent within five (5) years after the filing date from which such claim takes priority, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to paragraphs (A) and (B) above).

(b)    Milestone Consideration. Parent shall issue (or pay or cause to be paid, as applicable) to the Company Stockholders, in accordance with and subject to the terms of this Section 1.10, the following Milestone Shares or payments upon the achievement of the following milestone events by Parent, or any of its Affiliates or Product Transferees, as applicable (each, a “Milestone”):

(i)    Development Milestone.    Parent shall issue (or cause to be issued) the Milestone Shares upon the Initiation of the first Phase II/III Clinical Trial for use of the Product in the Field (the “Development Milestone”) so long as the Development Milestone has been achieved on or prior to December 31, 2020 (and to the extent that the Development Milestone has not been achieved by such date, Parent’s obligation to issue the Milestone Shares and all other obligations of Parent with respect to the Development Milestone, including its obligation under Section 1.10(d)(i) with respect to achieving the Development Milestone shall terminate).

(ii)    Commercial Milestones. Parent shall pay (or cause to be paid) the following cash payments (each, a “Commercial Milestone Cash Payment” and collectively the “Commercial Milestone Cash Payments”) upon the achievement of the following Milestones (each, a “Commercial Milestone” and collectively, the “Commercial Milestones”):

(1)    a payment of Ten Million US Dollars ($10,000,000) following the end of the first calendar quarter in which the Cumulative Net Sales of the Product first equal or exceed One Hundred Million US Dollars ($100,000,000); and

(2)    a payment of Twenty Million US Dollars ($20,000,000) following the end of the first calendar quarter in which the Cumulative Net Sales of the Product first equal or exceed Two Hundred Million US Dollars ($200,000,000).

For the avoidance of doubt, each Milestone may be achieved only once and any Milestone Consideration may be issued or paid, as applicable, only one time, if at all.

(c)    Payment of Milestone Consideration.

(i)    Notice of Achievement. Parent shall notify the Stockholders Representative in writing of the achievement of each Milestone Event by Parent, its Affiliate, or a Product Transferee as follows: (A) within twenty (20) Business Days after the date of achievement of the Development Milestone; and (B) within thirty (30) Business Days after the end of the calendar quarter in which a Commercial Milestone is first achieved (any such notice, a “Milestone Notice”).

(ii)    Delivery of Milestone Consideration. Subject to the provisions of this Section 1.10(c), on or prior to the fifteenth (15th) Business Day following the delivery by Parent of the Milestone Notice related to the achievement of any Milestone, Parent shall issue or pay, or cause to be issued or paid, to each of the Company Stockholders that portion of the applicable Milestone Consideration for such Milestone allocated to such Company Stockholder pursuant to Section 1.05. Parent and the Surviving Corporation shall be entitled to rely entirely upon the Consideration Spreadsheet with respect to the allocation of the Milestone Consideration to the Company Stockholders and neither the Stockholders Representative nor any Company Stockholder shall be entitled to make any claim in respect of the allocation of such Milestone Consideration made by Parent to or for the benefit of any Company Stockholder to the extent that such Milestone Consideration is made in a manner consistent with the Consideration Spreadsheet.

(iii)    Set-off Rights. Parent shall hold the set-off rights with respect to the Milestone Consideration pursuant to the terms of Section 7.08 below.

(d)    Parent Obligations.

(i)    Commercially Reasonable Efforts. During the Efforts Period, Parent shall, directly or through its Affiliates, and Product Transferees, use Commercially Reasonable Efforts to achieve the Milestones. Notwithstanding the foregoing, for the avoidance of doubt: (A) activities performed by or on behalf of Parent’s Affiliates, and/or any Product Transferees and/or other contractors engaged by Parent or any of its Affiliates or by any Product Transferee, shall be deemed to be activities performed by Parent for the purposes of assessing Parent’s fulfillment of its obligations under the preceding sentence to use Commercially Reasonable Efforts; (B) the obligations to use Commercially Reasonable Efforts set forth in this Section 1.10(d)(i) shall not be deemed a representation, warranty, or guarantee that the Development Milestone will be achieved; (C) Parent and the Surviving Corporation shall have sole discretion over all matters relating to the Compound and Product after the Effective Time, including, but not limited to, any research, development, manufacturing, commercialization, clinical trial design, site selection, regulatory, quality standards, legal, intellectual property rights, marketing, licensing, sales and other transfers decisions relating to the Compound and Product; and (D) neither Parent nor the Surviving Corporation owes any fiduciary duty or express or implied duty to any Company Stockholder, and Parent hereby disclaims (on behalf of itself and its Affiliates and Product Transferees), and the Stockholders Representative (on behalf of the Company Stockholders) hereby irrevocably waives, any obligations with respect to development, seeking marketing approval for, or commercialization of, the Compound and/or Product, or the achievement of any of the Milestones, whether arising under applicable Law or otherwise, except for the obligation to use Commercially Reasonable Efforts set forth in this Section 1.10(d)(i) above.

(ii)    Safe Harbor. Notwithstanding anything to the contrary in this Agreement, and subject to expiration of the Efforts Period, Parent shall be deemed to have satisfied all of its obligations under Section 1.10(d)(i) and Parent (and its Affiliates and Product Transferees) shall be released from all such obligations under Section 1.10(d)(i), if Parent (directly and/or through its Affiliates and/or Product Transferees) shall have expended a minimum of Twenty Million Dollars ($20,000,000), in the aggregate (the “Aggregate Expense Safe Harbor Amount”) from and after the Closing and prior to December 31, 2022, to support (x) the development (including manufacturing and/or process development) of the Compound and Product, (y) obtaining marketing approval of the Product (including the pursuit thereof and all clinical trials conducted in pursuit of such approval) and/or (z) commercialization of the Product (collectively, (x), (y) and (z) shall be referred to as the “Safe Harbor Business Purposes”); provided, however, that for the avoidance of doubt, (A) any such amounts expended (as further described in sub-clause (B) below) by Parent’s Affiliates and/or by any Product Transferee in support of the Safe Harbor Business Purposes shall be included in the calculation of expenditures for the purposes of determining whether the Aggregate Expense Safe Harbor Amount has been achieved, and (B) the expenses of Parent (and/or its Affiliates and/or Product Transferees) that shall count towards the Aggregate Expense Safe Harbor Amount shall only be (1) the direct expenses, including labor and materials and other out-of-pocket costs, associated with the Safe Harbor Business Purposes on or after the Closing Date and (2) allocable overhead costs associated with the Safe Harbor Business Purposes on or after the Closing Date, which are allocated in accordance with GAAP (or other generally accepted accounting principles used by Parent or its Affiliate or Product Transferee, as the case may be) applied in a manner consistent with Parent’s (or, if applicable, its Affiliate’s or a Product Transferee’s) internal accounting and reporting treatment and which allocable overhead costs refer to expenses, other than direct expenses, which are incurred and generally allocated to departments on the basis of square footage, fixed assets utilized or headcount. For the avoidance of doubt, the Aggregate Expense Safe Harbor Amount shall not include any Milestone Consideration or other payments made to the Company Stockholders pursuant to this Agreement. The provisions of this Section 1.10(d)(ii) are intended to represent one means by which Parent may demonstrate satisfaction of the obligation to use Commercially Reasonable Efforts under Section 1.10(d)(i) above, but are not intended to be the exclusive means of demonstrating such compliance, and such provisions are not intended to establish a “minimum” standard of performance, or otherwise require such efforts or expenditure.

(iii)    Milestone Reports. From and after the Closing Date, for each twelve (12) month period until the achievement of the Development Milestone, Parent shall provide the Stockholders Representative with a report (each, a “Development Milestone Report”), within forty-five (45) days of the end of each such twelve (12) month period, summarizing Parent’s (and/or if applicable, its Affiliates’ and/or Product Transferees’) progress towards the achievement of the Development Milestone.    From and after the Closing Date, commencing in the fiscal year of Parent in which the first Net Sales has been generated, for each fiscal year period thereafter until the achievement of both Commercial Milestones, Parent shall provide the Stockholders Representative with a report (each, a “Commercial Milestone Report” and together with Development Milestone Reports, collectively, “Milestone Reports” and each, a “Milestone Report”), within ninety (90) days of the end of each such fiscal year period, setting forth in reasonable detail the calculation of Cumulative Net Sales for such applicable fiscal year period. From and after the Closing Date, at least once in each successive twelve (12) month period following the Closing Date until the achievement of the Development Milestone, at the Stockholders Representative’s written request, Parent shall make available appropriate representatives in person or by phone for a meeting in respect of the Development Milestone Report with representatives of the Stockholders Representative. From and after the Closing Date, commencing in the fiscal year of Parent in which the first Net Sales has been generated, for each fiscal year period thereafter until the achievement of both Commercial Milestones, at least once in each successive fiscal year period, at the Stockholders Representative’s written request, Parent shall make available appropriate representatives in person or by phone for a meeting in respect of the Commercial Milestone Report with representatives of the Stockholders Representative. In connection with the foregoing, upon the request of Parent, the Stockholders Representative agrees to, and agrees to cause its representatives to, enter into a confidentiality agreement with Parent in a form reasonably acceptable to Parent with respect to any information delivered to it under this Section 1.10(d)(iii).

(e)    Disposal Restrictions. During the Efforts Period, neither Parent nor its Affiliates (including the Surviving Corporation) shall transfer, sell, license or assign, to any third Person who is not an Affiliate of Parent, all or substantially all of the rights pertaining to the Compound and Product, including as a part of a sale that includes all or substantially all of the assets of the Surviving Corporation or all of the equity interests of, or a merger with, the Surviving Corporation (a “Disposal Transaction”), unless the transferee, licensee or assignee, as applicable, of such transfer, sale, license or assignment assumes the obligations of Parent under this Section 1.10, including payment of the Milestone Consideration (except to the extent previously paid); and Parent shall no longer remain responsible for the performance of such obligations. Notwithstanding the foregoing, a merger or consolidation, or acquisition by a third Person of all or any of the equity securities (or all or substantially all of the assets), of Parent (or of an acquirer of, or successor-in-interest to, Parent) shall not be a Disposal Transaction.

(f)    Milestone Consideration Not Certain. Without limiting Parent’s obligations under this Section 1.10, each of Parent, on the one hand, and the Company and the Stockholders Representative (on behalf of themselves and each of the Company Stockholders), on the other hand, hereby acknowledge that the achievement of any Milestone is uncertain and it is therefore not assured that Parent will be required to issue or pay (or cause to be issued or paid) any Milestone Consideration at all if no Milestone Events described in Section 1.10(b) are achieved by Parent, or any of its Affiliates or Product Transferees.

(g)    Milestone Consideration Not a Security. The Parties do not intend the right of the Company Stockholders to receive any Milestone Consideration to be a security. Accordingly, the right of a Company Stockholder to receive any Milestone Consideration (1) shall not be represented by a certificate, (2) does not represent an ownership interest in Parent or the Surviving Corporation, and (3) does not entitle a Company Stockholder to any rights common to equityholders of Parent or the Surviving Corporation, other than as expressly set forth herein. The right of a Company Stockholder to receive Milestone Consideration pursuant to this Agreement shall not be transferable without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a Company Stockholder may transfer all or any of such rights (A) as a gift to any member of his or her family or to any trust or other entity for the benefit of any such family member of such Company Stockholder, so long as all of the equity interests of such trust or other entity are and in the future will be owned by such Company Stockholder and/or such Company Stockholder’s family; provided, however, that any such transferee shall agree in writing with Parent, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement relating to the Milestone Consideration, or (B) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Milestone Consideration or (C) by court order, in which event each such transferee shall be bound by all of the provisions of this Agreement relating to the Milestone Consideration. As used in this Section 1.10, the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister or domestic partner of a Person; any lineal ancestor or descendant, brother or sister of such Person’s spouse; any spouse of any lineal ancestor or descendant, brother or sister of such Person or such Person’s spouse; or any lineal ancestor or descendant of any brother or sister of such Person or such Person’s spouse. Any attempted or purported transfer in violation of this Section 1.10 will be null and void.

(h)    Termination of Obligations. The obligations of Parent under this Section 1.10 (including the obligation to pay any Milestone Consideration for any remaining Milestones and to provide any Milestone Report and including any obligations under this Section 1.10 that Parent delegates or extends to any of its Affiliates or to any Product Transferee), shall terminate at 11:59 pm (Pacific time) on the Milestone Expiration Date, unless all Milestone Consideration has previously been set-off in accordance with Section 7.09 below in which case such obligations of Parent shall terminate on the date that all such Milestone Consideration has been set-off.

1.11    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Common Stockholder or Company Preferred Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the adoption of this Agreement, which Company Common Stockholder or Company Preferred Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (such share being a “Dissenting Share,” and such Company Common Stockholder or Company Preferred Stockholder being a “Dissenting Company Stockholder”), shall not be converted into the right to receive the Merger Consideration to which the holder of such share of Company Stock would be entitled pursuant to Section 1.05 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Company Stockholder fails to perfect its appraisal rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the Merger Consideration referred to in Section 1.05. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a Dissenting Company Stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (a) notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any Company Stockholder’s appraisal rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not (x) voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares and/or (y) offer to settle or settle any demand, in either case, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable or issuable in respect of such Dissenting Shares in accordance with this Agreement or (ii) incurs, suffers or sustains any Losses in respect of any Dissenting Shares, with the value of the Merger Shares that such Dissenting Shares would otherwise be entitled to receive hereunder based on the Parent Stock Value ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Dissenting Share Payments under the terms of Article VII hereof.

1.12    Consideration Spreadsheet. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a Merger Consideration spreadsheet (the “Consideration Spreadsheet”), which Consideration Spreadsheet shall be certified as complete and correct by the chief executive officer of the Company as of the Closing Date and which shall include, among other things, as of the Closing, (i) each Company Stockholder and their addresses, the number and type of shares of capital stock held by such Company Stockholder, the respective certificate numbers, the date of acquisition of such shares, the aggregate number of Closing Merger Shares issuable to each such Company Stockholder, the maximum number of Holdback Shares issuable to such Company Stockholder, the maximum aggregate Milestone Consideration issuable and payable to each such Company Stockholder, the Pro Rata Percentage applicable to each Company Stockholder, and whether or not, to the knowledge of the Company, such Company Stockholder is an Accredited Investor or a Non-Accredited Investor, (ii) each Carve-Out Plan Participant, the number of Carve-out Closing Merger Shares issuable to such Carve-out Plan Participant, the maximum number of Holdback Shares issuable to such Carve-out Plan Participant and the maximum aggregate Milestone Consideration issuable and payable to each such Carve-out Plan Participant and whether or not, to the knowledge of the Company, such Carve-out Plan Participant is an Accredited Investor or a Non-Accredited Investor; and (iii) each Other Consideration Recipient (other than a Carve-Out Plan Participant), the number of Service Provider Closing Merger Shares issuable to such Other Consideration Recipient, the maximum number of Service Provider Holdback Shares issuable to such Other Consideration Recipient and the maximum aggregate Milestone Consideration issuable and payable to each such Other Consideration Recipient and whether or not, to the knowledge of the Company, such Other Consideration Recipient is an Accredited Investor or a Non-Accredited Investor.

1.13    Carve-Out Plan; Other Consideration Recipients.

(a)     Following the Effective Time and pursuant to the terms of the Carve-Out Plan, Parent shall promptly issue or cause to be issued the Carve-Out Plan Closing Merger Shares to the Carve-Out Plan Participants, in each case, in the number of such Carve-Out Plan Closing Merger Shares set forth opposite each Carve-Out Plan Participant’s name on the Consideration Spreadsheet.

(b)    With respect to any release and issuance of Holdback Shares, issuance of the Milestone Shares, payment of any Commercial Milestone Cash Payment, Parent shall issue or pay (or cause to be issued or paid) to the Carve-Out Plan Participants the applicable number of Carve-Out Holdback Shares, Carve-Out Milestone Shares, and/or any Carve-Out Commercial Milestone Cash Payment (less any applicable withholdings), in each case, in accordance with the terms and conditions of this Agreement and pursuant to the terms and conditions of the Carve-Out Plan.

(c)    Following the Effective Time, Parent shall issue or cause to be issued (or pay or cause to be paid) the Service Provider Closing Merger Shares, the Service Provider Holdback Shares, the Service Provider Milestone Shares and the Service Provider Commercial Milestone Cash Consideration to the applicable Other Consideration Recipients (other than the Carve-Out Plan Participants), in each case, if issuable or payable and otherwise in accordance with the terms and conditions of this Agreement.

1.14    Convertible Debt. The Company will take all actions necessary to cause the conversion of all outstanding Convertible Debt (including any Convertible Debt issued following the date hereof in accordance with the last paragraph of Section 4.01) into equity securities of the Company prior to the Effective Time.

1.15    Withholding Rights. Each Party hereto shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under any applicable provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Surviving Corporation in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such withholdings, such Person shall indemnify Parent and its affiliates (including the Surviving Corporation) for any amounts imposed by any taxing authority, together with any costs and expenses related thereto (including reasonable attorneys’ fees and costs of investigation).

1.16    Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article I and to vest the Surviving Corporation with full right, title and possession to all assets, rights, privileges, powers and franchises of the Company and Merger Sub, Parent and the Surviving Corporation are fully authorized in their respective names to take, and shall take, all such necessary or desirable action, so long as such action is not inconsistent with this Agreement, and all such action as may be required by Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

2.01    Organization and Power.

(a)    The Company is (i) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (ii) is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has delivered to counsel for Parent a true and correct copy of the Organizational Documents of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(b)    Section 2.01(b) of the Company Disclosure Schedules lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights.

2.02    Subsidiaries. The Company does not have, and has never had, any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for any equity or ownership interest), whether direct or indirect, in any Person and is not, and has never been, a participant in any joint venture, partnership or similar arrangement and the Company is not obligated to make nor is it bound by any Contract to make any investment in or capital contribution in or on behalf of any other Person.

2.03    Authorization; No Breach; Valid and Binding Agreement.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. The affirmative vote or consent of (i) the Company Stockholders holding at least a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class and (ii) the Company Stockholders holding at least a majority of the issued and outstanding shares of Company Preferred Stock, voting together as a single class, constitutes the requisite Company Stockholder Approval. The Company Board has (i) resolved that the Merger is advisable and in the best interests of the Company and the Company Stockholders, and (ii) approved the Agreement and the Merger. The Company Special Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders and has recommended that the full Company Board approve this Agreement and the transactions contemplated hereby.

(b)    Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (ii) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (A) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of any Organizational Documents of the Company, (B) violate or result in a breach of, in any material respect, or constitute a violation or default under, in any material respect, or give any Person the right to terminate or modify, or require consent, waiver, approval or notice under, any Material Contract to which the Company is a party or by which it is bound or any Permit issued to the Company, (C) violate, in any material respect, any Law to which the Company is subject, or (D) result in the creation or imposition of any Lien, other than a Permitted Lien, over any property or assets of the Company.

(c)    Section 2.03(c) of the Company Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time.

(d)    This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other Parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”).

2.04    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 4,420,687 shares are issued and outstanding and 37,200,000 authorized shares of Company Preferred Stock, of which 21,700,000 are designated as Company Series A Preferred Stock, of which 19,890,922 shares are issued and outstanding, and of which 15,500,000 are designated as Company Series B Preferred Stock, of which 11,688,040 shares are issued and outstanding. As of the date hereof (giving effect to the conversion of the Convertible Debt outstanding as of the date hereof and the conversion of the Company Warrants as of the date hereof), 4,420,687 shares of Common Stock will be issued and outstanding, 20,732,435 shares of Company Series A Preferred Stock will be issued and outstanding, and 19,906,484 shares of Company Series B Preferred Stock Company will be issued and outstanding.

(b)    As of the date hereof, the Company has reserved 2,750,000 shares of Company Common Stock authorized for issuance to employees, consultants, advisors and directors pursuant to the Company Equity Plan, under which Company Options to purchase 162,000 shares of Company Common Stock are issued and outstanding. As of the date hereof, Company Warrants to purchase 841,513 shares of Series A Preferred Stock are issued and outstanding and Company Warrants to purchase 835,889 shares of Series B Preferred Stock are issued and outstanding.

(c)     All the outstanding shares of Company Stock have been duly and validly issued and are fully paid and non-assessable. All the outstanding shares of Company Stock (and all other outstanding securities of the Company, including Company Options and Company Warrants) and were issued in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities Laws or pursuant to valid exemptions therefrom and were not issued in violation of the pre-emptive rights of any Person or any Contract or applicable Law by which the Company was bound as the time of the issuance. Except for any Company Warrants, any Company Options, the conversion privileges of the Company Preferred Stock or the rights provided pursuant to the Investor Rights Agreement or the Co-Sale Agreement (each of which agreements will terminate effective at or prior to the Effective Time), there are no shares of Company Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire shares of Company Stock or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares that would survive the Closing. No Company Stockholder is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company that would survive the Closing. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company.

(d)    Section 2.04(d) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list of all issued and outstanding shares of Company Stock, identifying the name of the registered holder thereof, the class and/or series of shares held, the number of shares of each such class or series held, each respective acquisition date and, with respect to the Company Preferred Stock, the applicable conversion rate for each series of Company Preferred Stock.

(e)    Section 2.04(e) of the Company Disclosure Schedules sets forth, as of the date hereof, for each outstanding Company Option, the name of the holder of such Company Option, an indication of whether such holder is an employee of or consultant to the Company, whether such Company Option is intended to qualify as an incentive stock option under Section 422 of the Code, the date of grant of such

Option, the number or amount of securities as to which such Option is exercisable, and the exercise price of such Option. Each Company Option was originally granted with an exercise price that the Company Board in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of a share of Company Common Stock on the date of grant. The terms of the Company Equity Plan and the applicable agreements for each Company Option allow for the treatment of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise. True and complete copies of all agreements and instruments relating to the Company Options have been made available and as of the date of the Agreement, such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments.

(f)    Section 2.04(f) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list of the number and class or series of shares exercisable under each outstanding Company Warrant, and the acquisition date of each such Company Warrant and the identity of the holder thereof.

(g)    Except as set forth in Section 2.04(d) through Section 2.04(f) of the Company Disclosure Schedules and except for conversion rights of the Company Preferred Stock, the Company has no commitment or obligation of any character (including pursuant to any Contract), either firm or conditional, written or oral, to issue, deliver or sell, or repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise, any shares of the capital stock or other securities of the Company. Except for shares reserved for issuance pursuant to the Company Equity Plan or as set forth in Section 2.04(d) through Section 2.04(f) of the Company Disclosure Schedules, there are no securities of the Company (including any options or warrants) issued, reserved for issuance, or outstanding.

(h)    Other than the Company Equity Plan, the Company has never adopted, sponsored or maintained any option plan, share purchase plan, or similar plan providing for the equity compensation of any Person. There are no (and have never been any) outstanding or authorized options, warrants, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(i)    Except for the Voting Agreement (which will terminate effective at or prior to the Effective Time), there are no stockholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of capital stock of the Company.

(j)    There are no outstanding loans made by the Company to any Company Stockholder.

2.05    Financial Statements.

(a)    Section 2.05(a) of the Company Disclosure Schedules sets forth the Company’s (i) unaudited balance sheet as of September 30, 2016 (the “Latest Balance Sheet”) and the related statements of operations and cash flows for the nine (9) month period then ended and (ii) audited balance sheet and statements of loss, stockholders’ equity and cash flows for the fiscal years ended December 31, 2014 and December 31, 2015 (the financial statements referenced in clauses (i) and (ii) shall be collectively referred to as the “Financial Statements”). The Financial Statements are complete and correct in all material respects, have each been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments which are not material in amount or significance in any individual case or in the aggregate.

(b)    The Company has established, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company.

(c)    Neither the Company (including any employee of the Company) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the management of the Company or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.06    Absence of Certain Developments; Undisclosed Liabilities.

(a)    Except as set forth on Section 2.06 of the Company Disclosure Schedules, since January 1, 2016, (i) the Company has conducted its business only in the ordinary course of business consistent with past practice, (ii) a Company Material Adverse Effect has not occurred, and (iii) no actions have been taken that, if taken after the date hereof, would violate the provisions of Section 5.01.

(b)    The Company has no material Liabilities (whether or not required to be reflected in financial statements in accordance with GAAP), except for Liabilities (i) reflected in, reserved against or disclosed in the Latest Balance Sheet; or (ii) incurred in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet and that, individually or in the aggregate, are not material to the Company.

2.07    Real Property; Title of Properties.

(a)    The Company does not own and has never owned any real property. The Company does not have any current leases, licenses, subleases and occupancy agreements, together with any material amendments, renewals, extensions, assignments, supplements and guarantees thereto with respect to any real property leased, licensed, subleased or otherwise used or occupied by the Company as of the date hereof (any such real property, the “Leased Real Property”).

(b)    The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and tangible assets, real, personal and mixed, used or held for use in their businesses, free and clear of all Liens (except for Permitted Liens).

(c)    All equipment owned or leased by the Company is listed in Section 2.07(c) of the Company Disclosure Schedules. All machinery, equipment, fixtures and vehicles owned, leased, or used by the Company are in good operating condition taking into account their age, except for ordinary wear and tear, and are in a reasonable state of repair and condition for the purposes for which they are being used.

2.08    Tax Matters.

(a)    The Company has timely filed all income and other material Tax Returns that are required to be filed by or with respect to it (taking into account any extensions of time to file). All such Tax Returns are true, complete and accurate in all material respects.

(b)    The Company has timely paid all material Taxes required to be paid by or with respect to it, whether or not reflected on any Tax Return. Except as would not reasonably be expected to be material, the Company has withheld or collected from each payment made to each of its employees, stockholders and other third parties the amount of all Taxes required to be withheld or collected therefrom including, but not limited to, federal income taxes, federal excise taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes, and has timely paid the same to the proper Governmental Entity.

(c)    There is no material Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax. The Company is not the subject of a Tax audit or examination with respect to any material Taxes, nor has the Company been notified by a Governmental Entity in writing or otherwise become aware of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by or with respect to the Company has been proposed by any Governmental Entity or any representative thereof.

(d)    The Company does not have any Liabilities for unpaid Taxes as of the date of the Latest Balance Sheet that have not been accrued or reserved on the Latest Balance Sheet. The Company has not incurred any Liability for Taxes since the date of the Latest Balance Sheet, other than in the ordinary course of business.

(e)    The Company has made available to Parent or its legal counsel or accountants copies of all Tax Returns for the Company for all periods since its inception.

(f)    There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet delinquent.

(g)    The Company (i) has never been a member of an affiliated group filing a consolidated federal (or similar combined or unitary state, local or foreign) income Tax Return, (ii) has never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (in each case excluding agreements entered into in the ordinary course of business with a principal purpose unrelated to Tax), (iii) does not have any liability for Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by contract, by operation of law or otherwise (in each case excluding agreements entered into in the ordinary course of business with a principal purpose unrelated to Tax) and (iv) has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(h)    The Company is not and has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(i)    The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction, grant or abatement arrangement, agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(j)    No claim has been made in writing by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that the Company is or may be subject to Tax by such jurisdiction.

(k)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)    The Company is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(m)    The Company will not be required to include any income or gain in or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing, (iv) election under Section 108(i) of the Code (or in the case of each of (i), (ii), (iii) and (iv), under any similar provision of other applicable Law) made prior to Closing, (v) installment sale or open transaction disposition consummated prior to the Closing or (vi) prepaid amount received prior to the Closing.

(n)    The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment in that country.

(o)    The Company is not, nor has been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

2.09    Contracts and Commitments.

(a)    Section 2.09(a) of the Company Disclosure Schedules sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound (any Contract of a nature described below to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i)    any Contract or commitment that requires, or would reasonably be expected to result in, payments by the Company or its Subsidiaries, except for any such Contract or commitment that is cancelable without penalty, further payment or material liability upon notice of 30 calendar days or less;

(ii)    any Contract relating to the borrowing of money or extension of credit or to mortgaging, pledging or otherwise placing a Lien on any asset of the Company;

(iii)    any guaranty of any obligation for borrowed money or Contract containing any other guaranty or indemnification obligation;

(iv)    any Contract (other than any Contract for Standard Software and nondisclosure and confidentiality agreements entered into in the ordinary course of business consistent with past practice) under which (A) the Company acquired ownership of any Owned Intellectual Property, (B) the Company has granted to any Person a license or other rights to use any Owned Intellectual Property or Licensed Intellectual Property, (C) the Company has been granted by any Person a license or other rights to use any Licensed Intellectual Property or (D) the Company is obligated to pay royalties to any Person for the right to use any Intellectual Property that is material to the business of the Company, as currently conducted or as contemplated to be conducted; or

(v)    any Contract limiting in any respect the right of the Company to engage or participate, or compete with any Person, or solicit any Person, in any line of business, market or geographic area, or to make use of or to develop any Intellectual Property, or any Contract granting most favored nation or preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any person, or any Contract otherwise limiting the right of the Company to sell, develop, distribute or manufacture any product or to purchase or otherwise obtain any product, materials, components, parts or services;

(vi)    any Contract that requires a consent to, or otherwise contains a provision relating to a “change of control,” that would prohibit or delay the consummation of the transactions contemplated by this Agreement;

(vii)    any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside of the ordinary course of business consistent with past practice;

(viii)    any collective bargaining Contract;

(ix)    any Employment Agreement or other Contract with an individual consultant, contractor, or salesperson, any agreement, Contract or commitment to grant any bonus (in cash or otherwise) to any Employee, or any contractor, consulting or sales agreement, Contract, or commitment with a firm or other organization;

(x)    any Contract that contains any redundancy, severance or termination pay or creates post-employment Liabilities;

(xi)    any partnership, collaboration, dealer, distribution, supply, procurement, agency, joint marketing, joint venture, strategic alliance, affiliate, services, or development Contract or similar Contract or any Contract which is or contains a power of attorney given by the Company;

(xii)    any nondisclosure, confidentiality, material transfer, “standstill” or similar Contract, other than those nondisclosure and confidentiality agreements entered into in the ordinary course of business consistent with past practice;

(xiii)    any sales representative, manufacturing, distribution, agency or any other agreement granting any Person rights to manufacture, market, sell or distribute any product of the Company in any territory; or

(xiv)    any settlement agreement or covenant not to sue.

(b)    The Company has made available to Parent a true and correct copy of all Material Contracts. Each Material Contract is valid and binding on the Company that is a party thereto, and, to the knowledge of the Company, on each other Person that is a party to such Material Contract and each Material Contract is in full force and effect, subject to the Enforceability Exceptions.

(c)    The Company has not violated or breached, in any material respect, or committed any material default under, any Material Contract and, to the knowledge of the Company, no other Person has violated or breached, in any material respect, or committed any material default under, any Material Contract. No event has occurred or condition exists that (with or without the giving of notice or with the lapse of time or both) will, or would reasonably be expected to: (i) result in a violation or breach, in any material respect, of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material breach or material default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. There are no pending, or to the knowledge of the Company, threatened disputes or disagreements with respect to any Material Contract. The Company has not received any notice from any Person regarding any actual or possible material violation or breach of, or default under, any Material Contract.

2.10    Intellectual Property.

(a)    All patents, registered trademarks, registered copyrights, registered domain names, and registrations and applications included in the Intellectual Property owned, controlled, licensed-in or used in the business of the Company as conducted by the Company (“Registered Intellectual Property”) are set forth on Section 2.10(a) of the Company Disclosure Schedules, including the owner of each such Registered Intellectual Property and (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; (iii) for any URL or domain name, the registration date and any renewal date; and (iv) for each registered copyrighted work, the number and date of registration for each among country, province and state, in which a copyright application has been registered. Section 2.10(a) of the Company Disclosure Schedules also sets forth any proceedings or actions before any court, tribunal or other Governmental Entity (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Registered Intellectual Property, and any actions that must be taken within 180 days after the Closing for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property, including the payment of any registration, maintenance, issue, annuities or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(b)    Each item of Registered Intellectual Property is subsisting, valid and enforceable. All necessary registration, maintenance, issue, annuities and/or renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Registered Intellectual Property.

(c)    The Company solely owns all Intellectual Property owned or purported to be owned by the Company that is used in the business of the Company as currently conducted, and/or as currently contemplated to be conducted, free and clear of any Liens (the “Owned Intellectual Property”), or otherwise has a license under all Intellectual Property that is reasonable necessary for or used in the business of the Company as currently conducted, and/or as currently contemplated to be conducted, (the “Licensed Intellectual Property”) that grants the Company the right to make such use of such Intellectual Property in the business of the Company as currently conducted and/or as currently contemplated to be conducted.

(d)    The Company has not received any written notice of any inventorship challenges or any interference having been declared or threatened with respect to any Owned Intellectual Property or Licensed Intellectual Property, and the Company does not have knowledge of a material fact that would reasonably be expected to result in any inventorship challenge or interference being declared or threatened with respect to any Owned Intellectual Property or Licensed Intellectual Property.

(e)    The Company has not infringed, violated or misappropriated, and the Company is not currently infringing, violating or misappropriating, the Intellectual Property rights of any other Person, and the operation of the business of the Company as such business has been conducted, currently is conducted and/or is currently contemplated to be conducted, including, without limitation, the development, manufacture, use, import, sale, licensing or other exploitation of Company Products, has not, does not, and will not, infringe, violate or misappropriate any Intellectual Property of any other Person. Without limiting the generality of the foregoing:

(i)    no infringement, violation, misappropriation, or similar claim or Action is pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to any such claim or Action, and the Company has never received any notice or other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action, nor is there any basis for any such claim or Action;

(ii)    the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, violation, or misappropriation by the Company or any representative of the Company of any Intellectual Property of another Person, including, without limitation, any license offer, warning letter, entitlement request or other letter or communication suggesting or offering that, in view of the Company’s conduct of the business, the Company obtain a license to any Intellectual Property of a third party; and;

(iii)    the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, violation, misappropriation, or similar claim.

(f)    No Owned Intellectual Property or Licensed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, disclaimer or stipulation or Contract restricting in any material manner, the use, enforcement, transfer, or licensing thereof by the Company, or which may materially affect the validity, use or enforceability of such Owned Intellectual Property or Licensed Intellectual Property. There is no Action pending nor, to the knowledge of the Company, threatened against the Company, and the Company has not received any written notice challenging the ownership of the Company in any Owned Intellectual Property. All Owned Intellectual Property and Licensed Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any Person.

(g)    The Company has undertaken and currently undertakes commercially reasonable steps to maintain the confidentiality of its trade secrets and confidential information. To the Company’s knowledge, none of the Company’s trade secrets or confidential information have been disclosed to any Person, except pursuant to written confidentiality obligations that are sufficient to maintain the confidentiality of the Company’s trade secrets and/or confidential information. Without limiting the foregoing, the Company has required each employee, contractor and service provider to execute (and each such employee, contractor and service provider has executed) confidentiality and invention and intellectual property assignment agreements protecting such trade secrets and confidential information and obligating such employee, contractor or service provider to assign to the Company all rights, title and interest in and to any inventions and Intellectual Property developed by such employee, contractor or services provider in the course of his or her employment or work for the Company. To the knowledge of the Company, no Person has (i) breached or violated any agreement with respect to maintaining the confidentiality of the Company’s trade secrets or confidential information nor (ii) engaged in an unauthorized use or made an unauthorized disclosure of any such trade secrets or confidential information.

(h)    Section 2.10(h) of the Company Disclosure Schedules lists any Contract (other than any Contract for Standard Software and nondisclosure and confidentiality agreements entered into in the ordinary course of business consistent with past practice) under which (i) the Company has granted to any Person a license or other rights to use any Owned Intellectual Property or Licensed Intellectual Property; (ii) the Company has been granted by any Person a license or other rights to use any Licensed Intellectual Property; or (iii) the Company is obligated to pay royalties or other amounts to any Person for the right to use any third party Intellectual Property that is material to the business of the Company, as currently conducted and/or as currently contemplated to be conducted. All such Contracts are in full force and effect, valid and binding on the Company and, to the knowledge of the Company, any other Person that party to such Contract; and neither the Company nor, to the knowledge of Company, any other Person who is party to such Contracts is in breach of any such Contract; and there is no dispute regarding the scope of any license granted under any such Contract, or material obligation under such Contract, including with respect to any payments to be made or received by the Company thereunder. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby will neither violate nor result in the breach, modification, cancellation, termination or suspension of any license to Licensed Intellectual Property. Following the Effective Time, Parent will be permitted to exercise all of the Surviving Corporation’s rights under all licenses to Licensed Intellectual Property, to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred. Except as expressly provided in any Contract listed in Section 2.10(h) of the Company Disclosure Schedule, the Company is not currently a party to any Contract to indemnify any Person against any charge of infringement, misappropriation or other unlawful use of Intellectual Property.

(i)    Section 2.10(i)(i) of the Company Disclosure Schedules sets forth a correct and complete list of all material Software owned, controlled, in-licensed or used in the business of the Company as currently conducted by the Company other than Standard Software (the “Proprietary Software”). Except as set forth on Section 2.10(i)(ii) of the Company Disclosure Schedules, no Person has been granted any right to use any Proprietary Software.

(j)    The Owned Intellectual Property and Licensed Intellectual Property are sufficient for the conduct of the business of the Company as conducted as of the Closing, and as currently contemplated to be conducted by the Company, after the Closing Date and, to the knowledge of the Company, the Company does not lack rights to any Intellectual Property necessary or otherwise material to the Company to conduct the development of Company Products, and/or to commercialize the Company Products, as proposed by the Company to be conducted, except for Intellectual Property or software that is generally commercially available. The Company’s ability to use or otherwise exploit, including for purposes of the development of the Company Products, any Owned Intellectual Property and/or Licensed Intellectual Property will not be altered, impaired, or otherwise affected by the transactions contemplated by this Agreement. To the knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any Owned Intellectual Property or any Licensed Intellectual Property. All Owned Intellectual Property incorporated into or embodied in any Company Product was developed solely by either (1) employees of the Company acting during the term and within the scope of their employment or (2) by third parties who validly and irrevocably assigned all of their rights, including all Intellectual Property rights therein, to the Company in writing, and the Company obtained any third party consents required to effect such assignment. To the Company’s knowledge no employee, contractor or consultant of the Company who was engaged in the development of any Intellectual Property incorporated or embodied in any Company Product, was an employee of, or engaging in services for, a third party during such time that he or she was engaged by the Company. To the extent any such Intellectual Property is included in the Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant Governmental Entity.

(k)    No government funding, facilities of a university, college, other medical or educational institution or research center or funding from third parties was used in the development of any Owned Intellectual Property. To the Company’s knowledge no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. To the Company’s knowledge, no university, college or other medical or educational institution or research center has any rights whatsoever in any Owned Intellectual Property.

2.11    Litigation.

(a)    There is no Action pending, at Law or in equity, or before or by any Governmental Entity, or to the Company’s knowledge threatened against or affecting the Company or its properties, assets or business, or any of its officers or directors in its capacity as such. The Company is not subject to any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”).

(b)    There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened, against the Company, any of its properties (whether tangible, intangible, owned, leased, licensed, or otherwise) or any of its officers or directors in its capacity as such by or before any Governmental Entity.

(c)    There is no Action pending, at Law or in equity, or before or by any Governmental Entity, or threatened by the Company against any third party.

2.12    Governmental Consents. Except for any applicable requirements of the HSR Act, if any, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby. No consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or any Related Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby.

2.13    Employee Benefit Plans.

(a)    Section 2.13(a) of the Company Disclosure Schedules contains an accurate and complete list of each Company Employee Benefit Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Benefit Plan or Employee Agreement, to modify any Company Employee Benefit Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Benefit Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Benefit Plan or Employee Agreement. Section 2.13(a)(i) of the Company Disclosure Schedules sets forth a table that provides next to the name of each current Employee of the Company as of the date hereof: (i) the full-time or part-time status of such Employee; (ii) the current salary, wage, actual bonus and/or target bonus opportunity, and/or commission rate, as applicable, for such Employee; (iii)) accrued vacation/paid-time off for such Employee, (iv) the date of hire for such Employee, and (v) the location where such Employee performs services. To the knowledge of the Company, no Employee intends to terminate his or her employment for any reason. Section 2.13(a)(i) of the Company Disclosure Schedules contains an accurate and complete list of all non-vendor independent contractors and Persons that have a consulting or advisory relationship with the Company.

(b)    The Company has provided or otherwise made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Benefit Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Benefit Plan; (ii) all material written agreements and contracts relating to each Company Employee Benefit Plan, including administrative service agreements and group insurance contracts, (iii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Benefit Plan; (iv) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Benefit Plan; (v) if the Company Employee Benefit Plan is funded, the most recent annual and periodic accounting of Company Employee Benefit Plan assets; (vi) all required discrimination tests for each Company Employee Plan for the three (3) most recent plan years; the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any employee or employees relating to any Company Employee Benefit Plan and any proposed Company Employee Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Benefit Plan other than routine correspondence in the normal course of operations of such Company Employee Benefit Plan.

(c)    The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by, any other party to each Company Employee Benefit Plan, and each Company Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code. Any Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Benefit Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Benefit Plan.

(d)    Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Benefit Plan provides health benefits that are not fully insured through an insurance contract. No Company Employee Plan (i) is subject to applicable Laws of any jurisdiction outside of the United States; or (ii) covers or has covered Company employees whose services are or have been performed primarily outside of the United States.

(e)    No Company Employee Benefit Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee for any reason, except as may be required by COBRA or other applicable Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits following termination of employment, except to the extent required by COBRA or other applicable Law.

(f)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no agreement, plan, arrangement or other Contract (i) covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Neither the Company nor any of its Subsidiaries currently are, or have ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(g)    Each Company Employee Plan and Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to (and not exempt from) Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) has been at all times been in operational compliance with Section 409A and at all times since the Company’s incorporation in documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or other arrangements or agreements which is or has been in effect at any time prior to the First Effective Time. To the extent required, the Company and each of its Subsidiaries have properly reported and/or withheld and remitted on amounts deferred under any nonqualified deferred compensation plan subject to Section 409A. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, which, individually or collectively, could give rise to a Parent, the Company, Surviving Corporation, or Subsidiary Tax under Section 409A or that would give rise to an Employee Tax and/or Parent, the Company, Surviving Corporation or Subsidiary reporting obligations under Section 409A.

2.14    Insurance. Section 2.14 of the Company Disclosure Schedules lists each insurance policy maintained by the Company. All of the insurance policies of the Company are in full force and effect, and the Company is not in breach or default with respect to its obligations under any of such insurance policies. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied, or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. The Company has never been denied insurance coverage, and no insurance policy of the Company has ever been cancelled for any reason.

2.15    Compliance with Laws.

(a)    The Company is, and within the last five (5) years has been, in compliance in all material respects with all applicable Laws.

(b)    Without limiting the foregoing in clause (a), neither the Company or any of its officers, directors, employees, agents or other Person acting on their behalf has within the last five (5) years, directly or indirectly, (i) taken any action which would cause the Company to be in violation of the FCPA or any rules or regulations thereunder, (ii) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, in each case, in violation of applicable Law, (iii) made any payment to foreign or domestic government officials or employees in violation of Law or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of Law.

(c)    All approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the business of the Company are in the possession of the Company, are in full force and effect and are being, and have been, complied with in all material respects. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. Section 2.15(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all Permits.

2.16    Environmental Laws. The Company is, and within the last five (5) years has been, in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written notice relating to any potential or actual violations or Liabilities arising under any Environmental Laws, including, without limitation, any investigatory, remedial or corrective obligation, relating to the Company or its facilities and arising under any Environmental Laws. No hazardous materials or substances are present on any real property currently owned, operated, occupied, controlled or leased by the Company or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by the Company or as a consequence of the acts of the Company or its agents. The Company is not aware of any fact or circumstance which could result in any environmental liability which could reasonably be expected to result in a material adverse effect on the business or financial status of the Company.

2.17    Related Party Transactions. No current or former officer or director of the Company (or spouse of any such persons nor, to the knowledge of the Company, any entity in which any of such persons has or has had an interest) or, to the knowledge of the Company, any Company Stockholder, has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17.

2.18    Employees.

(a)    The Company is, and within the last five (5) years has been, in compliance in all material respects with all applicable Laws and Contracts to which it is a party relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, the payment withholding of Taxes, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Law. There are no material complaints, charges or claims against the Company pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by the Company of, any individual. The Company is, and within the last five (5) years has been, in compliance in all material respects with all applicable foreign, federal, state and local Laws and regulations regarding occupational safety and health standards.

(b)    The Company is not a party to any collective bargaining agreement or other Contract with any labor organization or other representative of the Employees, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any campaigns being conducted to solicit cards from employees of the Company to authorize representation by any labor organization. There are no ongoing labor strikes, slowdowns, work stoppages, picketing or lockouts pending or, to the knowledge of the Company, threatened, against the Company.

(c)    All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, accrued wages, salaries and commissions and Company Employee Benefit Plan payments have been reflected in the books and records of the Company.

2.19    Regulatory Matters.

(a)    All Company Products that are subject to the jurisdiction of the FDA are being developed, manufactured, used, processed, labeled, stored, tested and imported or exported in compliance in all material respects with all applicable Laws, including all applicable requirements under the federal Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act and their applicable implementing regulations. All Company Products that are subject to the jurisdiction of any other Governmental Entity are being developed, manufactured, used, processed, labeled, stored, tested, imported and exported in compliance in all material respects with all comparable applicable Laws of such Governmental Entity.

(b)    Neither the Company nor any representative of the Company nor, to the knowledge of the Company, any of its licensees or assignees of any Owned Intellectual Property or, to the knowledge of the Company, any Licensed Intellectual Property has received any written notice that the FDA or any other Governmental Entity has initiated, or threatened in writing to initiate, any action to (i) suspend any clinical trial, (ii) withdraw approval of, or suspend or terminate, any Investigational New Drug Application or any comparable foreign regulatory application, in each case sponsored by the Company with respect to any Company Product, or otherwise prevent or prohibit the preclinical research on or clinical study of any Company Products by or on behalf of the Company, or (iii) recall, or suspend the manufacture of, any Company Product.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor, to the knowledge of the Company, any of its officers, Employees, or agents or clinical investigators acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company nor, to the knowledge of the Company, any officer, Employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable state or foreign Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable state or foreign Law.

(d)    Except as is not material to the Company in any case or in the aggregate, all animal studies or other preclinical tests performed by the Company or by third-party vendors on the Company’s behalf, performed in connection with or as the basis for any regulatory approval required for the Company Products either have been conducted in accordance, in all material respects, with applicable Law, including applicable Good Laboratory Practice regulations as described in 21 CFR Part 58 or comparable applicable foreign Laws.

(e)    The Company has delivered to Parent copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received by the Company from any Governmental Entity, including the FDA or any comparable foreign Governmental Entities that identify lack of compliance by the Company with applicable Laws, including Laws of the FDA or comparable foreign Governmental Entities.

(f)    Except as is not material to the Company in any case or in the aggregate, there is no Action pending or, to the knowledge of the Company, threatened, with respect to a violation by the Company of any applicable Law, including the FDCA, FDA regulations adopted thereunder, or the Controlled Substance Act.

(g)    The Company has not received from any Governmental Entity any (i) inspection reports, (ii) notices of adverse findings, warning or untitled letters, minutes of meetings or (iii) other correspondence concerning the Company Products, in each case in which any Governmental Entity asserted in writing that the operations of the Company may not be in compliance with applicable Laws.

(h)    To the Company’s knowledge, the Company has not received written notice from any of its suppliers of any material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material adverse effect on the subsequent development (as such development is contemplated as of the date of this Agreement) of the Company Products, nor to the knowledge of the Company do any conditions exist that reasonably could be expected to lead to such manufacturing problems.

(i)    All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized by the Company, or prepared with the intention to be utilized by the Company, as the basis for or submitted in connection with any regulatory notifications, submissions, applications, filings, or Permits to the FDA or any other Regulatory Authority relating to the Company Products were true, complete and correct in all material respects as of the date of preparation and submission, as applicable, and/or any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA or other Regulatory Authority.

(j)    Neither the Company nor, to the knowledge of the Company, any agent, Employee or other Person acting on behalf of the Company has, directly or indirectly:

(i)    made any unlawful contributions, gifts, entertainment or other unlawful payment relating to political activity and related in any way to the Company’s business; or

(ii)    made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise.

2.20    Corporate Records. The minute books of the Company contain true, accurate and complete records of all of its Organizational Documents and of every meeting, resolution and corporate action taken by the Company Stockholders or the Company Board (or any committee thereof). No meeting of Company Stockholders or the Company Board (or any committee thereof) has been held for which true, accurate and complete minutes have not been prepared and are not contained in those minute books. The share certificate book, register of Company Stockholders, register of directors and officers, securities register and register of transfer of the Company are true, accurate and complete in all material respects.

2.21    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Parent or the Surviving Corporation would be liable following the Closing.

2.22    Bank Accounts. Section 2.22 of the Company Disclosure Schedules constitutes a full and complete list of all the bank, investment, and deposit accounts and safe deposits or similar accounts held with other financial institutions of the Company (collectively, the “Company Bank Accounts”)), the number of each such account or box, the names of the Persons authorized to draw on such accounts or to access such boxes, and the balances on such accounts as of a most recent practicable date. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

2.23    Vote Required. The Company Stockholder Approval is the only vote of any class or series of the Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

2.24    No Ownership of Parent Capital Stock. Neither the Company nor any of its controlled Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of Parent as defined in Section 203 of the DGCL. Neither the Company nor any of its controlled Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of, and is not (and during the past three (3) years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Parent Common Stock or any option, warrant or other right to acquire any shares of Parent Common Stock.

2.25    Representations Complete. None of the representations or warranties made by the Company in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.26    Exclusivity of Parent Representations; No Reliance; Forward-Looking Information.

(a)    The representations and warranties of Parent set forth in Article III constitute the sole and exclusive representations and warranties of Parent in connection with the transactions contemplated hereunder, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent, and the Company is not relying upon and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties expressly set forth in Article III.

(b)    In connection with the due diligence investigation of Parent by the Company and its Representatives, the Company and its Representatives have received and may continue to receive after the date hereof from Parent and its Representatives certain estimates, projections, forecasts, business plans and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. The Company hereby acknowledges the uncertainty and inherent risks in relying on such information and agrees that neither Parent nor any of its Representatives has made or is making any express or implied representation or warranty with respect to any such information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing Date, as though made at the Closing Date, as follows:

3.01    Organization and Power. Parent is (a) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (b) is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries. Merger Sub is (a) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (b) is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified does not have and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries.

3.02    Authorization.

(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub and the Related Agreements to which Parent and/or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Parent Special Committee. As of the date of this Agreement, the Parent Special Committee has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Parent Stockholders and has unanimously resolved to recommend that the Parent Stockholders approve the issuance of the Merger Shares pursuant to the terms of this Agreement (the “Parent Voting Proposal”).

(b)    Except for the Parent Stockholder Approval and assuming the accuracy of the representations and warranties set forth in Section 2.24 of this Agreement, no other corporate proceedings on the part of Parent are necessary to approve or adopt this Agreement under applicable Law and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof. The Parent Special Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of Parent and its stockholders.

(c)    This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

3.03    No Violation. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (b) compliance with and filings under the HSR Act, if required, and any other Antitrust Law, if required, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by Parent and Merger Sub and the Related Agreements to which Parent and/or Merger Sub is a party and the consummation of the transactions contemplated hereby do not and shall not (i) assuming the receipt of Parent Stockholder Approval violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificate of incorporation, bylaws or operating agreement, as applicable, of Parent or Merger Sub; (ii) violate or result in a material breach of or constitute a violation or default, in any material respect, under any material Contract to which Parent or Merger Sub is a party or is otherwise bound; or (iii) materially violate any Law to which Parent or Merger Sub is subject.

3.04    Governmental Consents. Except (a) as may be required by the HSR Act, and any other Antitrust Law, if required, (b) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (c) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, and (d) the filing of the Certificate of Merger or other documents as required by the DGCL, (i) neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Entity is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

3.05    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock, of which 10,000 are designated as Parent Series A Convertible Preferred Stock, and of which 13,780 are designated as Parent Series B Convertible Preferred Stock. As of the date hereof, (i) 15,986,952 shares of Parent Common Stock are issued and outstanding, 0 shares of Parent Series A Convertible Preferred Stock are issued and outstanding, and 13,580 shares of Parent Series B Convertible Preferred Stock are issued and outstanding; (ii) Parent has reserved 3,867,285 shares of Parent Common Stock authorized for issuance to employees, consultants, advisors and directors pursuant to Parent Equity Plans, under which Parent Options to purchase 2,938,161 shares of Parent Common Stock are issued and outstanding; and (iii) Parent Series A Warrants to purchase 2,425,605 shares of Parent Common Stock are issued and outstanding, Parent Series C Warrants to purchase 590,415 shares of Parent Common Stock are issued and outstanding, Parent Series D Warrants to purchase 2,930,811 shares of Parent Common Stock are issued and outstanding and Parent warrants to purchase 571,905 shares of Parent Common Stock are issues and outstanding. All outstanding shares of Parent Common Stock and Parent Convertible Preferred Stock have been, and all shares that may be issued pursuant to Parent Options and Parent Warrants will be, when issued in accordance with the respective terms thereof, duly and validly issued and are fully paid and non-assessable.

(b)    Except as set forth in Section 3.05(a) and for changes since the date hereof resulting from (i) the exercise of Parent Options and Parent Warrants outstanding on such date, (ii) the grant of, or promises or commitments to grant, equity incentive awards, in all cases, in the ordinary course of business consistent with past practices, (iii) the issuance of securities of Parent in connection with the Parent’s employee stock purchase plan, (iv) the issuance of securities of Parent in connection with the Financing or any other financing of Parent that the Parent Board (or a committee thereof) reasonably determines is necessary to finance the operations of Parent (including any Interim Financing), and (v) the issuance of securities of Parent which do not result in Parent’s fully diluted capitalization exceeding by more than a number of shares equal to one percent (1%) of the Parent’s fully diluted capitalization set forth in Section 3.05(a), there will be at Closing, no outstanding (x) shares of capital stock or voting securities of Parent; (y) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent; or (z) options, warrants or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

3.06    Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the Related Agreements. Merger Sub is a direct wholly owned Subsidiary of Parent.

3.07    Parent SEC Documents; Parent Financial Statements.

(a)    Parent has filed all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2015, and all amendments thereto (collectively, the “Parent SEC Documents”). To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as it may be amended from time to time and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The financial statements (including any related notes) contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position and results of operations of Parent and its Subsidiaries (taken as a whole) as of the times and for the periods    referred to therein, subject in the case of the unaudited interim financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.

3.08    Taxes.

(a)    All income and other material Tax Returns required to be filed by or with respect to Parent and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Entity, and all such Tax Returns were complete, correct and accurate in all material respects.

(b)    Parent and its Subsidiaries have timely paid all material Taxes required to be paid, whether or not reflected on any Tax Return. Except as would not reasonable expected to be material, Parent and its Subsidiaries have withheld or collected from each payment made to each of their employees and any other third parties, the amount of all Taxes required to be withheld or collected therefrom and have timely paid the same to the proper Governmental Entity.

(c)    There is no material Tax deficiency outstanding, assessed or proposed against Parent or any of its Subsidiaries, nor have Parent or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax. Neither Parent nor any of its Subsidiaries are, as of the date hereof, the subject of a Tax audit or examination with respect to any material Taxes of Parent or its Subsidiaries, nor have Parent or any of its Subsidiaries been notified by a Governmental Entity in writing of any request for such an audit or other examination.

(d)    Neither Parent nor any of its Subsidiaries have any material liability for Taxes of any Person (other than Parent and its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(e)    Neither Parent nor any of its Subsidiaries are or have been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

3.09    Material Contracts.

(a)    Except as set forth in Parent SEC Documents, none of Parent and its Subsidiaries is a party to any Contract, a copy of which would be required to be filed with the SEC as an exhibit to an annual report on Form 10-K (collectively, “Parent Material Contracts”).

(b)    Except as would not have a Parent Material Adverse Effect, each Parent Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on Parent or its Subsidiaries that is a party thereto, as applicable, and is in full force and effect, subject to the Enforceability Exceptions.

(c)    Except as would not have a Parent Material Adverse Effect and except as set forth in Parent SEC Documents, (i) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has violated or breached, or committed any default under, any Parent Material Contract; (ii) to the knowledge of Parent, as of the date of this Agreement, no other Person has violated or breached, or committed any material default under, any Parent Material Contract; and (iii) as of the date of this Agreement no event has occurred and is continuing through actions or inactions of Parent or any of its Subsidiaries that will result in a violation or breach of any of the provisions of any Parent Material Contract.

3.10    Litigation. Except as described in the Parent SEC Documents, (a) as of the date hereof, there is no Action pending, at Law or in equity, or before or by any Governmental Entity, or threatened in writing against Parent or any of its Subsidiaries or their respective properties, assets or business, that would reasonably be expected to have a Parent Material Adverse Effect and (b) as of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order that would have a Parent Material Adverse Effect.

3.11    Intellectual Property. Except for any nonconformance with clauses (a), (b), and (c) below that would not have a Parent Material Adverse Effect (a) Parent and/or its Subsidiaries, as the case may be, own all Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries that is material to the business of Parent and/or its Subsidiaries as currently conducted (the “Material Parent Owned Intellectual Property”), or otherwise have a license under all Intellectual Property that is material to the business of Parent and/or its Subsidiaries as currently conducted (the “Licensed Parent Intellectual Property”), (b) during the three (3) year period prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notices of material infringement or misappropriation from any third party with respect to any third party Intellectual Property, or that challenge the ownership of Parent and/or its Subsidiaries in any Material Parent Owned Intellectual Property and (c) to Parent’s knowledge, neither Parent nor any of its Subsidiaries is currently infringing or misappropriating the Intellectual Property rights of any other Person. There is no Action pending against Parent or any of its Subsidiaries (x) alleging any infringement or misappropriation by Parent and/or its Subsidiaries of any third party Intellectual Property, or (y) challenging Parent’s or any of its Subsidiaries’ ownership, or the validity or enforceability, of any Material Parent Owned Intellectual Property.

3.12    Employee Benefit Plans. Parent has in its Parent SEC Documents described, or filed as an exhibit, all of the following types of documents, agreements, plans or arrangements that are required by U.S. federal securities laws to be described in, or filed as an exhibit to, forms filed with the SEC: material “employee benefit plans,” as defined in Section 3(3) of ERISA, employment, severance or similar Contracts and other plans or arrangements (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which are maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any employee or former employee of Parent, or with respect to which Parent has any liability (the “Parent Benefit Plans”). Each such Parent Benefit Plan is in compliance with all applicable requirements of ERISA, except, in each case, where the failure to comply would not reasonably be expected to have a Parent Material Adverse Effect.

3.13    Compliance with Laws.

(a)    As of the date hereof, Parent and each of its Subsidiaries is in compliance with all applicable Laws of applicable Governmental Entities, except where the failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, all Permits required to conduct the business of Parent and its Subsidiaries are in the possession of Parent and its Subsidiaries, are in full force and effect and are being complied with, except for such Permits the failure of which to be in the possession or be in compliance with would not have a Parent Material Adverse Effect. As of the date hereof, there is no material investigation, proceeding or disciplinary action (including fines) currently pending, or to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries by a Governmental Entity.

(b)    Except as would not have a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries or any of their respective officers, directors, employees, agents or other Person acting on their behalf has within the last three (3) years, directly or indirectly, (i) taken any action which would cause any of Parent or its Subsidiaries to be in violation of the FCPA or any rules or regulations thereunder, (ii) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, in each case, in violation of applicable Law, (iii) made any payment to foreign or domestic government officials or employees in violation of Law or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of Law.

3.14    Merger Shares. Upon issuance in accordance with, and subject to the terms and conditions of, this Agreement (including, but not limited to, the accuracy of the representations and warranties made by the Company Stockholders under the Investor Questionnaires), the Merger Shares to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens and other than restrictions on transfer under applicable state and federal securities Laws), and, the issuance of the Merger Shares to the Company Stockholders entitled to receive the Merger Shares pursuant to the terms of this Agreement will be exempt from registration under the Securities Act.

3.15    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Parent or Merger Sub.

3.16    Exclusivity of Company Representations; No Reliance; Forward-Looking Information.

(a)    The representations and warranties of the Company set forth in Article II constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereunder, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties expressly set forth in Article II.

(b)    In connection with the due diligence investigation of the Company by Parent and its Representatives, Parent and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts, business plans and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Merger Sub hereby acknowledge the uncertainty and inherent risks in relying on such information and agree that neither the Company nor any of its Representatives has made or is making any express or implied representation or warranty with respect to any such information.

ARTICLE IV

COVENANTS OF THE COMPANY

4.01    Company Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Effective Time, except (a) as set forth on Section 4.01 of the Company Disclosure Schedules, or (b) if Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the Company shall use its commercially reasonable efforts to (A) conduct its business in the ordinary course of business, (B) pay its debts and Taxes when due (subject to Parent’s review and consent to the filing of any Tax Return), (C) pay or perform other obligations when due, (D) preserve intact the present business organizations of the Company, (E) keep available the services of the present officers and employees of the Company and (F) preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, each of (A) through (F) herein with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time and (ii) the Company shall not:

(a)    except for issuances as may result from the conversion of Company Preferred Stock, Convertible Debt, Company Warrants or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver (or authorize or propose the issuance, sale or delivery of) any of its equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

(b)    effect any recapitalization, reclassification, equity split or like change in its capitalization;

(c)    cause or permit any modifications, amendments or changes to any Organizational Document of the Company or alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(d)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of its equity interests, or directly or indirectly make any redemption or purchase of its equity interests (other than with respect to the repurchase of Company Stock from former Employees of the Company pursuant to agreements in effect as of the date hereof);

(e)    sell, assign or transfer any of its tangible assets, except for sales of Products in the ordinary course of business consistent with past practice;

(f)    sell, assign, transfer or license any Owned Intellectual Property, nor grant any sublicenses under, or other rights with respect to, any Licensed Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business in connection with the performance of services or other activities on behalf and for the benefit of the Company and consistent with past practice;

(g)    amend, modify and/or terminate, nor waive, release or assign any rights or claims under, any Material Contract;

(h)    enter into or materially amend, modify and/or voluntarily terminate any Contract that would constitute a Material Contract if it had been entered into as of the date hereof;

(i)    fail to take all commercially reasonable efforts which are customary in the Company’s industry to protect and maintain the Owned Intellectual Property and, to the extent the Company is responsible for the prosecution and maintenance thereof, the Licensed Intellectual Property;

(j)    make any capital investment in, or any loan to, any other Person, except pursuant a Contract for which the Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(k)    make any capital expenditures or commitments therefor in excess of $25,000, except pursuant a Contract for which the Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(l)    make any loan to, or enter into any other transaction with, any of its officers, Employees or any party described in Section 2.17 except pursuant to a Contract for which the Company is a party to as of the date hereof and a copy of which has been provided to Parent;

(m)    except to the extent required by applicable Law, (1) grant or announce any incentive awards or any increase in the salaries, bonuses or other compensation (cash, equity or otherwise) and benefits payable by the Company to any of its Employees, officers, directors or other service providers; (2) enter into or amend any employment, change in control, severance, retention, consulting or similar contract with any officer, Employee, consultant or other agent of the Company; (3) grant any severance or termination pay (cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof; or (4) terminate or materially amend any Company Employee Benefit Plan or adopt any arrangement for the current or future benefit or welfare of any officer or employee of the Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof;

(n)    hire, offer to hire or terminate any Employees, or encourage any Employees to resign from the Company;

(o)    commence or settle any claim or Action;

(p)    waive or release any material right or claim of the Company, including any material write-off or other compromise or account receivable of the Company;

(q)    cancel any third-party Indebtedness owed to the Company;

(r)    incur any Indebtedness, amend the terms of any outstanding loan agreement, guarantee any Indebtedness of any Person, issue or sell any debt securities or guarantee the Indebtedness of any Person or encumber any assets of the Company;

(s)    cancel or amend any insurance policy of the Company;

(t)    grant any discounts, credits or rebates to any customer or supplier of the Company other than in the ordinary course of business consistent with past practices;

(u)    change the Company’s accounting policies or procedures (other than as required by GAAP), including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(v)    revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(w)    enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any agreement relating to any Leased Real Property;

(x)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the business of the Company;

(y)    make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of the indemnification, sharing or allocation of Taxes (in each case excluding agreements entered into in the ordinary course of business with a principal purpose unrelated to Tax), settle any claim or assessment in respect of Taxes, surrender any right to claim any material Tax refunds, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any income or other material Tax Return or amend any Tax Return; or

(z)    take, commit, or agree in writing or otherwise to take, any of the actions described in Section 4.01.

Notwithstanding the foregoing, the parties agree and acknowledge that the Company between the date hereof until the earlier of the termination of this Agreement and the Effective Time may (x) conduct a bridge financing in one or more tranches (that is determined to be reasonably necessary to finance the operations of the Company during such period or to otherwise satisfy the Company’s obligations hereunder) with existing Company Stockholders through the issuance of Convertible Debt and Company Warrants, in each case, that is convertible into Company Series B Preferred Stock and which conversion into Series B Preferred Stock will be automatically effected prior to the Closing and (y) amend the Company Certificate of Incorporation to increase the number of authorized shares of Company Common Stock and Company Series B Preferred Stock to cover the conversion of the Company Warrants and Convertible Debt previously issued and to be issued by the Company pursuant to clause (x) of this paragraph or subsection 4.01(a) above.

4.02    Parent Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Effective Time, except (a) as set forth in Section 4.02 of the Parent Disclosure Schedules, or (b) if the Company shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall use its commercially reasonable efforts to (A) conduct its business in the usual, regular and ordinary course of business, (B) pay its debts and Taxes when due, (C) pay or perform other obligations when due, (D) preserve intact the present business organizations of Parent, (E) keep available the services of the present officers and senior executives of Parent and its Subsidiaries and (F) preserve the relationships of Parent with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, each of (A) through (F) herein with the goal of preserving unimpaired the goodwill and ongoing business of Parent at the Effective Time. In addition, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, except with the written consent of the Company, Parent will not grant any incentive or extraordinary Parent Options, except that Parent shall expressly have the right to grant Parent Options in the ordinary course of business and Parent shall expressly have the right to grant Parent Common Stock to members of the Parent Board in lieu of cash compensation for their service on the Parent Board.

4.03    Access to Books and Records.

(a)    From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide Parent and its Representatives with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of the Company in order for Parent and its Representatives to have the opportunity to make such investigation as it shall reasonably request in connection with the consummation of the transactions contemplated hereby; provided, however, that the Company may withhold access to any document or information the disclosure of which would reasonably be expected to violate any Contract or any applicable Law or result in the waiver of any legal privilege or work-product privilege; provided, further, that in the event that the Company relies on this sentence to withhold access or disclosure, the Company shall, to the extent permitted by such Contract, applicable Law and the protection of any legal privilege or work-product privilege, notify Parent in writing of the nature of the withheld information and use its commercially reasonable efforts to provide access in a manner that would not result in contravention of such Contract, applicable Law or waiver of the attorney-client privilege or work-product privilege. No information or knowledge obtained in any investigation pursuant to this Section 4.03 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b)    From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent shall provide the Company and its Representatives with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of Parent and its Subsidiaries in order for the Company and its Representatives to have the opportunity to make such investigation as it shall reasonably request in connection with the consummation of the transactions contemplated hereby; provided, however, that Parent may withhold access to any document or information the disclosure of which would reasonably be expected to violate any Contract or any applicable Law or result in the waiver of any legal privilege or work-product privilege; provided, further, that in the event that Parent relies on this sentence to withhold access or disclosure, Parent shall, to the extent permitted by such Contract, applicable Law and the protection of any legal privilege or work-product privilege, notify the Company in writing of the nature of the withheld information and use its commercially reasonable efforts to provide access in a manner that would not result in contravention of such Contract, applicable Law or waiver of the attorney-client privilege or work-product privilege. No information or knowledge obtained in any investigation pursuant to this Section 4.03 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

4.04    Company Exclusive Dealing. During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement, the Company will not, and will not permit any of its Representatives to, take any action, directly or indirectly, to engage in any discussions or negotiations with, solicit or knowingly support or encourage any Company Acquisition Proposal from, enter into any Contract of any kind with, disclose or furnish any information to or afford access to, any Person regarding any Company Acquisition Transaction; provided, however, that this Section 4.04 shall not apply to the Company (or its Representatives) in connection with Company Stockholder communications related to the transactions contemplated by this Agreement as expressly permitted hereunder or as otherwise required by applicable Law. The Company agrees that any negotiations in respect of a Company Acquisition Transaction in progress as of the date hereof with any Person (other than Parent or its Affiliates) will be immediately terminated. In the event the Company receives any Company Acquisition Proposal with respect to any Company Acquisition Transaction from any third party, the Company will notify Parent in writing as promptly as practicable (but in no event later than 24 hours) after receipt of such Company Acquisition Proposal and will provide, to the extent not otherwise prohibited by applicable confidentiality restrictions, the identity of such third party and a copy of the Company Acquisition Proposal or the material terms of the Company Acquisition Proposal.

4.05    Parent Exclusive Dealing.

(a)    During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement, Parent will not, and will not permit any of its Representatives to, take any action, directly or indirectly, to engage in any discussions or negotiations with, solicit or knowingly support or encourage any Parent Acquisition Proposal from, enter into any Contract of any kind with, disclose or furnish any information to or afford access to, any Person regarding any Parent Acquisition Transaction; provided, however, that this Section 4.05 shall not apply to Parent (or its Representatives) in connection with Parent Stockholder communications related to the transactions contemplated by this Agreement (including the filing of the Proxy) or as otherwise required by applicable Law or securities exchange. Parent agrees that any negotiations in respect of a Parent Acquisition Transaction in progress as of the date hereof with any Person (other than the Company) will be immediately terminated. In the event Parent receives any Parent Acquisition Proposal with respect to any Parent Acquisition Transaction from any third party, Parent will notify the Company in writing as promptly as practicable (but in no event later than 24 hours) after receipt of such Parent Acquisition Proposal and will provide, to the extent not otherwise prohibited by applicable confidentiality restrictions, the identity of such third party and a copy of the Parent Acquisition Proposal or the material terms of the Parent Acquisition Proposal.

(b)    Notwithstanding Section 4.05(a) or otherwise in this Agreement, at any time prior to the receipt of the Parent Stockholder Approval, Parent may, directly or indirectly: (i) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Parent Acquisition Proposal in writing that the Parent Board (or the Parent Special Committee) determines in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes a Parent Superior Proposal and (ii) furnish any non-public information relating to Parent or any of its Subsidiaries to any Person that has made (and not withdrawn) a bona fide, unsolicited Parent Acquisition Proposal in writing that the Parent Board (or the Parent Special Committee) determines in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes a Parent Superior Proposal; provided, that, in in the case of any action proposed to be taken pursuant to the foregoing clauses (i) or (ii), (A) such Parent Acquisition Proposal did not result from or arise out of a material breach of Section 4.05(a) by Parent and (B) the Parent Board (or the Parent Special Committee) determines in good faith (after consultation with outside legal counsel) that the failure to take such action would constitute a breach of its fiduciary duties under Delaware Law.

4.06    Company Stockholder Approval.

(a)    As promptly as practicable following the date hereof, the Company shall prepare and send to all Company Stockholders on the record date for the Company Stockholder Written Consents who did not execute a Company Stockholder Written Consent the notices required pursuant to the DGCL. Such materials submitted to the Company Stockholders in connection with such Company Stockholder Written Consents shall be subject to review and comment by Parent (including any and all amendments or modifications to such materials) prior to submission or delivery of such materials to Company Stockholders and such materials shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the recommendation of the Company Board that the Company

Stockholders not exercise their dissenters or appraisal rights under the DGCL in connection with the Merger (the “Information Statement”). In addition, as promptly as practicable following the date hereof, the Company shall use its commercially reasonable efforts to solicit a Joinder Agreement from each Company Stockholder that did not execute and deliver a Joinder Agreement contemporaneously with the Company Stockholder Written Consent. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company Stockholders contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Laws.

(b)    Neither the Company Board not any committee thereof shall withhold, withdraw, amend, modify, qualify or condition its approval of this Agreement, the Merger and the transactions contemplated hereby nor its recommendation that the Company Stockholders not exercise their dissenters or appraisal rights under the DGCL in connection with the Merger.

4.07    Parent Board Recommendation.

(a)    Subject to the terms of Section 4.07(b), neither the Parent Board nor any committee thereof (including the Parent Special Committee) shall (i) withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Parent Board Recommendation, (ii) approve, endorse or recommend a Parent Acquisition Proposal or Parent Acquisition Transaction, (iii) fail to recommend against acceptance of any tender offer or exchange offer for Parent Common Stock that constitutes a Parent Acquisition Proposal or Parent Acquisition Transaction within ten (10) Business Days after the commencement of such offer, (iv) take any action to exempt or make any Person (other than the Company or the Company Stockholders) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable anti-takeover or similar statute or regulation or (v) resolve or agree to take any of the foregoing actions (each such foregoing action or failure to act in clauses (i) through (v) shall be referred to as a “Parent Board Recommendation Change”).

(b)    Notwithstanding the foregoing, at any time prior to the receipt of the Parent Stockholder Approval, the Parent Board (or the Parent Special Committee) may effect a Parent Board Recommendation Change with respect to a Parent Superior Proposal or Parent Intervening Event, in either case, if:

(i)    (A) Parent has received an unsolicited, bona fide Parent Acquisition Proposal that the Parent Board (or the Parent Special Committee) has determined in good faith (after consultation with its financial advisor and its outside counsel) constitutes a Parent Superior Proposal, (B) prior to effecting such Parent Board Recommendation Change, Parent shall have given the Company at least three (3) Business Days’ prior written notice of the intent to take such action (which notice shall not, by itself, constitute a Parent Board Recommendation Change), which notice shall attach such Parent Superior Proposal, the definitive agreement with respect thereto and state expressly the identity of the Person making such Parent Superior Proposal and a summary of all the material terms and conditions of such Parent Superior Proposal in reasonable detail (the “Pre-Recommendation Change Notice”), and Parent shall give the Company the opportunity to meet and discuss in good faith potential amendments or other modifications to the terms and conditions of this Agreement so that the Merger and other transactions contemplated by this Agreement may be effected, (C) the Company shall not have made, within the foregoing three (3) Business Days after receipt of the Pre-Recommendation Change Notice, a counteroffer or proposal that the Parent Board (or the Parent

Special Committee) determines in good faith (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Parent Stockholders as such Parent Superior Proposal, and (D) after such discussions, the Parent Board (or the Parent Special Committee) determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal made by the Company pursuant to the immediately preceding clause (C)) that the failure to effect such Parent Board Recommendation Change would constitute a breach of its fiduciary duties under Delaware Law; or

(ii)    in response to a Parent Intervening Event that has occurred after the date of this Agreement, if: (A) prior to effecting the Parent Board Recommendation Change, Parent shall have given the Company at least three (3) Business Days’ notice of the intent to consider such action (which notice shall not, by itself, constitute a Parent Board Recommendation Change) and the opportunity to meet and discuss in good faith the purported basis for the proposed Parent Board Recommendation Change, and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Merger and other transactions contemplated by this Agreement may be effected, and (B) after such discussions, the Parent Board (or the Parent Special Committee) determines in good faith (after consultation with outside legal counsel and after considering in good faith any counteroffer or proposal made by the Company pursuant to the immediately preceding clause (A)) that the failure to effect such Parent Board Recommendation Change would constitute a breach of its fiduciary duties under Delaware Law.

4.08    Proxy Statement.

(a)    As promptly as practicable following the date hereof, Parent shall prepare and file with the SEC a proxy statement of Parent for use in connection with the solicitation of proxies for the Parent Voting Proposal to be considered at the Parent Stockholder Meeting (as may be amended or supplemented from time to time, the “Proxy Statement”). Parent shall use its commercially reasonable efforts to respond and clear any comments raised by the SEC staff with respect to the preliminary Proxy Statement. The Company shall, and shall cause its Representatives to, reasonably cooperate with Parent and its Representatives in the preparation of the Proxy Statement, and shall furnish Parent with all information concerning the Company, including all financial statements of the Company required, as Parent may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement, and any amendment or supplement thereto, and Parent shall provide the Company with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Proxy Statement has been reviewed and cleared by the SEC Staff (or following the ten (10)-day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the Proxy Statement), Parent shall cause the Proxy Statement to be mailed to the Parent Stockholders.

(b)    Unless the Parent Board (or the Parent Special Committee) shall have effected a Parent Board Recommendation Change in accordance with the terms of Section 4.07, the Proxy Statement shall include the Parent Board Recommendation.

(c)    Parent shall cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by Parent or the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the time the Proxy Statement is filed with the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Parent or the Company for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Parent Stockholders, at the time of the Parent Stockholder Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)    Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder and shall use commercially reasonable efforts to ensure that such filings after the date hereof and prior to the Effective Time will not contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)    In addition, Parent shall use its commercially reasonable efforts to take all actions required under any applicable federal or state securities or blue sky Laws in connection with the issuance of Merger Shares.

4.09    Parent Stockholder Meeting. Parent shall take all actions in accordance with applicable Law and the applicable rules of The NASDAQ Capital Market and the Organizational Documents of Parent to duly call, give notice of, convene and hold as promptly as practicable, a meeting of Parent Stockholders (including any postponement or adjournment thereof, the “Parent Stockholder Meeting”) for the purpose of considering and voting upon the approval of the Parent Voting Proposal. Parent shall solicit from Parent Stockholders’ proxies in favor of the Parent Voting Proposal and unless the Parent Board (or the Parent Special Committee) shall have effected a Parent Board Recommendation Change, use its reasonable best efforts to secure the Parent Stockholder Approval. Parent shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with the DGCL, the rules of The NASDAQ Capital Market, the Organizational Documents of Parent, and all other applicable Law. Notwithstanding anything to the contrary set forth in this Agreement, Parent may adjourn or postpone the Parent Stockholder Meeting if (a) any required supplement or amendment to the Proxy Statement is provided to Parent Stockholders within a reasonable amount of time in advance of the Parent Stockholder Meeting, (b) as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) at the Parent Stockholder Meeting to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting; or (c) the Parent Stockholder Meeting is required to be postponed or adjourned pursuant to applicable Law. Unless this Agreement is terminated in accordance with its terms, the obligations of Parent under Section 4.08 and this Section 4.09 shall continue in full force and effect and this Agreement shall be submitted to the Parent Stockholders at the Parent Stockholder Meeting for the purpose of voting on adopting the Parent Voting Proposal.

4.10    Parent Board of Directors. On or prior to the Effective Time, Parent shall take all necessary corporate action so that (a) effective as of the Effective Time, the size of the Parent Board is increased to a total of nine (9) members and (b) Mahendra Shah, Jim Glasheen and Stuart Collinson will be appointed to the Parent Board to fill vacancies on the Parent Board.

4.11    Consents. The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.03(c) of the Company Disclosure Schedule.

4.12    Termination of Company Investor Rights. The Company shall obtain and deliver to Parent prior to Closing the written termination as of the Closing of all Contracts with Company Stockholders providing for rights of co sale, voting, registration, first refusal, board observation or information, or similar rights of operational covenants, including the Investor Rights Agreement, the Co-Sale Agreement and the Voting Agreement.

4.13    Investor Questionnaires. At least five (5) Business Days prior to the Closing, the Company shall provide Parent with an investor questionnaire (“Investor Questionnaire”), in form and substance satisfactory to Parent, duly executed by each Company Stockholder (and Other Consideration Recipient) pursuant to which such Company Stockholder (and Other Consideration Recipient) shall have certified whether or not such Company Stockholder (and Other Consideration Recipient) is an Accredited Investor.

4.14    Termination of Certain Company Employee Plans. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date: (a) any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”) and (b) any other Company Employee Plan requested by Parent at least three Business Days prior to the Effective Time, unless Parent, in its sole discretion, provides the Company with written notice of such election (an “Election Notice”) at least three (3) Business Days prior to the Effective Time that such Company Employee Plans shall not be terminated. Unless Parent provides an Election Notice to the Company, the Company shall deliver to Parent, prior to the Effective Time, evidence that the Company’s board of directors has validly adopted resolutions to terminate the 401(k) Plans and other Company Employee Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Effective Time. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent prior to the Effective Time.

ARTICLE V

ADDITIONAL COVENANTS

5.01    Indemnification of Officers and Directors of the Company.

(a)    For a period of six (6) years after the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company, in any case as in effect on the date of this Agreement, pursuant to the indemnification provisions of the Organizational Documents of the Company and pursuant to any indemnification agreements in effect prior to the Effective Time and delivered to Parent, if any (collectively, the “Company Indemnification Provisions”) among the Company and the present and former directors and officers of the Company listed on Section 5.01 of the Company Disclosure Schedules (the “D&O Indemnified Parties”), with respect to claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time. In connection therewith, Parent shall advance expenses to the D&O Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. For a period of six (6) years after the Effective Time, Parent shall ensure that the organizational documents of the Surviving Corporation shall contain indemnification provisions in favor of the D&O Indemnified Parties that are comparable in all material respects to those set forth in the Organizational Documents as in effect on the date of this Agreement.

(b)    In connection with the Closing, the Company shall, at its own expense, purchase a directors’ and officers’ liability insurance or tail insurance policy on terms and conditions (including, without limitation, coverage limits) reasonably acceptable to Parent (the “D&O Tail”), that provides coverage for acts or omissions of the D&O Indemnified Parties occurring on or prior to the Effective Time. The premium for the D&O Tail shall be paid at the Closing, and Parent shall maintain such D&O Tail in effect for the full term thereof.

(c)    If Parent, the Surviving Corporation or any of its successors or assigns proposes to (i) consolidate with or merge into any other Person and Parent or the Surviving Corporation shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 5.01.

(d)    The provisions of this Section 5.01 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and Representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

5.02    Efforts to Consummate.

(a)    Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the Closing conditions set forth in Section 6.01).

(b)    Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 6.02).

5.03    Notification.

(a)    From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article II or of any covenant that would cause the conditions set forth in Section 6.01(a) or Section 6.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall promptly disclose in writing to Parent such breach.

(b)    From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if Parent becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made in Article III or any covenant that would cause the conditions set forth in Section 6.02(a) or Section 6.02(b), as applicable, not to be satisfied as of the Closing Date, Parent shall promptly disclose in writing to the Company such breach.

5.04    Section 280G. The Company shall promptly, but, in any event, no later than two (2) Business Days prior to the Effective Time, submit for approval by the Company Stockholders by the requisite vote (and in a manner satisfactory to Parent), by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”), and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that a vote of Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (a) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (b) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the vote of the Company Stockholders (the “280G Waivers”). Prior to soliciting the 280G Approval, the Company shall obtain and deliver to Parent a 280G Waiver from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) and who has received or could otherwise receive or have the right or entitlement to receive any Section 280G Payments. Prior to obtaining the 280G Waivers described in the previous sentence, the Company shall provide, or cause to be provided, to Parent a draft of all solicitation and related documents (including any calculations of the Section 280G Payments) contemplated in this Section 5.04, including any disclosure documents. The Company shall incorporate any reasonable comments into such documents that are timely made by Parent.

5.05    Financing. Without limiting Section 5.02:

(a)    Parent and Merger Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to obtain the Financing.

(b)    The Company shall use its commercially reasonable efforts to provide all cooperation in connection with obtaining the Financing as may be reasonably requested by Parent or its Representatives (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including making Company management available to participate in due diligence sessions and providing Parent information reasonably requested by Parent, including all financial information and financial statements of the Company that may be reasonably required in connection with obtaining the Financing.

5.06    NASDAQ Listing. Parent shall take such actions as may be necessary to list the Closing Merger Shares, and if applicable, any Holdback Shares and/or Milestone Shares, for trading on The NASDAQ Capital Market.

5.07    Company Net Working Capital Amount; Withholding. The Company covenants and agrees that, at Closing, (a) the Company Net Working Capital Amount shall be no less than negative twenty-five thousand dollars, and (b) the Company will have an amount of cash sufficient for Parent and/or the Company to satisfy its Tax withholding obligations with respect to the issuance of Carve-Out Plan Closing Shares.

5.08    Parent Net Working Capital Amount. Parent covenants and agrees that, at Closing, the Parent Net Working Capital Amount shall be no less than negative three hundred twenty five thousand dollars.

5.09    Registration Rights. Parent agrees that, to the extent that the investors in the Financing (the “Financing Investors”) hold registration rights with respect to the Parent Common Stock that would be issued to the Financing Investors in connection with the Financing, then Parent agrees to take all actions reasonably necessary to provide for registration rights for the Company Stockholders that are entitled to receive Merger Shares hereunder and the Other Consideration Recipients, in each case, with respect to the Merger Shares issuable hereunder and under the Carve-Out Plan or other contract, as applicable, that are substantially similar to such registration rights that would be held by the Financing Investors, subject to, for each such Company Stockholder and Other Consideration Recipient, such Company Stockholder or Other Consideration Recipients, as applicable, executing and delivering to the Company the registration rights agreement that is executed and delivered by such Financing Investors or a separate registration rights agreement that is substantially similar to the registration rights agreement executed and delivered by such Financing Investors.

ARTICLE VI

CONDITIONS TO CLOSING

6.01    Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Sub) of the following conditions as of the Closing Date:

(a)    (i) The Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), subject only to de minimus exceptions and (ii) all other representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

(b)    The Company shall have performed and complied with, in all material respects, all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)    The Parent Stockholder Approval shall have been obtained.

(d)    The Company Stockholder Approval shall have been obtained.

(e)    The maximum number (on a percentage basis) of Company Stockholders that have exercised or continue to have a right to exercise appraisal rights shall not exceed two percent (2%) of the aggregate number of outstanding shares of Company Stock outstanding as of immediately prior to the Effective Time.

(f)    Parent shall have received a duly executed Joinder Agreement from the Company Stockholders holding at least ninety-one percent (91%) of the issued and outstanding shares of Company Stock as of immediately prior to the Effective Time (and, without limiting the foregoing, Parent shall have received a duly executed Joinder Agreement from the Company Stockholders holding at least a majority of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time, and Company Stockholders holding at least a majority of the issued and outstanding shares of Company Common Stock as of the applicable record date have executed and delivered the Company Stockholder Written Consent).

(g)    The Company shall have delivered to Parent each of the following:

(i)    a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying that the conditions specified in Sections 6.01(a) and 6.01(b), as they relate to the Company, have been satisfied;

(ii)    a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying (i) the terms and effectiveness of the Organizational Documents, (ii) the valid adoption of resolutions of the Company Board (whereby the Merger and the transactions contemplated hereunder were approved by the Company Board) and (iii) that Company Stockholder Approval shall have been obtained;

(iii)    a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company;

(iv)    a certificate of good standing (or equivalent document) from the applicable Governmental Entity in each jurisdiction where the Company is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing; and

(v)    a statement dated as of the Closing Date, issued pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i) and in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not United States real property interests within the meaning of Section 897 of the Code.

(h)    Parent shall have received executed copies of the third party consents set forth on Section 6.01(g) of the Company Disclosure Schedules.

(i)    No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(j)    Parent shall have consummated the Financing or shall consummate the Financing substantially contemporaneously with the Closing.

(k)    Parent shall have been furnished evidence satisfactory to it that the D&O Tail has been purchased.

(l)    Parent shall have received the Consideration Spreadsheet, certified as complete and correct by the chief executive officer of the Company as of the Closing Date.

(m)    Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Section 6.01(m) of the Company Disclosure Schedules.

(n)    The Key Employee shall not have revoked the Employment Agreement.

(o)    Parent shall have received evidence satisfactory to it that all directors and officers of the Company have resigned in writing in such capacities, effective as of the Closing, except as otherwise specified by Parent.

(p)    Parent shall have received evidence satisfactory to it that (i) Aquilo has been paid all amounts that it is entitled to be paid under the Aquilo Letter in connection with the Closing (excluding, for the avoidance of doubt, any Service Provider Holdback Shares, Service Provider Milestone Shares and Service Provider Commercial Milestone Cash Consideration to which Aquilo may be entitled to receive in accordance with the terms hereunder and under the Aquilo Letter) and (ii) the Company’s outside counsel and accountant have been paid all fees and expenses accrued prior to the Closing.

(q)    Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to the Company Stockholders and in effect prior to the Closing, including but not limited to rights of co sale, voting, registration, first refusal, board observation or information or operational covenants, including the Investor Rights Agreement, the Co-Sale Agreement and the Voting Agreement, shall have terminated as of the Effective Time and without limiting the foregoing, Parent shall have been furnished evidence satisfactory to it that the Investor Rights Agreement shall have been terminated in full.

(r)    There shall be no action, suit, order, injunction or proceeding before any Governmental Entity pending, or overtly threatened in writing, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries (i) by any Governmental Entity arising out of, or directly connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or (ii) which would reasonably be expected to have a Company Material Adverse Effect.

(s)    The applicable waiting periods, if any, under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and all applicable foreign antitrust Laws shall have been obtained (or the waiting periods thereunder shall have expired or terminated early).

(t)    No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(u)    Each Person who might receive any Section 280G Payments referred to in Section 5.04 hereof shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in effect immediately prior to the Effective Time. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

If the Closing occurs, all Closing conditions set forth in this Section 6.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and Merger Sub.

6.02    Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company) of the following conditions as of the Closing Date:

(a)    (i) The Parent Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), subject only to de minimus exceptions and (ii) all other representations and warranties of Parent contained in Article III of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

(b)    Parent and Merger Sub shall have performed and complied with, in all material respects, all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c)    The Parent Stockholder Approval shall have been obtained.

(d)    The Company Stockholder Approval shall have been obtained.

(e)    Parent and its Subsidiaries shall have at least $3,000,000 in Parent Net Cash, in the aggregate, at, or substantially contemporaneous with, the Closing.

(f)    No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(g)    Parent shall have delivered to the Company a certificate of an authorized officer of Parent and Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 6.02(a) and 6.02(b), as they relate to such entity, have been satisfied.

(h)    There shall be no action, suit, order, injunction or proceeding before any Governmental Entity pending, or overtly threatened in writing, against Parent or the Company, their respective properties or any of their respective officers, directors or Subsidiaries (i) by any Governmental Entity arising out of, or directly connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or (ii) which would reasonably be expected to have a Parent Material Adverse Effect.

(i)    The applicable waiting periods, if any, under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and all applicable foreign antitrust Laws shall have been obtained (or the waiting periods thereunder shall have expired or terminated early).

(j)    No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

If the Closing occurs, all closing conditions set forth in this Section 6.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VII

INDEMNIFICATION

7.01    Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.

(a)    The representations and warranties of the Company contained in Article II shall survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date; provided, however, that (i) the Company Fundamental Representations shall survive the Closing and shall terminate on the thirtieth (30th) day after the expiration of the applicable statute of limitations and (ii) the representations and warranties contained in Section 2.10 (Intellectual Property) shall survive the Closing and remain in full force and effect until the one-year anniversary of the date of the first sale of the Product for monetary value by Parent or any of its Affiliates or Product Transferees to a third party end user or third party distributor (for the purposes of commercial distribution). No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, however, that all representations and warranties of the Company contained in Article II shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(b)    The representations and warranties of Parent and Merger Sub contained in Article III shall survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date; provided, however, that the Parent Fundamental Representations shall survive the Closing and shall terminate on the thirtieth (30th) day after the expiration of the applicable statute of limitations. No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, however, that all representations and warranties of Parent and Merger Sub contained in Article III shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(c)    The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their terms.

7.02    Indemnification for the Benefit of Parent Indemnified Parties. Subject to the limitations set forth in this Article VII, from and after the Effective Time, each of the Company Stockholders, severally (and not jointly) and in proportion to his, her or its respective Pro Rata Percentage, shall indemnify Parent and its Affiliates (including the Company) and its and their respective officers, directors, agents, stockholders, members, attorneys and other Representatives (collectively, the “Parent Indemnified Parties” and each, a “Parent Indemnified Party”) and hold them harmless against any Losses paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims) in connection with, arising out of, or resulting from any of the following:

(a)    any breach of any representation or warranty of the Company contained in Article II or any certificate delivered hereunder by the Company;

(b)    any non-fulfillment or breach by the Company prior to the Closing of any covenant or agreement contained in this Agreement;

(c)    any Pre-Closing Taxes;

(d)    any Unpaid Company Transaction Expenses;

(e)    any Closing Date Indebtedness;

(f)    any fraud or intentional misrepresentation with respect to this Agreement, any Related Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement on the part of the Company;

(g)    any threatened or actual claims made by any Company Stockholder against Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or any officers, directors, employees, agents or representatives of any of the foregoing in connection with or arising from this Agreement, the Merger and/or the transactions contemplated by this Agreement or any prior corporate transaction consummated by the Company or any of its Subsidiaries, including, any such claims arising from any appraisal or dissenters’ rights and any Dissenting Share Payments, or alleging a breach of fiduciary duties or other applicable laws; and/or

(h)    any inaccuracy in the Consideration Spreadsheet.

The Company Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Company or any other Parent Indemnified Party with respect to any Loss claimed by a Parent Indemnified Party.

7.03    Indemnification by Parent for the Benefit of the Company Stockholders. Subject to the limitations set forth in this Article VII, from and after the Effective Time, Parent shall indemnify the Company Stockholders and their Affiliates, officers, directors, agents, attorneys and other Representatives (collectively, the “Company Stockholder Indemnified Parties” and each, a “Company Stockholder Indemnified Party”) and hold them harmless against any Losses paid, incurred, suffered or sustained by the Company Stockholder Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims) in connection with, arising out of, or resulting from any of the following: (a) any breach of any representation or warranty of Parent or Merger Sub contained in Article III or any certificate delivered hereunder by Parent, and (b) any non-fulfillment or breach by Parent or Merger Sub of any covenant or agreement contained in this Agreement.

7.04    Limitations on Indemnification. The rights of the Parent Indemnified Parties and the Company Stockholder Indemnified Parties to indemnification pursuant to the provisions of this Article VII are subject to the following limitations:

(a)    Notwithstanding anything to the contrary herein, except for claims in respect of the breach of any Company Fundamental Representation or for claims in respect of fraud or intentional misrepresentation, no claims for indemnification by any Parent Indemnified Party pursuant to Section 7.02(a) shall be so asserted, and no Parent Indemnified Party shall be entitled to recover Losses, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $1,000,000 (the “Basket”), and to the extent such Losses exceed the Basket, such Parent Indemnified Party shall be entitled to recover all such Losses, including the Basket.

(b)    Notwithstanding anything to the contrary herein, except for claims in respect of the breach of any Parent Fundamental Representation or for claims in respect of fraud or intentional misrepresentation, no claims for indemnification by any Company Stockholder Indemnified Party pursuant to Section 7.03(a) shall be so asserted, and no Company Stockholder Indemnified Party shall be entitled to recover Losses, unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Basket, and to the extent such Losses exceed the Basket, such Company Stockholder Indemnified Party shall be entitled to recover all such Losses, including the Basket.

(c)    Notwithstanding anything to the contrary herein, except for claims in respect of the breach of any Company Fundamental Representation or for claims in respect of fraud or intentional misrepresentation, with respect to any claims for indemnification by any Parent Indemnified Party pursuant to Section 7.02(a), (i) the Parent Indemnified Parties’ sole recourse shall be against the Holdback Shares pursuant to Section 7.07 and its setoff rights against the Milestone Consideration pursuant to Section 7.08 and (ii) the maximum liability of the Company Stockholders for such claims shall not exceed $3,000,000 (the “Cap”).

(d)    Notwithstanding anything to the contrary herein, except for claims in respect of the breach of any Parent Fundamental Representation or for claims in respect of fraud or intentional misrepresentation, the maximum liability of Parent for claims by claims for indemnification by any Company Stockholder Indemnified Party pursuant to Section 7.02(a) shall not exceed the Cap.

(e)    Notwithstanding anything to the contrary contained herein, except in the case of fraud or intentional misrepresentation, in no event shall any Company Stockholder have any liability under this Agreement in excess of the Merger Consideration actually received by such Person pursuant to this Agreement.

(f)    Notwithstanding anything to the contrary contained herein, except in the case of fraud or intentional misrepresentation, in no event shall Parent have any liability under this Agreement in excess of the Merger Consideration.

(g)    Each Indemnitee shall use its commercially reasonable efforts to mitigate or resolve any Loss prior to seeking indemnity therefor under this Article VII; provided, however, that no such no such Indemnitee shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract or Law binding on such Indemnitee or any Affiliate thereof (or, to the extent such Losses are Taxes, any action that might reasonably be expected to be adverse to it). No Indemnitee shall make any claim for indemnification under this Article VII in respect of any matter that is taken into account as a reduction in the calculation of the Merger Consideration. Any Indemnitee shall not be entitled to double recovery for any adjustments to consideration provided for hereunder or Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.

(h)    Notwithstanding anything to the contrary contained herein, neither Party shall have any liability or indemnification obligation (i) with respect to the amount of or ability to use after the Closing Date any net operating losses, Tax credits, Tax basis or other Tax attribute of Parent and its respective Subsidiaries (and neither Company nor Parent is making and shall not be construed to have made any representation or warranty with respect to such matters), or (ii) for any Taxes with respect to any taxable period (or portion thereof) beginning after the Closing Date.

7.05    Indemnification Procedures For Direct Claims.

(a)    Any Parent Indemnified Party or Company Stockholder Indemnified Party making a claim for indemnification under Section 7.02 or Section 7.03, as applicable (an “Indemnitee”) shall promptly notify the indemnifying party (an “Indemnitor”) and the Stockholders Representative (on behalf of the Company Stockholders), if applicable, in writing (each, an “Indemnification Claim Notice”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand, including without limitation the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the indemnifiable matter to which such item is related, in each case, to the extent then known or calculable. An Indemnitee shall have the right to update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date hereof by delivering an updated notice.

(b)    If an Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholders Representative) does not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts supporting an objection to the applicable indemnification claim (the “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholders Representative) that the Indemnitee is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.

(c)    If an Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholders Representative) objects in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of an Indemnification Claim Objection Notice, such Indemnitor (or in the case of any Indemnification Claim Notice given by a Parent Indemnified Party, the Stockholders Representative) and Indemnitee shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnitor (or in the case of any Indemnification Claim Objection Notice given by a Parent Indemnified Party, the Stockholders Representative) and Indemnitee should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation within 30 days after the receipt of an Indemnification Claim Objection Notice, the claim shall be resolved pursuant to Section 11.15.

7.06    Indemnification Procedures for Third Party Claims.

(a)    In the event that any Indemnitee desires to make a claim against an Indemnitor (which term shall be deemed to include all Indemnitors if more than one) in connection with any third-party Action for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnitee will promptly notify in writing the Indemnitor of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnitor of its indemnification obligations under this Article VII, except to the extent, if any, that the Indemnitor has actually been materially prejudiced thereby.

(b)    Subject to paragraph (e) below, the Indemnitor will, upon its written confirmation of its obligation to indemnify the Indemnitee in full with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee by written notice to the Indemnitee within fifteen (15) calendar days after the Indemnitor has received notice of the Third-Party Claim; provided, however, that the Indemnitor must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c)    The Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee unless the judgment or proposed settlement (i) includes an unconditional release of all Liability of each Indemnitee with respect to such Third-Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnitor, and (iii) does not impose an injunction or other equitable relief upon the Indemnitee. So long as the Indemnitor has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 7.06(b) above, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnitor).

(d)    In the event that the Indemnitor fails to assume the defense of the Third-Party Claim in accordance with Section 7.06(b) above, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate subject to the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnitor), (ii) the Indemnitor will remain responsible for any Losses of the Indemnitee as a result of such Third-Party Claim to the extent subject to indemnification under this Article VII, and (iii) Parent and the Company shall retain all remedies to which they are entitled under this Article VII.

(e)    Notwithstanding the foregoing, if the Indemnitee is a Parent Indemnified Party, then Parent shall have the right, in its sole discretion, to assume the defense of any claim (i) relating to the Intellectual Property of any Person, (ii) any claim brought by the FDA or other similar Governmental Entity; (iii) involving criminal liability or in which equitable relief is sought against any Indemnitee, or (iv) that involves any Taxes of any Parent Indemnified Party (provided however that respect to subsection (iv) to the extent such claim or resolution of such claim affects Pre-Closing Taxes, the Parent will not consent to the entry of any judgment, adjustment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnitor).

7.07    Holdback Shares.

(a)    The Holdback Shares shall serve as partial security for, and a source of recourse for, the Parent Indemnified Parties’ indemnification rights under this Section 7.07. Except for any claims of fraud or intentional misrepresentation, Parent Indemnified Parties shall first seek recourse against the Holdback Shares for any and all Losses for which Parent Indemnified Parties are entitled to recovery under this Section 7.07 until the Holdback Shares have been retained (and will not be issued) in accordance with the terms of this Agreement or issued and released in accordance with the terms of this Agreement, as applicable.

(b)    Parent shall retain and not issue (and the Company Stockholders will no longer be entitled to receive) Holdback Shares as a remedy for indemnifiable Losses of Parent Indemnified Parties in accordance with this Section 7.07 and subject to the other terms and conditions of this Section 7.07 and upon such forfeiture, all of such Company Stockholder’s right in and to such retained (and not issued) Holdback Shares shall terminate.

(c)    The Holdback Shares, less the aggregate number of Holdback Shares retained and not issued (and the Company Stockholders will no longer be entitled to receive), if any, and less the number of Holdback Shares determined in good faith by Parent as necessary to satisfy any claims of Parent Indemnified Parties that are not resolved prior to the Holdback Release Date (which number of additional Holdback Shares shall be equal to the estimated of the dollar value of such outstanding claim(s), divided by the Parent Stock Value (as adjusted for any stock splits, combinations and the like of Parent), rounded down to the nearest whole share) (such outstanding claims, the “Outstanding Claims” and such number of Holdback Shares that are continued to be held back by Parent, the “Retained Holdback Shares”) shall promptly be deposited by Parent with the Exchange Agent for issuance to the Company Stockholders in accordance with Section 1.05.

(d)    In the event and to the extent that, after the Holdback Release Date, any Outstanding Claim made by any Parent Indemnified Party pursuant to this Section 7.07 is finally resolved against such Parent Indemnified Party, Parent shall promptly issue and deposit with the Exchange Agent for issuance to the Company Stockholders in accordance with Section 1.05 a number of Retained Holdback Shares equal to the value of the Outstanding Claim resolved against such Parent Indemnified Party, divided by the Parent Stock Value (as adjusted for any stock splits, combinations and the like of Parent), rounded down to the nearest whole share; provided, however, that any such issuance shall only be made to the extent that the value of the Retained Holdback Shares remaining after such issuance would be sufficient to cover the estimated value of Outstanding Claims that are still unresolved at such time.

7.08    Set-off Right. Parent shall have the right to set-off any Milestone Consideration issuable or payable to the Company Stockholders hereunder to provide recourse to Parent Indemnified Parties with respect to Parent Indemnified Parties’ indemnification rights under this Article VII. Parent agrees to first exercise any set-off rights under this Section 7.08, if available (except for its exercise of recourse against the Holdback Shares which shall be pursued prior to its exercise of such set-off rights, to the extent that Holdback Shares are available to satisfy any such indemnification claim), prior to pursuing any indemnification claims hereunder directly against the Company Stockholders in accordance with the terms of this Article VII.

7.09    Parent Stock Value. For purposes of satisfying indemnifiable Losses of the Parent Indemnified Parties under this Article VII, each Holdback Share retained and not issued by Parent (and for which the Company Stockholders will no longer be entitled to receive) pursuant to Section 7.07, and each other Merger Share against which indemnifiable Losses are satisfied pursuant to this Article VII, shall have a value for purposes of determining the number of such Holdback Shares or other Merger Shares needed to satisfy such indemnifiable Loss equal to the Parent Stock Value (as adjusted for any stock splits, combinations and the like of Parent).

7.10    Sole and Exclusive Remedy. The indemnification provisions contained in this Section 7.10 are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Party may incur arising from or relating to the Agreement and the transactions contemplated hereby, and each Party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation. Notwithstanding the foregoing, this Section 7.10 shall not operate to limit the rights of the Parties to seek any remedies available to it under applicable Law in the event of fraud or intentional misrepresentation committed by or on behalf of any Party.

7.11    Tax Treatment. Any payment under this Article VII shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

ARTICLE VIII

TERMINATION

8.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Parent and the Company;

(b)    by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(c)    by Parent, if any of the representations or warranties of the Company set forth in Article II shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 6.01(a) or Section 6.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within ten (10) Business Days after written notice thereof is delivered to the Company; provided, however, that Parent and/or Merger Sub is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 6.02(a) or Section 6.02(b) to not be satisfied as of the Closing Date;

(d)    by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in Article III shall not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 6.02(a) or Section 6.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within ten (10) Business Days after written notice thereof is delivered to Parent or Merger Sub; provided, however, that the Company is not then in breach of this Agreement so as to cause the condition to Closing set forth in Section 6.01(a) or Section 6.01(b) from being satisfied as of the Closing Date; and, if the breach or breaches by Parent giving rise to the termination by the

Company under this Section 8.01(d) is as a result of Parent’s breach of any of Sections 4.05, 4.07, 4.08 or 4.09 hereof, within three (3) Business Days of written receipt by Parent of such termination by the Company pursuant to this Section 8.01(d), Parent shall pay the Company a termination fee in in an amount equal to $750,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account designated in writing by the Company to Parent.

(e)    by Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to April 30, 2017 (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.01(e) shall not have (provided, that, if such Party is Parent, neither Parent nor Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(f)    by Parent, if the Parent Board (or the Parent Special Committee) shall have effected a Parent Board Recommendation Change in accordance with the terms of Section 4.05 in order to accept a Parent Superior Proposal and simultaneously with such termination under this Section 8.01(f), Parent enters into a definitive agreement with respect to such Parent Superior Proposal; provided, that, Parent, in advance of, or concurrently with, such termination under this Section 8.01(f), Parent pays the Company a termination fee in an amount equal to the Parent Termination Fee, by wire transfer of immediately available funds to an account designated in writing by the Company to Parent;

(g)    by the Company, if the Parent Board (or the Parent Special Committee) shall have effected a Parent Board Recommendation Change in accordance with the terms of Section 4.05 and within three (3) Business Days of written receipt by Parent of such termination by the Company pursuant to this Section 8.01(g), Parent shall pay the Company a termination fee in an amount equal to the Parent Termination Fee, by wire transfer of immediately available funds to an account designated in writing by the Company to Parent; or

(h)    by Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the Parent Voting Proposal and within three (3) Business Days of written receipt by Parent of such termination by the Company pursuant to this Section 8.01(h) and which written notice includes an invoice (with supporting documentation) of the Company Expenses (as defined below), Parent shall pay the Company for all of the reasonably documented, out-of-pocket expenses (including all such fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually and reasonably incurred by the Company in connection with this Agreement (the “Company Expenses”) (up to a maximum amount to be paid by Parent to the Company under this Section 8.01(h) equal to $500,000), by wire transfer of immediately available funds to an account designated in writing by the Company to Parent.

8.02    Effect of Termination. In the event this Agreement is terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02, the obligations to pay the Parent Termination Fee pursuant to Sections 8.01(f) and 8.01(g) hereof, as applicable, the obligation to make the expense reimbursement pursuant to Section 8.01(h) hereof, as applicable, and Article XI hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either Parent, Merger Sub, the Company, the Stockholders Representative or the Company Stockholders to one another, except for willful breaches of this Agreement prior to the time of such termination.

8.03    Liquidated Damages. Notwithstanding anything to the contrary in this Agreement, (a) the Company’s right to receive payment of the Parent Termination Fee pursuant to Sections 8.01(f) or (g) under such circumstances shall be the sole and exclusive remedy of the Company, the Company Stockholders and the Stockholders Representative (or any of their respective Affiliates or its or their officers, directors, employees or equityholders) against Parent and any Affiliate of Parent and all of their respective former, current, or future equityholders, controlling persons, directors, officers, employees, agents, or other Representatives (collectively, the “Parent Specified Persons”) for any Loss suffered or incurred in connection with this Agreement and the transactions consummated hereby (and the termination thereof); (b) payment of the Parent Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Company, the Company Stockholders and/or the Stockholders Representative (or any of their respective Affiliates or its or their officers, directors, employees or equityholders) would otherwise be entitled to assert against any Parent Specified Person in connection with this Agreement and the transactions consummated hereby (and the termination thereof); and (c) neither the Company, the Company Stockholders and/or the Stockholders Representative (or any of their respective Affiliates or its or their officers, directors, employees or equityholders) of the foregoing shall be entitled to bring or maintain any claim, action or proceeding against any Parent Specified Person in connection with this Agreement and the transactions consummated hereby (and the termination thereof), and (c) the Parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that the Parties would not have entered into this Agreement without the agreements in this Section 8.03. If Parent fails timely to pay the Parent Termination Fee or Company Expenses if and when due and payable pursuant to Section 8.01, and, in order to obtain such payment, the Company commences an action or other proceeding that results in an award against Parent for such Parent Termination Fee or Company Expenses, Parent shall pay the Company’s reasonably documented, actual out-of-pocket expenses costs and expenses (including such attorneys’ fees and expenses) in connection with such action or proceeding, together with interest on the amount of the Parent Termination Fee or Company Expenses from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

ADDITIONAL COVENANTS

9.01    Stockholders Representative.

(a)    Appointment. In addition to the other rights and authority granted to the Stockholders Representative elsewhere in this Agreement, upon and by virtue of the adoption of the requisite holders of Company Stock of this Agreement, each of the Company Stockholders irrevocably constitutes and appoints the Stockholders Representative (and by execution of this Agreement the Stockholders Representative hereby accepts such appointment), as its true and lawful agent and attorney-in-fact for and on behalf of such Company Stockholder, with full power of substitution, to act in the name, place and stead of such Company Stockholder and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Company Stockholders; (iii) payment of amounts due to Parent hereunder; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Company Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholders Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to Parent or Merger Sub pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Company Stockholder relative to any amounts to be received by such Company Stockholder under this Agreement or any agreements contemplated hereby or thereby, any claim made by Parent under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Company Stockholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby or thereby and (C) executing, on behalf of each such Company Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Company Stockholders in connection with this Agreement or any other agreement contemplated hereby or thereby and paying any fees related thereto.

(b)    Authorization. Notwithstanding Section 9.01(a), in the event that the Stockholders Representative is of the opinion that it requires further authorization from the Company Stockholders on any matters concerning this Agreement, the Stockholders Representative shall be entitled to seek such further authorization from the Company Stockholders prior to acting on their behalf. In such event, each Company Stockholder shall vote in accordance with such Company Stockholder’s Pro Rata Percentage and the authorization of the Company Stockholders holding at least a majority of the Pro Rata Percentage shall be binding on all of the Company Stockholders and shall constitute the authorization of the Company Stockholders. The appointment of the Stockholders Representative is coupled with an interest and shall be irrevocable by any Company Stockholder in any manner or for any reason. This authority granted to the Stockholders Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

(c)    Actions by the Stockholders Representative; Resignation; Vacancies. The Stockholders Representative may resign from its position as Stockholders Representative at any time by written notice delivered to Parent and the Company Stockholders. If there is a vacancy at any time in the position of the Stockholders Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 9.01(b) above.

(d)    No Liability. All acts of the Stockholders Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Company Stockholders and not of the Stockholders Representative individually. The Stockholders Representative shall not be liable to the Company, Parent or Merger Sub, in its capacity as the Stockholders Representative, for any Liability of a Company Stockholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement. The Stockholders Representative shall not be liable to the Company Stockholders, in its capacity as the Stockholders Representative, for any Liability of a Company Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith), or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of the Representative’s gross negligence or willful misconduct. The Stockholders Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no Liability in its capacity as the Stockholders Representative to Parent, Merger Sub, the Company or the Company Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Stockholders Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Company Stockholder.

(e)    Indemnification; Expenses. Each Company Stockholder shall, only to the extent of such Company Stockholder’s Pro Rata Percentage thereof, indemnify and defend the Stockholders Representative and hold the Stockholders Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholders Representative and arising out of or in connection with the acceptance, performance or administration of the Stockholders Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Stockholders Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Stockholders Representative but shall be payable by and attributable to the Company Stockholders based on each such Company Stockholder’s Pro Rata Percentage. The Stockholders Representative may also from time to time submit invoices to the Company Stockholders covering such expenses and Liabilities and, upon the request of any Company Stockholder, shall provide such Company Stockholder with an accounting of all expenses and Liabilities paid.

ARTICLE X

DEFINITIONS

10.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accredited Investor” means any Company Stockholder or Other Consideration Recipient, as applicable, who is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act), as determined by Parent in its reasonable discretion.

“Action” means any legal action, suit, arbitration, investigation, claim, proceeding or other similar dispute (whether federal, state, local or foreign).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Antitrust Law” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in San Francisco, California are authorized or obligated by Law to close.

“Carve-Out Plan” means the Company’s 2010 Key Personnel Incentive Program, effective as of August 11, 2010.

“Carve-Out Plan Closing Merger Shares” means the aggregate number of Closing Merger Shares issuable to the Carve-Out Plan Participants in connection with the Closing in accordance with the terms of the Carve-Out Plan, rounded down to the nearest whole share (and which number of Carve-out Plan Closing Merger Shares shall be set forth on the Consideration Spreadsheet and will be relied upon by Parent as determinative).

“Carve-Out Plan Holdback Shares” means, with respect to any release and issuance of Holdback Shares, the aggregate number of Holdback Shares issuable to the Carve-Out Plan Participants in connection with the release of such Holdback Shares in accordance with the terms of the Carve-Out Plan, rounded down to the nearest whole share (and which maximum number of Carve-out Plan Holdback Shares shall be set forth on the Consideration Spreadsheet and will be relied upon by Parent as determinative).

“Carve-Out Plan Consideration” means, collectively, the Carve-Out Plan Closing Merger Shares, the Carve-Out Plan Milestone Consideration and the Carve-Out Plan Holdback Shares.

“Carve-Out Plan Milestone Consideration” means, collectively, the (a) Carve-Out Plan Milestone Shares and (b) the Carve-out Plan Commercial Milestone Cash Consideration.

“Carve-Out Plan Milestone Shares” means the aggregate number of Milestone Shares issuable to the Carve-Out Plan Participants in connection with the achievement of the Development Milestone, rounded down to the nearest whole share (and which number of Carve-out Plan Milestone Shares shall be set forth on the Consideration Spreadsheet and will be relied upon by Parent as determinative).

“Carve-out Plan Commercial Milestone Cash Consideration” means, with respect to the achievement of a Commercial Milestone, the applicable aggregate amount of the applicable Commercial Milestone Cash Payment paid to the Carve-Out Plan Participants in connection with the achievement of such Commercial Milestone and in accordance with the terms of the Carve-Out Plan (and which amount of such Carve-Out Plan Commercial Milestone Cash Consideration shall be set forth on the Consideration Spreadsheet and will be relied upon by Parent as determinative).

“Carve-Out Plan Participants” means those Key Personnel (as defined in the Carve-out Plan) set forth on Section 10.01(a) of the Company Disclosure Schedules (and on the Consideration Spreadsheet) and who are entitled to receive the applicable Carve-Out Plan Consideration set forth opposite such Key Personnel’s name on Section 10.01(a) of the Company Disclosure Schedules (and on the Consideration Spreadsheet) issuable and payable in accordance with the terms hereunder.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing.

“Closing Merger Shares” means such number of shares of Parent Common Stock equal to (a) eighty-percent percent (80%) of the Total Merger Shares, rounded down to the nearest whole share, less (b) the Holdback Shares, plus (c) the Interim Financing Additional Shares, if any.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal, offer, or indication of interest (other than a proposal, offer, or indication of interest by the other party hereto) relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” means, with respect to the Company, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (a) any reorganization, recapitalization or similar transaction involving the Company, (b) any equity financing involving the Company, (c) any sale, license, transfer or other disposition of any portion of the capital stock or assets of the Company (other than any licenses granted in the Company’s usual and ordinary course of business, consistent with past practice), (d) any merger, consolidation or similar transaction with or involving the Company, or (e) any other transaction that would reasonably be expected to have a material adverse effect upon the ability of the Company to consummate the transactions contemplated by this Agreement.

“Company Board” means the board of directors of the Company.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on December 1, 2011.

“Company Common Stockholder” means a holder of Company Common Stock.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the Disclosure Schedules of the Company.

“Company Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its ERISA Affiliates has or may have any liability or obligation.

“Company Equity Plan” means the 2005 Stock Plan of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 2.01 (Organization and Power), Section 2.03 (Authorization; No Breach; Valid and Binding Agreement), Section 2.04 (Capitalization), Section 2.08 (Tax Matters), and Section 2.21 (Brokerage).

“Company Inventory” shall mean all of the Company’s raw materials, work-in-process, finished goods and merchandise, packaging and other supplies related thereto.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Company or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining, whether there has been or will be, a Company Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (A) operating, business, regulatory or other conditions in the industry in which the Company operates (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (B) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operate), (C) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (D) the failure of the Company to meet or achieve the results set forth in any projection or forecast (provided, however, that clause (D) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (E) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates), (F) hurricanes, earthquakes, floods or other natural disasters (but only to the extent it does not disproportionately affect the Company, relative to other companies operating in the industry in which the Company operates) and (G) the loss of any licensor, licensee, customer, supplier or distributor of the Company solely to the extent arising from the announcement or pendency of the transactions contemplated by this Agreement (expressly excluding any such loss due to any legal effect to any Contract to which the Company is a party caused by the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby), and (H) any action taken that is required pursuant to this Agreement or at the written request of Parent.

“Company Net Working Capital Amount” means (a) the aggregate dollar amount of all assets characterized as current assets of the Company (including cash and cash equivalents of the Company) under GAAP, less (b) the aggregate dollar amount of all liabilities characterized as current liabilities of the Company (including all Indebtedness of the Company and Transaction Expenses) under GAAP, in the case of each of clause (a) and clause (b), as of immediately prior to the Closing. The Company Net Working Capital for all purposes of this Agreement shall be as determined in accordance in all respects with GAAP applied on a basis consistent with the Company’s past practices used in preparing the Company Financial Statements.

“Company Option” means an outstanding and unexercised stock option to purchase shares of Company Common Stock under the Company Equity Plan or otherwise.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Preferred Stockholder” means a holder of Company Preferred Stock.

“Company Products” means the Compound and the Product, as well as any other compound or product owned or controlled by the Company as of the Closing Date that is used or intended for use within the Field.

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company with a par value of $0.001 per share.

“Company Series B Preferred Stock” means the Series B Preferred Stock of the Company with a par value of $0.001 per share.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Company Stockholder” means a Company Common Stockholder or a Company Preferred Stockholder.

“Company Stockholder Approval” means the approval by the Company Stockholders owning a class and number of shares of Company Stock sufficient to adopt and approve this Agreement and approve the Merger as required under applicable Law, the Organizational Documents of the Company, and any applicable agreements between the Company, on the one hand, and any Company Stockholder, on the other hand.

“Company Special Committee” means the special committee of the Company Board.

“Company Warrant” means any outstanding and unexercised warrant to purchase shares of capital stock of the Company.

“Consideration Service Providers” means, collectively, (a) Aquilo Partners, L.P. (“Aquilo”) and (b) any other independent contractor to the Company for which the Company has indicated in writing to Parent following the date hereof and at least five (5) Business Days prior to the Closing that such independent contractor will receive Merger Shares (as compensation for services to the Company) and for which Parent has agreed, in its reasonable discretion, to such independent contractor receiving such Merger Consideration, if any (with the understanding that to the extent that Parent does not agree to any such independent contractor receiving Merger Shares under this clause (b) due to such independent contractor not being an Accredited Investor, such determination shall be deemed to be reasonable).

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party or by which a party or its assets is bound, whether oral or written.

“Convertible Debt” means all outstanding convertible promissory notes or similar indebtedness of the Company.

“Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 11, 2010, by and among the Company, the Investors (as defined therein) and the Founders (as defined therein).

“Delaware Law” shall mean the DGCL and any other applicable Law of the State of Delaware.

“Disclosure Schedule” shall mean the disclosure letter or schedules delivered by each of the Parties to this Agreement containing specific exceptions to the representations and warranties of such Party contained in Article II and Article III hereof.

“DOL” means the United States Department of Labor.

“EMA” means the European Medicines Agency, or any successor organization.

“Employee” means any current or former employee, consultant, independent contractor or director of the Company or any of its ERISA Affiliates.

“Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any of its ERISA Affiliates and any Employee.

“Environmental Laws” means all Laws (including all agreements with any Governmental Entity) relating to the protection or preservation of human health, safety or the environment, including, without limitation: (a) all Laws that control, govern, limit, prohibit, regulate or otherwise relate to any hazardous materials or substances; (b) all Laws relating to the protection or preservation of occupational health and safety; and (c) all Laws relating to the labeling, notice or disclosure of hazardous materials or substances. Without limiting the generality of the foregoing, the term Environmental Laws includes, without limitation, each of the following statutes and the regulations promulgated thereunder, as well all similar state, local or foreign Laws, each including all implementing Laws and legal requirements and as may be amended from time to time: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration, or any successor organization.

“Financing” means a transaction or series of transactions consummated at or substantially contemporaneous with the Closing pursuant to which Parent issues and sells shares of Parent Common Stock to one or more investors for an aggregate amount equal to at least $8,000,000 with the principal purpose of raising capital for Parent. Notwithstanding anything contained herein to the contrary, if Parent raises more than $8,000,000 in proceeds from the Financing, then the amount of such funds raised in excess of such $8,000,000 will constitute Parent Net Cash for all purposes of this Agreement, to the extent that Parent would not otherwise have at least $3,000,000 of Parent Net Cash at Closing; provided, that all or a portion of such additional funds in excess of such $8,000,000 shall be deemed to constitute the Interim Financing Net Cash Coverage Amount, subject to the terms of the definition of “Interim Financing Net Cash Coverage Amount.”

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Holdback Shares” means such number of shares of Parent Common Stock equal to four percent (4%) of the Total Merger Shares, rounded down to the nearest whole share.

“Holdback Release Date” means the date that is the one (1) year anniversary of the Closing Date.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to a Person, the indebtedness (including unpaid interest, fees, expenses, prepayment charges or premium thereon), without duplication, (a) in respect of borrowed money or for the deferred purchase price of products or services; (b) as may be evidenced by any note, bond, debenture or other debt security; (c) to be owed under conditional sale or other title retention agreements; (d) in respect of obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction; (e) all obligations arising out of any financial hedging, swap or other similar arrangement; (f) all obligations as lessee that would be required to be capitalized in accordance with GAAP; and (g) guarantees of obligations of the type described above.

“Intellectual Property” means intellectual property rights in any jurisdiction, including, without limitation, all (i) trademarks including but not limited to service marks, logos, trade dress, distinguishing guises, trade names and similar indicators of origin, whether registered or not, and all goodwill associated therewith; (ii) active and inactive patents, patents pending, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, substitutions, extensions and reexaminations thereof, all inventions disclosed therein, and all rights therein provided under international treaties and conventions; (iii) design patents and industrial designs, whether registered or not; (iv) mask works, circuit lay-out designs and integrated circuit topographies, whether registered or not; (v) trade secrets; (vi) copyrights in writings, designs, computer software and other works, whether registered or not; (vii) domain names; (viii) applications and registrations pertaining to any of the foregoing; (ix) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing; and (x) any other industrial and intellectual proprietary rights now known or hereafter recognized in any jurisdiction.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement by and among the Company and the Investors (as defined therein) dated as of August 11, 2010.

“Interim Financing” means a transaction or series of transactions consummated following the date hereof and prior to the Closing pursuant to which Parent issues and sells shares of capital stock of Parent to one or more investors with the principal purpose of raising capital for Parent.

“Interim Financing Additional Shares” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Interim Financing Net Cash Coverage Amount, if any divided by (b) $0.96 (rounded to the nearest whole share).

“Interim Financing Net Cash Coverage Amount” means the aggregate proceeds raised by Parent in connection with one or more Interim Financings in order for Parent to have a minimum amount of Net Cash equal to $3,000,000 at Closing, subject to the following illustrative sentence. For purposes of illustration, if Parent would have $2,000,000 of Net Cash at Closing but for an Interim Financing(s), and the Company raises $1,500,000 from such Interim Financing(s), $1,000,000 of such $1,500,000 raised from such Interim Financing(s) shall constitute the Interim Financing Net Cash Coverage Amount (and the remaining $500,000 raised from such Interim Financing(s) shall not constitute Interim Financing Net Cash Coverage Amount).

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the individual set forth on Section 10.01(b) of the Company Disclosure Schedules.

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of individuals set forth on Section 10.01(c) of the Company Disclosure Schedules and such knowledge that such individual would reasonably be expected to have after conducting a due and diligent inquiry.

“knowledge of Parent” and “Parent’s knowledge” mean the actual knowledge of the individuals set forth on Section 10.01(a) of the Parent Disclosure Schedules and such knowledge that such individuals would reasonably be expected to have after conducting a due and diligent inquiry (including in the case of the Intellectual Property related representations and/or warranties in Section 2.10, the knowledge or such individuals after reviewing such representations and warranties with the Company’s intellectual property counsel (and agents) responsible for prosecuting, maintaining and/or managing any Owned Intellectual Property and/or any Licensed Intellectual Property).

“Law” means any code, decree, directive, guidance, injunction, judgment, law, regulation, rule, statute, treaty or requirement of any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person any nature (including any unknown, undisclosed, unasserted, or contingent), regardless of whether such indebtedness, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable.

“Liens” means liens, pledges, mortgages, security interests, charges, encumbrances, or other restriction or encumbrance of any kind or character whatsoever.

“Losses” means all losses, liabilities, lost profits, diminutions of value, damages (including incidental and consequential damages), penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing an Indemnitee’s rights under this Agreement; provided, however, Losses does not include, and no Indemnitee shall be entitled to seek or recover under any theory of liability, any punitive damages (unless payable to a third-party in connection with a Third-Party Claim).

“Marketing Approval” means all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority(ies) in a jurisdiction necessary for the manufacture, use, storage, import, marketing and sale of the Product in such jurisdiction. For jurisdictions where governmental or other similar approval of pricing and/or reimbursement is required for marketing in such jurisdiction, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained.

“Merger Consideration” means (a) the Closing Merger Shares, plus (b) the Holdback Shares, plus (c) the Milestone Consideration, in each case, if, as and when issuable (or payable) and without interest.

“Merger Shares” means, collectively, the Closing Merger Shares and, if required to be issued hereunder, the Holdback Shares, and the Milestone Shares.

“Merger Sub Board” means the board of directors of Merger Sub.

“Milestone Consideration” means, collectively, (a) the Milestone Shares and (b) the Commercial Milestone Cash Payments.

“Milestone Shares” means such number of shares of Parent Common Stock equal to twenty percent (20%) of the Total Merger Shares, rounded down to the nearest whole share.

“Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Non-Accredited Investor” means any Company Stockholder or Other Consideration Recipient, as applicable, who is not an Accredited Investor.

“Organizational Documents” means (a) with respect to the Company, the Company Certificate of Incorporation and the bylaws of the Company, as amended and (b) with respect to Parent, the Parent Certificate of Incorporation and the bylaws of Parent, as amended.

“Other Consideration Recipients” means, collectively, (a) the Carve-Out Plan Participants and (b) the Consideration Service Providers.

“Parent Acquisition Proposal” shall mean any proposal, offer, or indication of interest (other than a proposal, offer, or indication of interest by the other party hereto) relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean, with respect to Parent, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase from Parent by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a 50.1% or greater interest in the total outstanding equity interests or voting securities of Parent, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning 50.1% or more of the total outstanding equity interests or voting securities of Parent; (b) any merger, consolidation, business combination or other similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction; (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a Parent or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 50.1% or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of Parent; or (d) any combination of the foregoing. For the avoidance of doubt, a “Parent Acquisition Transaction” shall expressly exclude any of the transactions set forth on Section 4.02 of the Parent Disclosure Schedules.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” means the recommendation of the Parent Board (or the Parent Special Committee) that the Parent Stockholders approve the issuance of shares of Parent Common Stock in the Merger at the Parent Stockholder Meeting.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, as amended.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedules” means the Disclosure Schedules of Parent.

“Parent Equity Plans” means, collectively, Parent’s 1999 Incentive Stock Plan, the 2010 Equity Incentive Plan, and the 2014 Equity Incentive Plan.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 3.01 (Organization and Power), Section 3.02 (Authorization; Valid and Binding Agreement), Section 3.05 (Capitalization), Section 3.08 (Taxes) and Section 3.15 (Brokerage).

“Parent Intervening Event” means, with respect to Parent, any material event, circumstance, change, effect, development or condition (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by Parent) occurring or arising after the date hereof that was not known to the Parent Board (or any committee thereof), as of or prior to the date hereof and prior to the receipt of the Parent Stockholder Approval (provided, however, that in no event shall any event, fact, development or occurrence resulting from or relating to any of the following give rise to a Parent Intervening Event: (a) the receipt, existence or terms of a Parent Acquisition Proposal or any matter relating thereto or consequence thereof; (b) the public announcement, execution, delivery or performance of this Agreement, the identity of the Company, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); (c) any change in the trading price or trading volume of Parent Common Stock or any change in Parent’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (c) relating to or causing such change may be considered, along with the effects or consequences thereof); (d) the fact that Parent has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Parent or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices)).

“Parent Option” means any option to purchase Parent Common Stock which was granted pursuant to a Parent Option Plan.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (A) operating, business, regulatory or other conditions in the industry in which Parent and its Subsidiaries operate (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate), (B) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate), (C) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate), (D) the failure of Parent and its Subsidiaries to meet or achieve the results set forth in any internal or external projection, forecast or estimate (provided, that clause (D) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or estimates has resulted in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect)), (E) any decline in the market price or change in the trading volume of the Parent Common Stock; (F) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate), (G) hurricanes, earthquakes, floods or other natural disasters (but only to the extent it does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate) and (H) the loss of any licensor, licensee, customer, supplier or distributor of Parent or its Subsidiaries solely to the extent arising from the announcement or pendency of the transactions contemplated by this Agreement (expressly excluding any such loss due to any legal effect to any Contract to which Parent or its Subsidiaries is a party caused by the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby).

“Parent Net Cash” means the aggregate amount of cash and cash equivalents of Parent and its Subsidiaries, taken as a whole, as of immediately prior to the Closing and as determined in accordance with GAAP consistently applied.

“Parent Net Working Capital Amount” means (a) the aggregate dollar amount of all assets characterized as current assets of Parent and its Subsidiaries, taken as a whole (excluding cash and cash equivalents of Parent and its Subsidiaries, taken as a whole) under GAAP, less (b) the aggregate dollar amount of all liabilities characterized as current liabilities of Parent and its Subsidiaries, taken as a whole, under GAAP, in the case of each of clause (a) and clause (b), as of immediately prior to the Closing. The Parent Net Working Capital Amount for all purposes of this Agreement shall be as determined in accordance in all respects with GAAP applied on a basis consistent with Parent’s past practices used in preparing the financial statements of Parent and its Subsidiaries set forth in Parent’s Form 10-Q for the third quarter of 2016.

“Parent Preferred Stock” means the Parent Series A Preferred Stock and the Parent Series B Preferred Stock.

“Parent Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of Parent.

“Parent Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of Parent.

“Parent Stockholders” means the stockholders of Parent.

“Parent Stock Value” means $0.96 per share of Parent Common Stock.

“Parent Stockholder Approval” means the approval of the Parent Voting Proposal by the affirmative vote of a majority of votes cast with respect to the Parent Stockholder Meeting called to consider the Parent Voting Proposal at a meeting at which quorum is present.

“Parent Special Committee” means the special committee of the Parent Board.

“Parent Superior Proposal” means any bona fide, unsolicited written Parent Acquisition Proposal with respect to Parent that did not result from a breach of Section 4.05 that, if consummated, would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (a) more than 50% of the outstanding shares of Parent Common Stock or (b) more than 50% of the assets of Parent, in either case, to which the Parent Board (or the Parent Special Committee) shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the proposed Parent Acquisition Proposal is more favorable to the Parent stockholders from a financial point of view than the Merger and other transactions contemplated by this Agreement and any counter-offer or proposal made by the other party hereto, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by the Company in response to such Parent Acquisition Proposal, the identity of the Person making the Parent Acquisition Proposal, the anticipated timing, conditions and the ability of the Person making such Parent Acquisition Proposal to consummate the transactions contemplated by such Parent Acquisition Proposal, and that if such Parent Acquisition Proposal is to be financed, such financing is, at the time of the making of such Parent Acquisition Proposal, (i) fully committed or (ii) the Parent Board (or the Parent Special Committee) has determined in good faith that it is reasonably likely to be obtained prior to the consummation of such Parent Acquisition Proposal.

“Parent Warrant” means any outstanding and unexercised warrant to purchase shares of capital stock of Parent.

“Pension Plan” means each Company Employee Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Company; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Company’s Leased Real Property which are not violated by the current use and operation of the Company’s Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company’s Leased Real Property which do not materially impair the occupancy or use of the Company’s Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s businesses; (e) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (f) liens on goods in transit incurred pursuant to documentary letters of credit.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other entity.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes of or with respect to the Company relating or attributable to a Pre-Closing Tax Period, including (i) any such Taxes that are not yet due and payable, determined as if the Company used the accrual method of Tax accounting throughout such periods, and (ii) any Transaction Payroll Taxes, (b) 50% of any Transfer Taxes, and (c) other Taxes attributable to the transactions contemplated by this Agreement. For purposes of the foregoing, any Property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

“Pro Rata Percentage” means, with respect to any Company Stockholder, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of Merger Consideration then received by such Company Stockholder divided by (b) the aggregate amount of Merger Consideration then received by all such Company Stockholders, in each case, with the value of the Merger Shares so issued to each such Company Stockholder as determined based on the Parent Stock Value.

“Property Taxes” means all real, personal and intangible property Taxes and similar ad valorem Taxes.

“Regulatory Authority” means the Governmental Entity in each country or regulatory jurisdiction with the authority to grant Marketing Approvals, including the FDA and EMA.

“Related Agreements” means the Joinder Agreements, the Employment Agreement, and the Certificate of Merger.

“Representative” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“SEC” means the Securities and Exchange Commission.

“Service Provider Closing Merger Shares” means the aggregate number of Closing Merger Shares issuable to Consideration Service Providers in accordance with clause (b) of the definition of “Consideration Service Provider” and with a number of such Service Provider Closing Merger Shares as agreed to by the Company and Parent prior to the Closing (and which number of Service Provider Closing Merger Shares shall be set forth on the Consideration Spreadsheet and will be relied upon by Parent as determinative).

“Service Provider Holdback Shares” means, with respect to any release and issuance of Holdback Shares, the aggregate number of Holdback Shares issuable to (a) Aquilo in connection with the release of such Holdback Shares in accordance with the terms of the letter agreement dated June 11, 2015 by and between the Company and Aquilo, as amended by that certain letter agreement between the Company and

Aquilo dated December 20, 2016 (which letter agreement, as amended, has been delivered to Parent prior to the date hereof) (“Aquilo Letter”), rounded down to the nearest whole share and (b) any Consideration Service Provider (other than Aquilo) that is entitled to receive Service Provider Holdback Shares in accordance with the clause (b) of the definition of “Consideration Service Provider” and with a number of such Service Provider Holdback Shares as agreed to by the Company and Parent prior to the Closing (and which maximum number of Service Provider Holdback Shares shall be set forth on the Consideration Spreadsheet and will be relied upon by Parent as determinative).

“Service Provider Milestone Shares” means, with respect to the achievement of the Development Milestone, the aggregate number of Milestone Shares issuable to (a) Aquilo in connection with the issuance of Milestone Shares. in accordance with the terms of the Aquilo Letter, rounded down to the nearest whole share and (b) any Consideration Service Provider (other than Aquilo) that is entitled to receive Service Provider Milestone Shares in accordance with the clause (b) of the definition of “Consideration Service Provider” and with a number of such Service Provider Milestone Shares as agreed to by the Company and Parent prior to the Closing (and which number of Service Provider Milestone Shares shall be set forth on the Consideration Spreadsheet and will be relied upon by Parent as determinative).

“Service Provider Commercial Milestone Cash Consideration” means, with respect to the achievement of a Commercial Milestone, the aggregate amount of the applicable Commercial Milestone Cash Payment payable to Aquilo under the Aquilo Letter in connection with the achievement of such Commercial Milestone (and which amount of such Service Provider Commercial Milestone Cash Consideration shall be set forth on the Consideration Spreadsheet and will be relied upon by Parent as determinative).

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Standard Software” means non-customized Software that (i) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products of the Company; and (iii) is generally available on standard terms for either (A) annual payments by the Company of $25,000 or less or (B) aggregate payments by the Company of $25,000 or less.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Tax” or “Taxes” means (a) any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax imposed by any Governmental Entity, including net income, capital gains, estimated income, gross income, gross receipts, profits, business, license, occupation, franchise, capital stock, property (real, tangible or intangible), sales, use, ad valorem, transfer, value added, registration, escheat, unclaimed property, employment or unemployment, social security, health, payroll, disability, severance, alternative or add-on minimum, customs, excise, stamp, environmental, windfall profit, commercial rent or withholding taxes, together with all interest, penalties and additions imposed, whether disputed or not, with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any Tax period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or by Contract or operation of Law.

“Tax Returns” means any return, report, statement, information return or other document (including schedules, attachments or any related or supporting information and amendments) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Total Merger Shares” means 22,834,806 shares of Parent Common Stock.

“Transaction Expenses” means (a) the fees and disbursements payable by the Company to the Persons listed on Section 2.23 of the Company Disclosure Schedules; (b) the fees and disbursements payable to legal counsel, accountants, bankers and/or financial advisors of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; (c) all change of control, sale bonus and other similar payments payable by the Company to any Person in connection with the transactions contemplated by this Agreement; and (d) all other miscellaneous expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred with respect to any bonuses, option exercises and cash-outs, and other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent, the Company or any of their respective Affiliates to the extent payable or accrued on or prior to the Closing Date.

“Transfer Taxes” shall mean all sales, use, transfer, real property transfer or gains, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and other similar Taxes, charges and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Unpaid Company Transaction Expenses” means Transaction Expenses, but only to the extent they have not been paid by the Company on or prior to the Closing Date.

“Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of August 11, 2010, by and among the Company, the Common Holders (as defined therein) and the Investors (as defined therein).

10.02    Other Definitional Provisions.

(a)    Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b)    Successor Laws. Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

10.03    Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
280G Approval	5.04
280G Waivers	5.04
401(k) Plans	4.14
Affidavit of Lost Certificate	1.08(d)
Agreement	Preface
Basket	7.04(a)
Cancelled Shares	1.05(d)
Cap	7.04(c)
Certificate	1.08(c)
Certificate of Merger	1.01(b)
Closing	1.02
Closing Date	1.02
Commercial Milestone	1.10(b)(ii)
Commercial Milestone Cash Payment	1.10(b)(ii)
Company	Preface
Company Expenses	8.01(h)
Company Bank Accounts	2.22
Company Indemnification Provisions	5.01(a)
Company Stockholder Indemnified Parties	7.03
Company Stockholder Written Consent	Preface
Consideration Spreadsheet	1.12
D&O Indemnified Parties	5.01(a)
D&O Tail	5.01(b)
Development Milestone	1.10(b)(i)
Development Milestone Report	1.10(d)(iii)
DGCL	1.01(a)
Disposal Transaction	1.10(e)
Dissenting Company Stockholder	1.11
Dissenting Share	1.11
Dissenting Share Payments	1.11
Effective Time	1.01(b)
Employment Time Agreement	Preface
Enforceability Exceptions	2.03(d)
Exchange Agent	1.08(a)
FDCA	2.19(a)
Financial Statements	2.05(a)
Financing Investors	5.09

Term	Section No.
Indemnification Claim Notice	7.05(a)
Indemnification Claim Objection Notice	7.05(b)
Indemnitee	7.05(a)
Indemnitor	7.05(a)
Information Statement	4.06(a)
Investor Questionnaire	4.13
Joinder Agreements	Preface
Latest Balance Sheet	2.05(a)
Leased Real Property	2.07(a)
Letter of Transmittal	1.08(d)
Licensed Intellectual Property	2.10(c)
Licensed Parent Intellectual Property	3.11
Material Contract	2.09(a)
Material Contracts	2.09(a)
Material Parent Owned Intellectual Property	3.11
Merger	1.01(a)
Merger Sub	Preface
Milestone	1.10(b)
Milestone Notice	1.10(c)(i)
Order	2.11(a)
Outside Date	8.01(e)
Outstanding Claims	7.07(c)
Owned Intellectual Property	2.10(c)
Parent	Preface
Parent Benefit Plans	3.12
Parent Board Recommendation Change	4.07(a)
Parent Financial Statements	3.07(b)
Parent Indemnified Parties	7.02
Parent Indemnified Party	7.02
Parent Material Contracts	3.09(a)
Parent SEC Documents	3.07(a)
Parent Specified Persons	8.03
Parent Stockholder Meeting	4.09
Parent Termination Fee	8.01(d)
Parent Voting Agreements	Preface
Parent Voting Proposal	3.02(a)
Parties	Preface
Party	Preface
Per Share Series B Preferred Consideration	1.05(a)
Permits	2.15(c)
Pre-Recommendation Change Notice	4.07(b)(i)
Proprietary Software	2.10(i)
Proxy Statement	4.08(a)
Registered Intellectual Property	2.10(a)
Retained Holdback Shares	7.07(c)
Section 280G Payments	5.04
Securities Act	2.04(c)
Stockholders Representative	Preface
Surviving Corporation	1.01(a)
Tax Incentive	2.08(i)
Third-Party Claim	7.06(a)

ARTICLE XI

MISCELLANEOUS

11.01    Press Releases and Communications. The Company shall not issue any press release or make any public announcement relating to this Agreement or the transactions contemplated hereby without the express prior written consent of Parent. Parent shall have the right to issue any press release or make any public announcement relating to this Agreement or the transactions contemplated hereby (without the approval or consent of any Party hereto), including any such press release or public announcement as may be required or deemed advisable by Law, court process or applicable stock exchange rules and regulations.

11.02    Expenses. Except as otherwise expressly provided herein, each of the Company, the Company Stockholders, Parent, Merger Sub and the Stockholders Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

11.03    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile or email (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

Notices to Parent, Surviving Corporation and/or Merger Sub:

Capnia, Inc.

1235 Radio Road, Suite 110

Redwood City, CA 94065

Attn: Anish Bhatnagar

Facsimile No.: (650) 213-8383

Email: anish@capnia.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.:

650 Page Mill Road

Palo Alto, CA 94304

Attention: Elton Satusky

Facsimile No.: (858) 350-2399

Email: esatusky@wsgr.com

Notices to the Stockholders Representative:

Neil Cowen

7915 Corte Cardo

Carlsbad, CA 92009

Email: nmcowen@essentialistherapeutics.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive

Suite 1100

San Diego, CA 92121

Attn: Michael Kagnoff

Facsimile No.: (858) 638-5122

Email: mkagnoff@dlapiper.com

Notices to the Company:

Essentialis, Inc.

7915 Corte Cardo

Carlsbad, CA 92009

Attention: Neil Cowen

Email: nmcowen@essentialistherapeutics.com

with copies to (before the Closing) (which shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive

Suite 1100

San Diego, CA 92121

Attn: Michael Kagnoff

Facsimile No.: (858) 638-5122

Email: mkagnoff@dlapiper.com

11.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and its successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of the non-assigning Parties; except that Parent may assign this Agreement and its rights and obligations hereunder to (a) a successor to all or substantially all of Parent’s business or assets, whether by way of merger, sale of equity, sale of assets or other transaction (or series of related transactions), (b) an Affiliate of Parent so long as Parent remains liable for its obligations under this Agreement, and (c) to Parent’s and/or its Affiliate’s lender(s) under its and/or its Affiliate’s financing arrangement.

11.05    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.06    Interpretation.

(a)    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(g)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(h)    Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(i)    A document shall be deemed to have been “delivered,” “provided,” “furnished,” or “made available” to Parent to the extent that such document has been (i) made available in the data room established by the Company for the purposes of the transactions contemplated by this Agreement or (ii) delivered to Parent or its Representatives via electronic mail, in each case, no later than three (3) Business Days prior to the date hereof.

(j)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

11.07    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

11.08    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by Parent, the Company (or the Surviving Corporation following the Closing) and the Stockholders Representative; provided, however, that after the receipt of the Company Stockholder Approval or Parent Stockholder Approval, no amendment to this Agreement shall be made which by Law requires further approval by the applicable stockholders without such further approval. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.09    Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

11.10    Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and its successors and assigns. Section 5.01 shall be enforceable by the D&O Indemnified Parties. Nothing expressed or referred to in this Agreement shall be construed to give any

Person (including any Company Stockholder) other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, however, that the Stockholders Representative shall have the right, but not the obligation, to enforce any rights of the Company Stockholders under this Agreement.

11.11    Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.12    Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.

11.13    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

11.14    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.15    Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively by the Court of Chancery of the State of Delaware; provided, however, that if the Court of Chancery of the State of Delaware does not have jurisdiction, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum.

Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.03 shall be deemed effective service of process on such Party.

11.16    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

11.17    Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity; and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

ESSENTIALIS, INC.

By:	/s/ Neil Cowen
Name:	Neil Cowen
Its:	President and Chief Scientific Officer

CAPNIA, INC.

By:	/s/ Anish Bhatnagar
Name:	Anish Bhatnagar
Its:	President and Chief Executive Officer

COMPANY E MERGER SUB, INC.

By:	/s/ Anish Bhatnagar
Name:	Anish Bhatnagar
Its:	President and Chief Executive Officer

NEIL COWEN, solely in his capacity as the Stockholders Representative

/s/ Neil Cowen

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Company Stockholder Written Consent

ESSENTIALIS, INC.

WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF SPECIAL MEETING

Pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Bylaws of Essentialis, Inc., a Delaware corporation (the “Company”), the undersigned, representing the holders of the number of outstanding shares of the Company’s voting capital stock necessary to approve the following actions (the “Requisite Stockholders”), without the necessity of a formal meeting, hereby waive all notices, statutory and otherwise, and DO HEREBY ADOPT the following resolutions and DO HEREBY CONSENT to the taking of the actions therein set forth, and expressly intend that this Consent shall be effective upon the later of (i) delivery of this Written Consent of Stockholders in lieu of Special Meeting (the “Consent”) by the Requisite Stockholders and (ii) such time as is immediately following the time that the Merger Agreement (defined below) is duly executed and acknowledged in accordance with Sections 251(b) and 103 of the DGCL by the parties thereto (such time, the “Consent Effective Time”):

Approval of Merger Agreement, the Merger and the Certificate of Merger

WHEREAS, the Board of Directors of the Company (the “Board”) has previously approved, and recommended that the stockholders approve, the Agreement and Plan of Merger in substantially the form of attached Exhibit A (together with any and all exhibits and supporting documents thereto, the “Merger Agreement”), by and among the Company, Capnia, Inc., a Delaware corporation (“Acquirer”), Company E Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquirer (“Merger Sub”), and Neil Cowen, solely in his capacity as Stockholders Representative (as defined in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the surviving entity and a wholly owned subsidiary of Acquirer (the “Merger”), in accordance with the Certificate of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), and all other agreements and documents contemplated thereby (collectively, the “Ancillary Agreements”); and

WHEREAS, under the terms of the Merger Agreement, each share of Series B Preferred Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) would be converted into the right to receive certain shares of Common Stock of Acquirer and certain cash consideration set forth in the Merger Agreement, and each share of Series A Preferred Stock and Common Stock of the Company issued and outstanding immediately prior to the Effective Time would be cancelled and extinguished with no consideration being delivered in exchange therefor; and

WHEREAS, the Board, acting upon the recommendation of the Special Committee of the Board, has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein; has determined that the Merger is fair, advisable and in the best interests of the Company and its stockholders; and has recommended that the stockholders of the Company approve and adopt the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement; and

WHEREAS, the undersigned stockholders of the Company deem it to be in the best interests of the stockholders that the Company effectuate the Merger and the transactions contemplated thereby, all in accordance with the terms of the Merger Agreement; NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that the Merger, the Merger Agreement, the Certificate of Merger and the Ancillary Agreements, and all other agreements, documents and actions contemplated thereby are hereby authorized, adopted and approved in all respects; and

FURTHER RESOLVED, that, pursuant to Article IV, Section 5 of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), the undersigned holders representing at least a majority of the voting power represented by the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock of the Company, voting together as a single class on an as-converted basis, hereby approve and adopt the Merger, the Merger Agreement, the Certificate of Merger and the Ancillary Agreements, together with all other actions contemplated thereby; and

FURTHER RESOLVED, that the undersigned stockholders of the Company hereby authorize Neil Cowen to act for and on behalf of the stockholders of the Company as the Stockholders Representative, and to do and perform such acts and deeds, to execute and deliver such other instruments, documents and certificates, and to take or cause to be taken such other or further action as contemplated by the Merger Agreement or as such Stockholder Representative may deem necessary, advisable or appropriate, to effectuate the purposes of the Merger Agreement and the transactions contemplated thereby; and

FURTHER RESOLVED, that the filing of the Certificate of Merger with the Secretary of State of the State of Delaware is hereby authorized and approved; and

Waiver of Appraisal and Other Rights

RESOLVED, that each undersigned stockholder of the Company, with respect only to himself, herself or itself, hereby waives any right to appraisal under Section 262 of the DGCL, a description of which is attached hereto as Exhibit C, and/or other applicable laws with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

FURTHER RESOLVED, that each undersigned stockholder of the Company, with respect only to himself, herself or itself, and effective as of and contingent upon the closing of the Merger, hereby waives any rights of first refusal, redemption rights, notice rights (including any such rights pursuant to the Company’s Bylaws or the Charter) and any similar rights with respect to the Company’s Preferred Stock and Common Stock in connection with the Merger.

Termination of Stockholder Agreements

WHEREAS, in conjunction with the Company’s past financings, the Company and certain stockholders have entered into: (a) an Amended and Restated Voting Agreement dated December 1, 2011, as amended through the date hereof (the “Voting Agreement”); (b) an Amended and Restated Investor Rights Agreement dated August 11, 2010, as amended through the date hereof (the “Rights Agreement”); (c) an Amended and Restated Right of First Refusal and Co-Sale Agreement dated August 11, 2010, as amended through the date hereof (the “ROFR and Co-Sale Agreement”); and (d) various other management rights agreements and side letter agreements (collectively, the “Management Rights and Side Letter Agreements”); and

WHEREAS, each of the Voting Agreement, the Rights Agreement, the ROFR and Co-Sale Agreement and the Management Rights and Side Letter Agreements shall expire by its terms, effective and contingent upon the closing of the Merger; and

WHEREAS, the Company, by action of the Board, has acknowledged and approved the termination of each of the Voting Agreement, the Rights Agreement, the ROFR and Co-Sale Agreement and the Management Rights and Side Letter Agreements, effective and contingent upon the closing of the Merger; NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that each of the undersigned hereby acknowledges and agrees that each of the Investor Rights Agreement, the Voting Agreement, the ROFR and Co-Sale Agreement and the Management Rights and Side Letter Agreements, shall be terminated effective and contingent upon the closing of the Merger.

Interested Director Transaction

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between (i) the Company and any director or officer of the Company, or (ii) between the Company and any other corporation, partnership, association or other organization in which any director or officer of the Company serves as director or officer or has a financial interest (any such contract or transaction, an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because such director or officer is present at or participates in the meeting of the Board that authorized the Interested Party Transaction or solely because the vote of any such director or officer is counted for such purpose, if (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors of the Company, even though such disinterested directors constitute less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to such contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and such contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) such contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the stockholders; and

WHEREAS, it is hereby disclosed or made known to the stockholders that Neil Cowen, the President and Chief Scientific Officer of the Company, will be contractually entitled to employment with Acquirer following the Merger and will also receive a portion of the Merger consideration pursuant to the Company’s 2010 Key Personnel Incentive Program. Certain of Mr. Cowan’s immediate family members may also receive a portion of the Merger consideration as stockholders of the Company; and

WHEREAS, it is hereby disclosed or made known to the stockholders that Stuart Collinson, a member of the Board, is an affiliate of, and has a financial interest in, Forward Ventures V, L.P. and its affiliated entities (“Forward”) and that Forward will receive a portion of the Merger consideration in exchange for its shares of Series B Preferred Stock. It is further disclosed that, after the closing of the Merger, Stuart Collinson will be joining Acquirer’s board of directors; and

WHEREAS, it is hereby disclosed or made known to the stockholders that James Glasheen, a member of the Board, is an affiliate of, and has a financial interest in, Technology Partners Fund VII, L.P. and its affiliated entities (“Technology Partners”) and that Technology Partners will receive a portion of the Merger consideration in exchange for its shares of Series B Preferred Stock. It is further disclosed that, after the closing of the Merger, James Glasheen will be joining Acquirer’s board of directors; and

WHEREAS, it is hereby disclosed or made known to the stockholders that Mahendra Shah, a member of the Board, is an affiliate of, and has a financial interest in, Vivo Ventures Fund V L.P. and its affiliated entities (“Vivo”), that Vivo will receive a portion of the Merger consideration in exchange for its shares of Series B Preferred Stock and that Mahendra Shah will also receive a portion of the Merger consideration pursuant to the Company’s 2010 Key Personnel Incentive Program. It is further disclosed that Vivo has a financial interest in Acquirer and Edgar Engleman, a managing member of Vivo, currently holds a seat on Acquirer’s board of directors, and that, after the closing of the Merger, Mahendra Shah will be joining Acquirer’s board of directors; and

WHEREAS, it is hereby disclosed or made known to the stockholders that Richard Pasternak, a member of the Board, will receive a portion of the Merger consideration pursuant to a certain Convertible Promissory Note dated January 28, 2014 held by him, in exchange for shares of Series B Preferred Stock issuable upon the exercise of a certain Warrant dated January 28, 2014 held by him, which by its terms will be deemed to have been automatically exercised upon the consummation of the Merger, and pursuant to the Company’s 2010 Key Personnel Incentive Program; and

WHEREAS, it is hereby disclosed or made known to the stockholders that Alain Baron, a member of the Board, will receive a portion of the Merger consideration pursuant to the terms of a certain Convertible Promissory Note dated January 28, 2014 held by him, in exchange for shares of Series B Preferred Stock issuable upon the exercise of a certain Warrant dated January 28, 2014 held by him, which by its terms will be deemed to have been automatically exercised upon the consummation of the Merger, and pursuant to the Company’s 2010 Key Personnel Incentive Program; and

WHEREAS, as a result of the aforementioned interests, the Merger may constitute an Interested Party Transaction pursuant to Section 144 of the DGCL; and

WHEREAS, the stockholders are aware of the material facts related to the Merger and have had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationship and/or interests of each Interested Party with and in the Company in connection with the Merger; NOW, THEREFORE, IT IS HEREBY;

RESOLVED, that it is hereby acknowledged that the undersigned stockholders of the Company are aware that Neil Cowen, Stuart Collinson, James Glasheen, Mahendra Shah, Vivo, Richard Pasternak and Alain Baron may each have financial interests in the Merger, the Merger Agreement and/or certain of the documents and transactions contemplated thereby such that the Merger may constitute an Interested Party Transaction, and that approval of the undersigned stockholders to the foregoing resolutions is being given in good faith and only after disclosure of the relevant material facts as to the proposed terms of the Merger, the Merger Agreement and all documents and transactions contemplated thereby, and Neil Cowen’s, Stuart Collinson’s, James Glasheen’s, Mahendra Shah’s, Vivo’s, Richard Pasternak’s and Alain Baron’s interests therein.

Approval of Form of Indemnification Agreement

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to approve and adopt the Form of Indemnification Agreement, in substantially the form of attached Exhibit D (the “Indemnification Agreement”) for directors and officers of the Company; and

WHEREAS, the undersigned stockholders of the Company deem it to be in the best interests of the Company to approve the Indemnification Agreement; NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that the Indemnification Agreement be, and hereby is, approved and adopted in all respects; and

General Authority

FURTHER RESOLVED, that the appropriate officers of the Company are, and each of them hereby is, authorized, empowered and directed to do and perform such acts and deeds, to execute and deliver such other instruments, documents and certificates, and to take or cause to be taken such other or further actions as such officer(s) may deem necessary, advisable or appropriate, to effectuate the purposes of the foregoing resolutions or any of them; and

FURTHER RESOLVED, that all prior actions by the officers of the Company with respect to the preparation and negotiation of the Merger Agreement, the Certificate of Merger, the Ancillary Agreements, and any other documents contemplated thereby and otherwise effecting the purposes and intent of the Merger Agreement, the Certificate of Merger, the Ancillary Agreements, and such other documents are hereby ratified, confirmed and approved.

FURTHER RESOLVED, that each of the undersigned stockholders hereby instructs that this Consent shall be effective upon the Consent Effective Time, unless such time is greater than 60 days after such stockholder has delivered this Consent, in which case, by operation of law, the consent of such stockholder shall be treated as null and void.

[Signature Pages Follow]

This Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Consent. Execution and delivery of this Consent by facsimile transmission or e-mail transmission in portable document format (PDF) shall be deemed for all purposes to be due execution and delivery by the signing stockholder. Facsimile, PDF or photocopied signatures of the stockholders will have the same legal validity as original signatures.

STOCKHOLDER:

Dated:              ,

If you are an individual, please print your name and sign below:	If you are signing on behalf of an entity, please print the name of the entity and sign below, indicating your title:

Print Stockholder’s Name	Name of the Entity

Stockholder’s Signature	Signature

Print Name

Title

If you are joint holders, please print both names and both holders must sign below:

Print Stockholder’s Name

Stockholder’s Signature

Print Stockholder’s Name

Stockholder’s Signature

EXHIBIT B

Form of Joinder Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) is made as of [●], 2016 by and between Capnia, Inc. a Delaware corporation (“Parent”) and the stockholder of Essentialis, Inc., a Delaware corporation (the “Company”) set forth on the signature page hereto (“Stockholder”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below), a copy of which has been made available to Stockholder.

W I T N E S S E T H

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 22, 2016 by and among the Company, Parent, Company E Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Stockholders Representative, Merger Sub will be merged with and into the Company (the “Merger”), the Company will continue as the Surviving Corporation, and all Company Stock will be converted into the right to receive the consideration set forth in the Merger Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder enter into this Agreement.

WHEREAS, in order to induce Parent and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement, Stockholder is willing to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1.    Stockholder Representations. Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)    Stockholder, if Stockholder is an entity, has all requisite power and authority or, if Stockholder is an individual, has the legal capacity, to enter into this Agreement and any Related Agreements to which Stockholder is a party and to perform Stockholder’s covenants and obligations under this Agreement and such Related Agreements. If Stockholder is an entity, the execution and delivery of this Agreement and any Related Agreements to which Stockholder is a party and the performance by Stockholder of Stockholder’s covenants and obligations under this Agreement and any such Related Agreements have been duly authorized by all necessary action on the part of Stockholder and no further action is required on the part of Stockholder to authorize this Agreement and any Related Agreements to which Stockholder is a party or the performance by Stockholder of its covenants and obligations hereunder or thereunder. Each of this Agreement and the Related Agreements to which Stockholder is a party has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(b)    Stockholder is the sole record and beneficial owner of the Company Stock designated as being owned by Stockholder underneath Stockholder’s name on the signature page to this Agreement. Stockholder is the sole holder of any options, warrants or other convertible securities of the Company (collectively, “Company Convertible Securities” and together with “Company Stock”, “Company Securities”)) designated as being held by Stockholder underneath Stockholder’s name on the signature page to this Agreement. Such Company Securities owned or held by Stockholder is not subject to any Liens or to any rights of first refusal of any kind, and Stockholder has not granted any rights to purchase such Company Securities to any other Person. Stockholder has the sole right to transfer such Company Stock to Parent. Such Company Securities constitutes all of the equity securities of the Company owned, beneficially or of record, by Stockholder.

(c)    Stockholder does not have any claim against the Company, whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law, other than (i) if Stockholder is or was a director or officer of the Company, the right of Stockholder to be indemnified as a result of serving as a director or officer of the Company under the Company’s certificate of incorporation or bylaws, any agreement between Stockholder and the Company or under applicable law, and (ii) if Stockholder is or was an employee of the Company, any rights with respect to earned but unpaid salary that accrued prior to the Closing in the ordinary course of business.

(d)    As of the date hereof, there is no Action of any nature pending or, to the knowledge of Stockholder, threatened against Stockholder, whether by or before a Governmental Entity or by or before any other party, arising out of or relating to (i) Stockholder’s beneficial ownership of Company Stock, (ii) Stockholder’s capacity as a holder of Company Stock, (iii) the transactions contemplated by the Merger Agreement, (iv) any contribution of assets (tangible or intangible) by Stockholder (or any of Stockholder’s Affiliates) to the Company (or any of its Affiliates), or (v) any other agreement between Stockholder (or any of Stockholder’s Affiliates) and the Company (or any of its Affiliates), nor is there any reasonable basis for such Action. As of the date hereof, there is no Action pending or, to the knowledge of Stockholder, threatened against Stockholder with respect to which Stockholder has a contractual right or legal right to indemnification from the Company related to facts and circumstances existing prior to the Effective Time.

(e)    The execution and delivery by Stockholder of this Agreement and any Related Agreements to which Stockholder is a party and the performance by Stockholder of Stockholder’s covenants and obligations hereunder and thereunder will not, conflict with (i) any provision of the charter documents of Stockholder if Stockholder is an entity, (ii) any contract to which Stockholder or any of Stockholder’s properties or assets is subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or Stockholder’s properties or assets.

(f)    Stockholder has received a copy of the Merger Agreement and has carefully read and understands the scope and effect of the provisions of this Agreement and the Merger Agreement and has discussed the foregoing with Stockholder’s professional advisors to the extent Stockholder has deemed necessary.

2.    Joinder to the Merger Agreement.

(a)    Stockholder hereby acknowledges and agrees that Stockholder is a Company Stockholder for all purposes of and under the Merger Agreement and, accordingly, agrees to be bound by, as fully as though Stockholder were a signatory thereto, any terms and provisions of Article I, Article VII, Section 9.01, Article X and Article XI of the Merger Agreement that apply to the Company Stockholders.

(b)    Stockholder hereby irrevocably nominates, constitutes and appoints the Stockholders Representative as Stockholder’s true and lawful agent, proxy and attorney-in-fact, with full power of substitution, to act in the name, place and stead of Stockholder for purposes of executing any documents and taking any actions that the Stockholders Representative may, in its sole discretion, determine to be necessary, desirable or appropriate within the bounds of the Stockholders Representative’s authority under the express terms of the Merger Agreement, including in connection with any claim for indemnification under Article VII of the Merger Agreement or any of the transactions contemplated thereby. The power of attorney granted under this Agreement is intended to secure an interest in property.

(c)    Stockholder hereby (i) forever waives and agrees not to exercise any appraisal or dissenter’s rights under applicable law with respect to the Merger and (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to any Company Stock owned by Stockholder (including any Company Stock acquired by Stockholder pursuant to Company Convertible Securities, or otherwise, following the date hereof).

3.    Confidentiality. Stockholder hereby agrees that all confidential and/or proprietary information of the Company obtained by Stockholder prior to the Effective Time, as well as the terms of this Agreement, the Merger Agreement, any Related Agreements to which Stockholder is a party and any other agreements contemplated hereby and thereby, shall be kept confidential by Stockholder and shall not be used by Stockholder for any purpose; provided, however, that (a) Stockholder may disclose such information or terms if required to do so by applicable Law, provided that Stockholder promptly notifies Parent in advance of disclosing such information and takes reasonable steps to minimize the extent of any such required disclosure; (b) if Stockholder is a venture capital fund, Stockholder may disclose the terms of this Agreement, the Merger Agreement and the Related Agreements to which Stockholder is a party to its limited partners (or comparable equity holders) to the extent required pursuant to the terms of its limited partnership agreement (or comparable governing fund document) in effect as of the date of this Agreement; (c) following any public announcement of the Merger by Parent, Stockholder may disclose the terms of the Merger Agreement that are disclosed by Parent in such public announcement; (d) Stockholder may disclose such information or terms to the extent they become generally available to the public other than by virtue of a breach of this provision by Stockholder or its Affiliates, professional advisors or employees; and (e) Stockholder may disclose such information or terms to Stockholder’s professional advisers and, if Stockholder is an entity, to its employees, in each case, who: (i) need to know such information; and (ii) agree to keep it confidential. Stockholder shall be responsible for any action taken by Stockholder’s professional advisers and employees that, if such action had been taken by Stockholder, would have constituted a breach of this Section 3.

4.    Release.

(a)     Stockholder hereby irrevocably releases, remises and forever discharges the Company, Parent, Merger Sub, and the Surviving Corporation, and each of their current and future respective Affiliates, and each of their respective officers, directors, employees, stockholders, partners, members, managers, advisors, agents, and/or the respective heirs, successors and assigns of each of the foregoing (each a “Releasee”) from and against any and all claims, demands, liens, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter can, shall or may exist (collectively, “Claims”), based on any facts, events or omissions occurring from any time on or prior to the Effective Time that arise out of, concern, pertain or relate in any way to any matters relating to the Company, including any rights Stockholder may have in Stockholder’s capacity as a stockholder of the Company against any Releasee arising out of the Merger, the cancellation, valuation or payment in respect of the Company Stock, any prior corporate transaction consummated by the Company, Stockholder’s ownership of Company Stock, Stockholder’s rights and remedies under contract, Law or otherwise arising from Stockholder’s status as a former stockholder of the Company, and Stockholder’s rights as an employee, officer, and/or director of the Company (if applicable); provided, however, that the foregoing release shall not apply to (i) any rights that Stockholder may have under the Merger Agreement, including, without limitation, the right to receive payment (or issuance, as applicable) of the Merger Consideration, if applicable, or any of the Related Agreements to which Stockholder is a party, (ii) if Stockholder is or was a director or officer of the Company, the right of Stockholder to be indemnified as a result of serving as a director or officer of the Company under the Company’s certificate of incorporation or bylaws, any agreement between Stockholder and the Company entered into prior to the date hereof and disclosed to Parent or any directors’ and officers’ insurance policy of the Company for Stockholder’s benefit or under applicable law, and (iii) if Stockholder is or was an employee of the Company, any rights with respect to earned but unpaid salary that accrued prior to the Closing in the ordinary course of business.

(b)     In granting the releases set forth herein, which include claims which may be unknown to Stockholder at present, Stockholder hereby acknowledges that Stockholder has read and understands Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Stockholder hereby expressly waives and relinquishes all rights and benefits under that section and any Law or legal principle of similar effect in any jurisdiction with respect to Stockholder’s release of claims herein, including, but not limited to, the release of unknown and unsuspected claims.

5.    No Transfers. Stockholder shall not, directly or indirectly, (a) sell, transfer, pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Company Securities to any Person, (b) deposit any Company Securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Company Securities, except as contemplated by this Agreement, or (c) take any other action that would in any way make any representation or warranty of Stockholder herein untrue or incorrect in any material respect.

6.    Miscellaneous.

(a)    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be made and given in compliance with the provisions of Section 11.03 of the Merger Agreement; provided, however, that any such notice made and given to Stockholder shall be addressed to Stockholder’s address set forth on the signature page hereto, with a copy to (which shall not constitute notice) to the Stockholders Representative.

(b)    Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(c)    Third Party Beneficiaries. The Company and Merger Sub are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Stockholder in accordance with its terms. Notwithstanding any term of this Agreement, the consent of or notice to any Person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

(d)    Entire Agreement; Assignment. This Agreement, the Merger Agreement, the Related Agreements, the exhibits and schedules thereto, and the documents and instruments and other agreements among the parties hereto and thereto referenced herein and therein: (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties hereto with respect to the subject matter hereof; (ii) other than the third party beneficiaries referenced in Section 6(c), are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder or thereunder to any Affiliate thereof as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and thereunder.

(e)    Amendments. No Amendment of this Agreement shall be effective unless in writing signed by Parent and Stockholder.

(f)    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)    Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(h)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(i)    Rules of Construction. The parties hereto agree that they have been represented by counsel (or been afforded the opportunity to do so) during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)    Legal Counsel. The parties hereto acknowledge that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) has represented Parent in connection with the negotiation and execution of this Agreement, the Merger Agreement, the Related Agreements and the transactions contemplated thereby and thereby, and that DLA Piper LLP (US) (“DLA”) has represented the Company in connection with the negotiation and execution of this Agreement, the Merger Agreement, the Related Agreements and the transactions contemplated thereby and thereby. The parties hereto acknowledge that neither WSGR nor DLA has undertaken to represent any other party other than Parent and the Company, respectively, in connection therewith. Stockholder hereby further acknowledges that Stockholder has been advised to seek independent legal advice with respect to this Agreement.

(k)    Termination. This Agreement shall terminate and be of no force or effect upon termination of the Merger Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first set forth above.

PARENT:	STOCKHOLDER:

CAPNIA, INC.

By:	By:

Name:	Name (Please print):

Title:	Title:

Company Securities Held:

Common Stock:

Series A Preferred Stock:

Series B Preferred Stock:

Options for Common Stock:

Warrants for Series A Preferred Stock:

Warrants for Series B Preferred Stock:

Address:

EXHIBIT C

Form of Employment Agreement

CAPNIA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of [●], 2016, (the “Effective Date”) by and between Capnia, Inc. (the “Company”), and [●] (“Executive”).

1.    Duties and Scope of Employment.

(a)     Positions and Duties. This employment agreement between the Executive and the Company will commence on the date of the Closing (as defined in the Merger Agreement, as defined below) (the “Start Date”). Executive will serve as Senior Vice President, Drug Development of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The Board may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Notwithstanding anything contained herein to the contrary, if the Merger Agreement terminates for any reasons, this Agreement shall be null and void and shall have no legal force or effect. The term “Merger Agreement” means the Agreement and Plan of Merger by and among the Company, Merger Sub (as defined therein), Essentialis, Inc., and the Stockholders’ Representative (as defined therein) dated as of or around the date hereof.

(b)     Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote substantially all of his business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration that would impact in any material respect his ability to perform his duties and obligations hereunder.

2.    At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.    Term of Agreement. This Agreement will have an initial term running from the Start Date through the first anniversary of the Start Date (the “Initial Term”). On the first anniversary of the Start Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least thirty (30) days prior to the date of automatic renewal. If Executive becomes entitled to benefits under Section 8 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

4.    Compensation.

(a)    Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $[●] as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)    Annual Bonus. Executive will be eligible to participate in any bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Board or its compensation committee (the “Committee”), including eligibility for a bonus of up to [●] percent ([●]%) of Executive’s Base Salary, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Target Bonus”). Any earned bonus will be paid in the next regular payroll period after the Board or the Committee determines that it has been earned, but in no event shall the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned, or (ii) March 15 following the calendar year in which the bonus is earned.

(c)    Stock Option. Subsequent to the Closing at the next regularly scheduled Board meeting following the Closing, the Board will grant an option to purchase a certain number of shares of the Company’s common stock (which number of shares of common stock underlying such option will be determined by the Board in its good faith discretion), at an exercise price equal to the fair market value of Company common stock per share on the date of grant (the “Option”), subject to a vesting schedule to be then determined by the Board in its good faith discretion. The Option will be subject to the terms, definitions and provisions of the 2014 Equity Incentive Plan (the “2014 Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(d)    Equity. Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion within Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(e)    Executive’s Base Salary, Annual Bonus, and Equity Awards will be reviewed by the compensation committee of the Board at the first scheduled meeting of the compensation committee of the Board following Closing and such compensation committee may, in its reasonable discretion (and without any obligation), make adjustments to Executive’s Base Salary, Annual Bonus and/or Equity Awards following its review of compensation provided to executives with similar experience and responsibilities in other similarly situated public companies with similar strategic focus as compared to Executive.

5.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6.    Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

7.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8.    Severance. If the Company, following the Initial Term, terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company and subject to Section 9 below, then Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following benefits from the Company:

(a)    continuing payments of severance pay in accordance with the Company’s normal payroll policies at a rate equal to Executive’s Base Salary rate, as then in effect, for: (x) six (6) months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs from the Start Date to three (3) months before a Change in Control of the Company, or (y) twelve (12) months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company;

(b)    if such termination or resignation occurs three (3) months prior to, or six (6) months following, a Change in Control of the Company, then one hundred percent (100%) of any Equity Awards held by Executive as of the date of such termination without Cause or resignation for Good Reason shall immediately vest and become fully exercisable (to the extent applicable);

(c)    if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company, then Executive shall receive one hundred percent (100%) of the Target Bonus for the year in which Executive was terminated without Cause or resigned for Good Reason; and

(d)    if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive on the last day of each month after his employment termination date for the COBRA premiums paid during such period for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) for a period ending (x) six (6) months, if such termination or resignation occurs from today to three (3) months before a Change in Control of the Company, or (y) twelve (12) months from the date of such termination or resignation occurs within three (3) months prior to, or six (6) months following a Change of Control of the Company; provided, that such coverage shall end upon such earlier date that Executive and/or Executive’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the benefit described in this Section 8(b) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of within Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (A) the date upon which Executive obtains other employment or (B) the date the Company has paid an amount equal to six (6) or twelve (12) payments, per the terms of this agreement. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

9.    Conditions to Receipt of Severance; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims. The payment of any severance set forth in Section 8 above is contingent upon Executive signing and not revoking the Company’s standard separation and release of claims agreement upon Executive’s termination of employment and such agreement becoming effective no later than sixty (60) days following Executive’s employment termination date (such deadline, the “Release Deadline”). In no event will severance payments be paid or provided until the release actually becomes effective. Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or if later, such time as required by Section 9(c). Except as required by Section 9(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following his separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in the Agreement.

(b)    Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of his Confidential Information Agreement (as defined in Section 12), unless Executive is engaged in Protected Activity (as discussed in Section 23).

(c)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of his termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following his separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)    Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

(iv)    For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s act of personal dishonesty in connection with his responsibilities as an employee that is intended to result in Executive’s substantial personal enrichment; (ii) Executive being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company, or (y) any felony; (iii) Executive’s gross misconduct; (iv) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Company that describes the basis for the Company’s belief that Executive has not substantially performed his duties and Executive has not corrected such failure within thirty (30) days of such written demand; or (v) Executive’s material violation of any written Company employment policy or standard of conduct, including a material breach of the Confidential Information Agreement.

(b)    Change in Control. For purposes of this Agreement, “Change in Control” has the same meaning assigned to such term in the 2014 Plan.

(c)    Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days in any 365 consecutive day period.

(d)    Equity Awards. For purposes of this Agreement, “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(e)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary, excluding the substitution of substantially equivalent compensation and benefits, that is not generally applicable to all Company senior management or employees of the Company generally; (ii) a material reduction of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity within as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as his primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

11.    Limitation on Payments. In the event that the payments or benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s the Payments will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in Payments constituting “parachute payments” is necessary so that the Payments are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12.    Confidential Information. Executive confirms his continuing obligations under the Company’s standard At-Will Employment, Proprietary Information and Invention Assignment Agreement (the “Confidential Information Agreement”) dated on or about the date hereof.

13.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, within by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent by a well-established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Capnia, Inc.

Attn: Chief Executive Officer

1235 Radio Rd, Suite 110

Redwood City, CA 94065

If to Executive:

at the last residential address known by the Company.

15.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.    Integration. This Agreement, together with the 2014 Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements within written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21.    Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

23.    Protected Activity. Nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Company to any parties other than the Government Agencies. Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CAPNIA, INC.

By:	Date:

Anish Bhatnagar, MD

Chief Executive Officer

EXECUTIVE:

By:	Date:

[●]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT D

Form of Parent Voting Agreement

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of [●], 2016 by and among Essentialis, Inc., a Delaware corporation (the “Company”) and the person listed as a stockholder of Capnia, Inc., a Delaware corporation (“Parent”), on the signature page hereto (the “Stockholder”).

RECITALS

A.    Concurrently with the execution and delivery of this Agreement, the Company, Parent, Capnia, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Stockholders Representative (as defined in the Merger Agreement), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein that are not defined shall have the meanings set forth in the Merger Agreement.

B.    The Stockholder is the record and beneficial owner of the number of shares of Parent Common Stock set forth on Exhibit A hereto (such securities, as they may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by Parent, together with securities of Parent that may be acquired after the date hereof, including upon the exercise of any warrants or options to acquire Parent Common Stock by the Stockholder are collectively referred to herein as the “Securities”).

C.    As an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by it in connection therewith, the Stockholder has agreed to enter into, be legally bound by and perform this Agreement.

AGREEMENTS

In consideration of the recitals and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Covenants of the Stockholder. The Stockholder agrees as follows:

(a)    The Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of law), pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Securities to any person; provided, that, in the event that the Stockholder is a party, as of the date hereof, to a written plan for trading the Securities in accordance with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”), the Stockholder may sell pursuant to such 10b5-1 Plan up to that number of Securities as permitted to be sold under such 10b5-1 Plan, (ii) deposit any Securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Securities, except as contemplated by this Agreement, or (iii) take any other action that would in any way make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect.

(b)    At any meeting of Parent Stockholders called to vote upon the Parent Voting Proposal or at any adjournment, postponement or recess thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the Parent Voting Proposal, the Stockholder shall vote (or cause to be voted) all of the Securities: (i) in favor of the approval of the issuance of the Merger Shares in the Merger pursuant to the terms of the Merger Agreement, (ii) against any Parent Acquisition Proposal and (iii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or which would result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

(c)    The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist the other parties in doing, all things reasonably necessary, proper or advisable to fulfill the Stockholder’s obligations under this agreement, including, without limitation, attending, if applicable, the Parent Stockholder Meeting or any adjournment, postponement or recess thereof (or executing valid and effective proxies to any other attending participant of a Parent Stockholder Meeting in lieu of attending such Parent Stockholder Meeting or any adjournment, postponement or recess thereof).

(d)    The Stockholder shall not exercise any rights (including under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Company Stock that may arise with respect to the Merger.

(e)    The Stockholder authorizes and agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and any related filings under the securities laws of the United States or any state thereof the Stockholder’s identity and ownership of Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and any other information required by applicable Law. None of the information relating to the Stockholder provided by or on behalf of the Stockholder in writing for inclusion in the Proxy Statement will, at the respective times that the Proxy Statement is filed with the SEC or is first mailed to the holders of the Parent Common Stock, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.    Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

(a)    The Stockholder hereby irrevocably (i) grants to the Company and any designee of the Company, alone or together, the Stockholder’s proxy, and (ii) appoints the Company and any designee of the Company as the Stockholder’s proxy, attorney-in-fact and agent (with full power of substitution and resubstitution), alone or together, in each case, for and in the name, place and stead of the Stockholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in accordance with Section 1 above at any meeting of the Parent Stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the approval of the issuance of the Merger Shares in the Merger pursuant to the terms of the Merger Agreement. The Stockholder agrees to execute such documents or certificates evidencing such proxy as the Company may reasonably request. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

(b)    The Stockholder represents that any proxies heretofore given in respect of the Securities are not irrevocable, and that any such proxies are hereby revoked.

(c)    THE STOCKHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. The Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder.

3.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a)    The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The failure of the spouse, if any, of the Stockholder to be a party or signatory to this Agreement shall not (x) prevent the Stockholder from performing the Stockholder’s obligations contemplated hereunder or (y) prevent this Agreement from constituting the legal, valid and binding obligation of the Stockholder in accordance with its terms.

(b)    The Securities and the certificates (or any book-entry notations used to represent any uncertificated shares of Parent Common Stock) representing the Securities are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder has valid title to the Securities, free and clear of any Liens (including voting trusts and voting commitments), except as would not limit the Stockholder’s ability to vote the Securities in the manner provided herein and except as provided by this Agreement. As of the date of this Agreement, the Stockholder does not own of record or beneficially any securities of Parent, or any options, warrants or rights exercisable for securities of Parent, other than the Securities set forth on Exhibit A hereto. The Stockholder has full power to vote the Securities as provided herein. Neither the Stockholder nor any of the Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of the Securities, except as would not limit the Stockholder’s ability to vote the Securities in the manner provided herein and except as otherwise contemplated by this Agreement or the Merger Agreement.

(c)    (i) No filing with, and no permit, authorization, consent or approval of any state, federal or foreign Governmental Entity is necessary on the part of the Stockholder for the execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the Stockholder’s obligations under this Agreement and (ii) neither the execution and delivery of this Agreement by the Stockholder nor the performance by the Stockholder of the Stockholder’s obligations under this Agreement nor compliance by the Stockholder with any of the provisions hereof shall (x) result in the creation of an encumbrance on any of the Securities or (y) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Securities, except in the case of (x) or (y) for violations, breaches or defaults that would not in the aggregate materially impair the ability of the Stockholder to perform its obligations hereunder.

(d)    As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder’s and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby in a timely manner.

(e)    The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

4.    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Company may assign all or any of its rights and obligations hereunder to any Affiliate of the Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

5.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time, (b) such date and time on which the Merger Agreement is terminated in accordance with its terms, (c) the Parent Board effecting a Parent Board Recommendation Change pursuant to Section 4.07 of the Merger Agreement, or (d) the mutual written agreement of the parties to terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 5, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that no such termination will relieve any party hereto from any liability for any willful, knowing and material breach of this Agreement occurring prior to such termination.

6.    Stockholder Capacity. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that (a) the Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record and/or beneficial owner of Parent Common Stock and not in the Stockholder’s capacity as a director, officer or employee of Parent or Merger Sub (as applicable) or in any other capacity and (b) nothing in this Agreement is intended to limit or restrict the Stockholder from taking any action or inaction or voting in favor in the Stockholder’s sole discretion on any matter in his or her capacity as a director of Parent or Merger Sub, including, for the avoidance of doubt, taking any action permitted by Section 4.07 of the Merger Agreement, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

7.     Company. Nothing herein shall be construed to limit or affect any action or inaction by (a) the Company in accordance with the terms of the Merger Agreement or (b) any Affiliate, officer, director or direct or indirect equity holder of the Company acting in his or her capacity as a director or officer of the Company; provided, however, that this Section 7 shall not relieve any such Person from any liability or obligation that he, she or it may have independently of this Agreement or as a consequence of any action or inaction by such Person.

8.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to the Stockholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or Merger Sub or exercise any power or authority to direct the Stockholder in the voting of any of the Securities, except as otherwise provided herein.

9.     General Provisions.

(a)    Except as otherwise set forth in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the transactions contemplated hereby are consummated.

(b)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in a writing that refers to this Agreement and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(c)    Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) mailed by registered or certified first-class mail, prepaid with return receipt requested, (iii) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (iv) delivered by facsimile or email which is confirmed in writing by sending a copy of such facsimile or email to the recipient thereof pursuant to clause (i) or (iii) above:

If to the Company:

Essentialis, Inc.

7915 Corte Cardo,

Carlsbad, CA 92009

Attention: Neil M. Cowen

Email: nmcowen@essentialistherapeutics.com

With a required copy to (which shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attention: Mike Kagnoff

Email: michael.kagnoff@dlapiper.com

Fax: (858) 638-5122

If to the Stockholder:

At the address and facsimile number and email address set forth set forth in Exhibit A hereto;

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

(d)    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or electronic transmission shall be binding for all purposes hereof.

(f)    This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(g)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

(h)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and proper venue of the Court of Chancery of the State of Delaware, and each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

(i)    If any provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable by any rule of law or public policy, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

(j)    Each of the parties acknowledges that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law or damages, each party, respectively, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available in order to enforce the terms hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CAPNIA, INC.

By:
	Name:	Anish Bhatnagar
	Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ESSENTIALIS, INC.

By:
	Name:	Neil Cowen
	Title:	President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STOCKHOLDER

By:
Name:
Title:

[Signature Page to Voting Agreement]

EXHIBIT E

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

COMPANY E MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

ESSENTIALIS, INC.

(a Delaware corporation)

[●], 2016

* * * * * * * * * *

In accordance with the provisions of Section 251 of the

General Corporation Law of the State of Delaware

* * * * * * * * * *

Essentialis, Inc., a Delaware corporation (the “Corporation”), desiring to merge Company E Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST: The name and state of incorporation of each constituent corporation of the merger (the “Merger”) are as follows: (i) Essentialis, Inc., a Delaware corporation, and (ii) Company E Merger Sub, Inc., a Delaware corporation.

SECOND: An Agreement and Plan of Merger, dated as of December 22, 2016 (the “Merger Agreement”), by and among the Corporation, Merger Sub, Capnia, Inc., a Delaware corporation and owner of Merger Sub, and Stockholders Representative (as defined in the Merger Agreement), has been approved, adopted, certified, executed and acknowledged by each constituent corporation, in accordance with the requirements of Sections 228 and 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation of the Merger is Essentialis, Inc. (the “Surviving Corporation”).

FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall constitute the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, 1235 Radio Road, Suite 110, Redwood City, CA 94065, and a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of any constituent corporation.

SIXTH: The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer as of the date first written above.

ESSENTIALIS, INC.,

a Delaware corporation

By:
Name:	Neil Cowen
Title:	President and Chief Scientific Officer

[Signature Page to Certificate of Merger]

EXHIBIT F

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

To accompany certificates of the following capital stock of Essentialis, Inc.: (i) common stock, $0.0001 par value per share (the “Common Stock”), (ii) Series A preferred stock, $0.0001 per share (the “Series A Preferred Stock”), and (iii) Series B preferred stock, $0.0001 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”).

Our records indicate that you are currently a stockholder of Essentialis, Inc., a Delaware corporation, and you are entitled to receive merger consideration pursuant to the Agreement and Plan of Merger, dated as of December 22, 2016 (the “Merger Agreement”), by and among Capnia, Inc. (“Capnia”), Company E Merger Sub, Inc., Essentialis, Inc. and Stockholders Representative (as defined in the Merger Agreement). In order to receive the merger consideration that you are entitled to receive under the Merger Agreement (the “Merger Consideration”), you MUST return your certificates for your shares of Essentialis, Inc. Common Stock and/or Preferred Stock, as applicable, and execute this Letter of Transmittal.

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for shares of Common Stock and/or Preferred Stock, as applicable, for exchange, in each case in accordance with the terms of the Merger Agreement. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) a certificate representing the applicable shares of Capnia, Inc. common stock, par value $0.001 per share (“Capnia Common Stock”) the undersigned is entitled to receive pursuant to the Merger Agreement and a check representing a cash payment in lieu of any fractional shares. All references in this Letter of Transmittal to certificates representing shares of Capnia Common Stock shall be deemed to mean shares of Capnia Common Stock in non-certificated book-entry form (as a substitution for such certificates).

Method of delivery of the certificate(s) is at the option and risk of the owner thereof. See Instruction 1.

Mail or deliver this Letter of Transmittal, or a facsimile, together with the certificate(s) representing your shares, to:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317

Pursuant to the Merger Agreement, the undersigned encloses herewith and surrenders the following certificate(s) representing shares of Essentialis, Inc. stock:

Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections	DESCRIPTION OF SHARES SURRENDERED (Please fill in. Attach separate schedule if needed)

	Certificate No(s)	Number of Shares

TOTAL SHARES

☐ Check this box if your certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 5.
SPECIAL PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS

Complete ONLY if the check is to be issued in a name which differs from the name on the surrendered certificate(s). Issue to:

Name:

Address:

(Please also complete Substitute Form W-9 on the reverse AND see instructions regarding signature guarantee. See Instructions 3, 4, 6 and 7)

Complete ONLY if check is to be mailed to some address other than the address reflected above. See Instructions 4. Mail to: Name: Address:

YOU MUST SIGN IN THE BOX BELOW AND FILL OUT AND SIGN THE SUBSTITUTE FORM W-9 ATTACHED HERETO
SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 3.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 2, 3 and 7.

Registered Holder

Registered Holder

Title, if any

Date:

Phone No.:

Unless the shares are tendered by the registered holder(s) of the common stock, or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution. See Instruction 3.

—

Authorized Signature

–

Name of Firm

Address of Firm - Please Print

INSTRUCTIONS FOR SURRENDERING CERTIFICATES

(Please read carefully the instructions below)

1.    Method of Delivery: Your old certificate(s) and the Letter of Transmittal must be sent or delivered to American Stock Transfer & Trust Company (the “Exchange Agent”). Do not send your certificates to Essentialis, Inc or Capnia, Inc. The method of delivery of certificates to be surrendered to the Exchange Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. If you submit this Letter of Transmittal by facsimile, you must also send or deliver your certificate(s) in order to receive payment. If the certificate(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested.

2.    Payment in the Same Name: If the stock certificate and check for cash in lieu of fractional shares (if applicable) are issued in the same name as the surrendered certificate is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered. Do not sign the stock certificate(s). Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Payment Instructions” or are for the account of an Eligible Institution. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

3.    Payment in Different Name: If the section entitled “Special Payment Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution. If the surrendered certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made to a person other than the signer of this Letter of Transmittal, or if the payment is to be made to a person other than the registered owner(s), then the surrendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4.    Special Payment and Delivery Instructions: Indicate the name in which and address to which the stock certificate and check for cash in lieu of fractional shares (if applicable) are to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. If Special Payment Instructions have been completed, a Substitute Form W-9 must also be completed for the person named therein, and that person will be considered the record owner.

5.    Letter of Transmittal Required; Surrender of Certificate(s; Lost Certificate(s): You will not receive your stock certificate and check for cash in lieu of fractional shares (if applicable) unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the certificate(s) evidencing your shares and any required accompanying evidences of authority. If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange Agent for instructions at (877) 248-6417 or (718) 921-8317 prior to submitting your certificates for exchange. Any Essentialis, Inc. stockholder who has lost certificates should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost certificates. Such arrangements should be made with Exchange Agent.

6.    Substitute Form W-9: Under the federal income tax law, a non-exempt stockholder is required to provide the Exchange Agent with such stockholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Substitute Form W-9. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 guidelines for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering stockholder to 28% backup withholding on the payment of any cash. The surrendering stockholder must check the box in Part 4 if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If a TIN has been applied for and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent will withhold 28% on all payments to such surrendering stockholders of any cash consideration due for their former shares. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional details on what Taxpayer Identification Number to give the Exchange Agent. Foreign persons should provide a properly completed Form W-8BEN, or successor form, to the Exchange Agent in order to establish their exemption from backup withholder. Form W-8BEN is available from the Internal Revenue Service website, www.irs.gov.

7.    Stock Transfer Taxes. If payment is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

8.    Milestone Consideration: Please be advised that to the extent Milestone Consideration is payable in shares of Capnia, Inc. stock, a stock certificate representing those shares will be registered in the name of the person signing this Letter of Transmittal and delivered to the address of record on file with the Exchange Agent. Please be further advised that any Milestone Consideration payable in cash will be delivered via check to the address of record on file with the Exchange Agent. If you would like to request that any Milestone Consideration be delivered either to a different address or (in the case of Milestone Consideration payable in cash) via a different payment method (e.g. wire), you must provide the Stockholders’ Representative revised payment instructions (including any updates or corrections to the information previously provided in your completed Letter of Transmittal) not less than five Business Days in following receipt of Notice of Milestone Achievement from the Stockholders Representative.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the Exchange Agent and Capnia, Inc. and such determination shall be final and binding. Exchange Agent and the Company reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

The Substitute Form W-9 BELOW must be completed and signed if you are a U.S. person (including a U.S. resident alien). PLEASE PROVIDE YOUR SOCIAL SECURITY NUMBER OR OTHER TAXPAYER IDENTIFICATION NUMBER (“TIN”) AND CERTIFY THAT YOU ARE NOT SUBJECT TO BACKUP WITHHOLDING.

PAYER’S NAME:    American Stock Transfer & Trust Company, LLC

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service	Part 1 — PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	Social Security Number OR Employer Identification Number
Part 2 — FOR PAYEES EXEMPT FROM BACKUP WITHHOLDING (See Page 2 of enclosed Guidelines)

Payer’s Request for Taxpayer Identification Number (TIN) and Certification

Part 3—Certification Under Penalties of Perjury, I certify that:

(1)    The number shown on this form is my current taxpayer identification  number (or I am waiting for a number to be issued to me),

(2)    I am not subject to backup withholding either because I have not been  notified by the Internal Revenue Service (the “IRS”) that I am subject to  backup withholding as a result of failure to report all interest or dividends,    or the IRS has notified me that I am no longer subject to backup  withholding and

(3)    I am a U.S. person (including a U.S. resident alien).

(4)    The FATCA code(s) entered on this form (if any) indicating that I am  exempt from FATCA reporting is correct.

Part 4— Awaiting TIN ☐

Certification instructions — You must cross out item (2) in Part 3 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you are subject to backup withholding you receive another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2).

SIGNATURE                                                                                            DATE

NAME

ADDRESS

CITY                                                                   STATE                          ZIP CODE

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU

CHECK THE BOX IN PART 4 OF SUBSTITUTE FORM W-9

PAYER’S NAME: American Stock Transfer & Trust Company, LLC

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify, under penalties of perjury, that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number before payment is made, a portion of such reportable payment will be withheld.

Signature	Date

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENT MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

IMPORTANT TAX INFORMATION

Under current U.S. federal income tax law, a Stockholder who tenders Essentialis, Inc. stock certificates that are accepted for exchange may be subject to backup withholding. In order to avoid such backup withholding, the Stockholder must provide the Exchange Agent with such Stockholder’s correct taxpayer identification number and certify that such Stockholder is not subject to such backup withholding by completing the Substitute Form W-9 provided herewith. In general, if a Stockholder is an individual, the taxpayer identification number is the Social Security number of such individual. If the Exchange Agent is not provided with the correct taxpayer identification number, the Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if the Essentialis, Inc. stock certificates are held in more than one name), consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Certain Stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Exchange Agent that a foreign individual qualifies as an exempt recipient, such Stockholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status, on a properly completed Form W-8BEN, or successor form. Such statements can be obtained from the Exchange Agent.

Failure to complete the Substitute Form W-9 will not, by itself, cause the Essentialis, Inc. stock certificates to be deemed invalidly tendered, but may require the Exchange Agent to withhold a portion of the amount of any payments made pursuant to the merger. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

NOTE: FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer — Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:			Give the SOCIAL SECURITY number of —	For this type of account:		Give the EMPLOYER IDENTIFICATION number of —

1.	An individual’s account		The individual	8.	Sole proprietorship account	The owner(4)

2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, the first individual on the account(1)	9.	A valid trust, estate or pension trust	The legal entity(5)

3.	Husband and wife (joint account)		The actual owner of the account or, if joint funds, the first individual on the account (1)	10.	Corporate account	The corporation

4.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor(2)	11.	Religious, charitable, or educational organization account	The organization

5.	Adult and minor (joint account)		The adult or, if the minor is the only contributor, the minor(1)	12.	Partnership account held in the name of the business	The partnership

6.	Account in the name of guardian or committee for a designated ward, minor, or incompetent person		The ward, minor, or incompetent person(3)	13.	Association, club, or other tax-exempt organization	The organization

7.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	14.	A broker or registered nominee	The broker or nominee

	b.	So-called trust account that is not a legal or valid trust under state law	The actual owner(1)	15.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.
(4)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).
(5)	List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number or if you do not know your number, obtain Form SS-5, Application for Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number. Section references in these guidelines refer to sections under the Internal Revenue Code of 1986, as amended.

Payees specifically exempted from backup withholding include:

•	An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).

•	The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or wholly-owned agency or instrumentality of any one or more of the foregoing.

•	An international organization or any agency or instrumentality thereof.

•	A foreign government or any political subdivision, agency or instrumentality thereof.

Payees that may be exempt from backup withholding include:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the United States, the District of Colombia, or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940, as amended.

•	A middleman known in the investment community as a nominee or custodian.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A foreign central bank of issue.

•	A trust exempt from tax under Section 664 or described in Section 4947.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441.

•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.

•	Payments of patronage dividends where the amount received is not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt-interest dividends under Section 852).

•	Payments described in Section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under Section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” IN PART 2 OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Certain payments other than interest, dividends, and patronage dividends, which are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Sections 6041,6041A, 6045, 6050A and 6050N.

Privacy Act Notice. — Section 6109 requires most recipients of dividend, interest, or certain other income to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce Federal nontax criminal laws and to combat terrorism. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold a portion of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number. — If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

(2) Civil Penalty for False Information With Respect to Withholding. — If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information. — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4) Misuse of Taxpayer Identification Numbers.—If the requester discloses or uses taxpayer identification numbers in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.